                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

================================================================================

                             UNIT PURCHASE AGREEMENT

                                  BY AND AMONG

                          VESTAR/AGRILINK HOLDINGS LLC,
                      a Delaware limited liability company,

                              AGRILINK FOODS, INC.,
                             a New York corporation,

                                       and

                           PRO-FAC COOPERATIVE, INC.,
                             a New York corporation

================================================================================

                                  June 20, 2002

                                TABLE OF CONTENTS

Article I Reorganization; Unit Purchase; Closing; Deliveries.................................................2
         1.1      Reorganization Transactions................................................................2
         1.2      Unit Purchase; Issuance of Warrants........................................................2
         1.3      The Closing................................................................................2
         1.4      Other Purchasers...........................................................................3

Article II Representations and Warranties of the Company and Pro-Fac.........................................4
         2.1      Organization and Company Power.............................................................4
         2.2      Capitalization.............................................................................4
         2.3      Subsidiaries; Investments..................................................................5
         2.4      Authorization; No Breach...................................................................6
         2.5      Governmental Authorization.................................................................6
         2.6      Financial Statements.......................................................................7
         2.7      SEC Filings................................................................................7
         2.8      Absence of Undisclosed Liabilities.........................................................7
         2.9      Accounts Receivable; Inventory.............................................................8
         2.10     Absence of Certain Developments............................................................8
         2.11     Assets....................................................................................11
         2.12     Tax Matters...............................................................................11
         2.13     Contracts and Commitments.................................................................13
         2.14     Intellectual Property Rights..............................................................16
         2.15     Litigation................................................................................17
         2.16     Brokerage.................................................................................18
         2.17     Insurance.................................................................................18
         2.18     Labor Matters.............................................................................19
         2.19     ERISA.....................................................................................19
         2.20     Compliance with Laws; Permits.............................................................21
         2.21     Specific Compliance with FDA, USDA and Other Food Regulations.............................22
         2.22     Environmental and Safety Matters..........................................................23
         2.23     Affiliate Transactions....................................................................24
         2.24     Suppliers and Customers...................................................................25
         2.25     Real Property.............................................................................25
         2.26     Personal Property.........................................................................26
         2.27     Product Recalls...........................................................................26
         2.28     Intercompany Payments.....................................................................26
         2.29     Prohibited Payments.......................................................................27
         2.30     Closing Date..............................................................................27
         2.31     Disclosure................................................................................27

Article III Representations and Warranties of Pro-Fac.......................................................27
         3.1      Power and Authority.......................................................................27
         3.2      Authorization; No Breach..................................................................27
         3.3      Brokerage.................................................................................28
         3.4      Litigation, etc...........................................................................28
         3.5      Closing Date..............................................................................28

Article IV Representations and Warranties of Buyer..........................................................28
         4.1      Organization, Company Power and Authority.................................................28
         4.2      Authorization; No Breach..................................................................29
         4.3      Investment Representations................................................................29
         4.4      No Public Market..........................................................................30
         4.5      Brokerage.................................................................................30
         4.6      Litigation................................................................................30
         4.7      Commitment Letter.........................................................................31
         4.8      Closing Date..............................................................................31

Article V Covenants Relating to Conduct of Business.........................................................31
         5.1      Ordinary Course...........................................................................31
         5.2      Dividends; Changes in Share Capital.......................................................31
         5.3      Issuance of Securities....................................................................31
         5.4      Other Specified Actions...................................................................32
         5.5      Insurance.................................................................................33
         5.6      Benefit Plans.............................................................................33

Article VI Additional Covenants.............................................................................34
         6.1      Advice of Changes.........................................................................34
         6.2      Government Filings........................................................................34
         6.3      Bondholder Consent Solicitation...........................................................35
         6.4      Solicitation Materials....................................................................35
         6.5      Pro-Fac Shareholders/Members Meeting; Preparation of Information Statement................35
         6.6      Access to Information.....................................................................36
         6.7      Confidentiality...........................................................................36
         6.8      Approvals and Consents; Cooperation.......................................................37
         6.9      Non-Solicitation..........................................................................38
         6.10     Public Announcements......................................................................39
         6.11     Further Assurances........................................................................40
         6.12     Disposition of Litigation.................................................................40
         6.13     Financing.................................................................................40
         6.14     Real Estate Matters.......................................................................41
         6.15     Cessation of Use of "Agrilink" Name and of Company Intellectual Property Rights...........42
         6.16     Reorganization Transactions...............................................................42
         6.17     Holdings LLC Agreement....................................................................42
         6.18     Issuance of Units.........................................................................42
         6.19     Amended Bylaws............................................................................42
         6.20     Amended Certificate.......................................................................42
         6.21     Preparation of certain Organizational Documents...........................................42
         6.22     Management Services Agreement.............................................................43
         6.23     Securityholders Agreement.................................................................43
         6.24     Amended and Restated Marketing and Facilitation Agreement and Termination Agreement.......43
         6.25     Transition Services Agreement.............................................................43
         6.26     Equity Value Plan.........................................................................43
         6.27     AgriFrozen Litigation Expenses............................................................43

         6.28     Directors and Officers Liability Insurance................................................44
         6.29     Environmental Expenses, Expenditures and Liabilities......................................44
         6.30     Knouse Agreement..........................................................................44
         6.31     Pro-Fac Loan Facility.....................................................................45
         6.32     Non-Solicitation of Employees.............................................................45
         6.33     Evaluating LLC Structure..................................................................45

Article VII Closing Conditions..............................................................................46
         7.1      Conditions to Buyer's Obligations.........................................................46
         7.2      Conditions to the Company's and Pro-Fac's Obligations.....................................49

Article VIII Termination....................................................................................51
         8.1      Termination...............................................................................51
         8.2      Procedure and Effect of Termination.......................................................52

Article IX Tax Matters......................................................................................53
         9.1      Tax Indemnification.......................................................................53
         9.2      Straddle Period...........................................................................53
         9.3      Responsibility for Filing Tax Returns for Periods through Closing Date....................54
         9.4      Cooperation on Tax Matters................................................................54
         9.5      Tax Sharing Agreements....................................................................55
         9.6      Certain Taxes and Fees....................................................................55
         9.7      Audits....................................................................................55
         9.8      Carrybacks................................................................................55
         9.9      Retention of Carryovers...................................................................55
         9.10     Survival..................................................................................56

Article X Indemnification...................................................................................56
         10.1     Indemnification...........................................................................56
         10.2     Further Limitations.......................................................................59
         10.3     Funding Mechanism.........................................................................60
         10.4     Exclusive Remedy..........................................................................60
         10.5     Effect of Indemnification Payments........................................................60

Article XI Definitions......................................................................................61

Article XII Miscellaneous...................................................................................72
         12.1     Fees and Expenses.........................................................................72
         12.2     Remedies..................................................................................73
         12.3     Release and Waiver........................................................................73
         12.4     Consent to Amendments; Waivers............................................................73
         12.5     Successors and Assigns....................................................................74
         12.6     Severability..............................................................................74
         12.7     Counterparts..............................................................................74
         12.8     Descriptive Headings; Interpretation......................................................74
         12.9     Entire Agreement..........................................................................74
         12.10    No Third-Party Beneficiaries..............................................................75
         12.11    Schedules and Exhibits....................................................................75
         12.12    Certain Matters and Payments..............................................................75

         12.13    Governing Law.............................................................................76
         12.14    Waiver of Jury Trial......................................................................76
         12.15    Jurisdiction..............................................................................76
         12.16    Notices ..................................................................................76
         12.17    No Strict Construction....................................................................78

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A  -  Terms of Agrilink Holdings LLC Limited Liability Company Agreement
Exhibit B  -  Terms of Management Equity Participation
Exhibit C  -  Financing Commitment Letter
Exhibit D  -  Equity Commitment Letter
Exhibit E  -  Financeable Leaseholds
Exhibit F  -  Management Services Agreement
Exhibit G  -  Securityholders Agreement
Exhibit H  -  Amendment and Restated Marketing and Facilitation Agreement
Exhibit I  -  Termination Agreement
Exhibit J  -  Transition Services Agreement
Exhibit K  -  Terms of Pro-Fac Loan Facility
Exhibit L  -  Evaluating LLC Structure
Exhibit M  -  Seneca Sideletter Agreement
Exhibit N  -  Dean Sideletter Agreement
Exhibit O  -  Terms of Harris Beach LLP Legal Opinion

Schedules

Schedule 2.1(a)    -   Organization and Corporate Power
Schedule 2.2(a)    -   Capitalization
Schedule 2.3       -   Subsidiaries and Investments
Schedule 2.4       -   Company Consents et al.
Schedule 2.6       -   Financial Statements
Schedule 2.8(a)    -   Liabilities
Schedule 2.8(b)    -   Pro-Fac Liabilities
Schedule 2.9       -   Inventory
Schedule 2.10      -   Developments
Schedule 2.11      -   Assets
Schedule 2.12      -   Tax Matters
Schedule 2.13(a)   -   Material Contracts
Schedule 2.13(e)   -   Third Party Beneficiaries
Schedule 2.14(a)   -   Intellectual Property Rights
Schedule 2.14(b)   -   Ownership of Intellectual Property Rights
Schedule 2.14(c)   -   Claims with respect to Intellectual Property Rights
Schedule 2.15(a)   -   Company Litigation
Schedule 2.15(b)   -   Settlements
Schedule 2.15(c)   -   AgriFrozen/AgriPac related Claims
Schedule 2.16      -   Brokerage
Schedule 2.17      -   Insurance
Schedule 2.18      -   Labor Matters
Schedule 2.19(a)   -   Employee Benefit Plans
Schedule 2.19(b)   -   ERISA Liabilities
Schedule 2.19(f)   -   Medical, Life and Welfare Benefits
Schedule 2.19(i)   -   Change of Control Agreements

Schedule 2.20(a)   -  Compliance with Laws
Schedule 2.20(b)   -  Permits, Licenses, Certificates, Accreditations et al.
Schedule 2.21      -  Compliance with Food Regulations
Schedule 2.22      -  Environmental and Safety Matters
Schedule 2.23      -  Affiliate Transactions
Schedule 2.24      -  Suppliers and Customers
Schedule 2.25(a)   -  Owner Property
Schedule 2.25(b)   -  Leases
Schedule 2.27      -  Product Recalls
Schedule 2.28      -  Intercompany Payments
Schedule 3.2       -  Pro-Fac Consents et al.
Schedule 3.3       -  Brokerage
Schedule 3.4       -  Pro-Fac Litigation
Schedule 5.4(ii)   -  Loans or Advances to Pro-Fac
Schedule 5.4(iii)  -  Other Payments to Pro-Fac
Schedule 6.32      -  Non-Solicitation Exceptions
Schedule 9.4       -  Order of Events
Schedule 11.1      -  List of Executives
Schedule 11.2      -  Known Environmental Liabilities
Schedule 11.3      -  Retained Equity Value Plan Liabilities

                             UNIT PURCHASE AGREEMENT

     THIS UNIT PURCHASE AGREEMENT (this "Agreement"), dated as of June 20, 2002, is by and among Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Buyer"), Agrilink Foods, Inc., a New York corporation (the "Company"), and Pro-Fac Cooperative, Inc., a New York cooperative corporation ("Pro-Fac"). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article XI below.

     WHEREAS, Pro-Fac owns 10,000 shares of the Company's common stock, par value $.01 per share (the "Company Common Stock").

     WHEREAS, the parties hereto desire to form and capitalize a new limited liability company under the laws of the State of Delaware, to be named Agrilink Holdings LLC ("Holdings LLC") pursuant to the Agrilink Holdings LLC Limited Liability Company Agreement on the terms attached hereto as Exhibit A and other customary provisions (the "Holdings LLC Agreement").

     WHEREAS, subject to the terms and conditions of this Agreement, Buyer, or its assigns, will purchase from Holdings LLC (i) newly issued Class A Common Units of Holdings LLC having the rights and preferences and terms and conditions set forth on Exhibit A attached hereto (the "Common Purchase Units"), representing 49% of Holdings LLC's fully diluted common equity ownership (prior to dilution by Executives' equity ownership) in consideration for $37,500,000 (the "Common Unit Purchase Price"), and (ii) newly issued Preferred Units of Holdings LLC having the rights and preferences and terms and conditions set forth on Exhibit A attached hereto (the "Preferred Purchase Units", and together with the Common Purchase Units, the "Purchase Units") in consideration for $137,500,000 (the "Preferred Unit Purchase Price", and together with the Common Unit Purchase Price, the "Purchase Price"), (such purchases, the "Unit Purchase").

     WHEREAS, Holdings LLC will issue to Buyer warrants exercisable into Class A Common Units, representing 9% of Holdings LLC's fully diluted common equity ownership (prior to dilution by Executives' equity ownership) (the "Warrants").

     WHEREAS, subject to the terms and conditions of this Agreement, Pro-Fac will contribute to the capital of Holdings LLC all of the issued and outstanding shares of Company Common Stock, representing 100% of the issued and outstanding capital stock of the Company, in exchange for newly issued Class B Common Units of Holdings LLC having the rights and preferences and terms and conditions set forth on Exhibit A attached hereto (the "Pro-Fac Common Units"), representing 42% of Holdings LLC's fully diluted common equity ownership (prior to dilution by Executives' equity ownership).

     WHEREAS, the parties and the Executives intend to effect arrangements on the terms set forth on Exhibit B attached hereto which would enable the Executives to participate in the equity of Holdings LLC following the Closing.

     WHEREAS, Buyer has proposed, and the Company and Pro-Fac have agreed, that the Company shall arrange through a lender or lenders to be selected by Buyer (the "Lender") to enter into a new credit facility or other form or forms of debt financing the proceeds of which, together with the Purchase Price, will be used to repay the Company's existing senior credit facility (the "Existing Financing") with Harris Trust and Savings Bank, as administrative agent, and Bank of Montreal, Chicago Bank, as syndication agent (collectively with the other lenders under the Existing Financing, the "Existing Banks"), to provide for the working capital needs of the Company and to provide funds necessary to consummate the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    Article I
               Reorganization; Unit Purchase; Closing; Deliveries

          1.1 Reorganization Transactions.

          (a) Formation of Holdings LLC. Pro-Fac shall form Holdings LLC pursuant to the laws of the State of Delaware and to the Holdings LLC Agreement.

          (b) Formation of Holdings Inc. Pro-Fac shall cause Holdings LLC to, and Holdings LLC shall, form a new corporation under the laws of the State of Delaware to be named Agrilink Holdings Inc. ("Holdings Inc.") having (i) a certificate of incorporation, and (ii) bylaws in forms provided by Buyer that are consistent with the transactions contemplated hereby.

          (c) Contribution of Company Common Stock to Holdings LLC. Subject to the terms and conditions of this Agreement, Pro-Fac shall contribute to the capital of Holdings LLC all of the issued and outstanding shares of Company Common Stock in exchange for the Pro-Fac Common Units.

          (d) Contribution of Company Common Stock to Holdings Inc. Subject to the terms and conditions of this Agreement, Pro-Fac shall cause Holdings LLC, and Holdings LLC shall, contribute to the capital of Holdings Inc. all of the issued and outstanding shares of Company Common Stock.

          1.2 Unit Purchase; Issuance of Warrants. Subject to the terms and conditions of this Agreement, including Section 1.4 below, at the Closing, Holdings LLC shall issue to Buyer (i) the Purchase Units in exchange for the Purchase Price, and (ii) the Warrants.

          1.3 The Closing.

          (a) Time and Place of Closing. The consummation of the Unit Purchase and the issuance of the Warrants and the transactions relating thereto (collectively, the "Closing") will take place at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, commencing at 10:00 a.m. local time two business days following the date on which the conditions to Closing set forth in Article VII below (other than the conditions which are, by their terms, to be satisfied at Closing) have been satisfied or waived in writing by the party entitled to the benefit thereof or such other date and time as agreed by the parties. The date and time of the Closing is referred to as the "Closing Date".

          (b) Deliveries and Proceedings at the Closing. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VII below:

               (i) Deliveries by Pro-Fac. Pro-Fac shall deliver to Buyer evidence of (i) the consummation of the transactions contemplated by
     Section 1.1, and (ii) Buyer's ownership of the Purchase Units and the Warrants.

               (ii) Deliveries by Buyer. Buyer (or its assigns) shall pay to Holdings LLC the Purchase Price by wire transfer of immediately available funds to one or more accounts as designated by Holdings LLC, such account or accounts to be designated by written notice to Buyer not less than two business days prior to the Closing.

               (iii) Other Deliveries. The closing certificates, opinion of counsel and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged.

          1.4 Other Purchasers. Pro-Fac, the Company and Buyer acknowledge that subsequent to the date hereof, Holdings LLC may offer to certain member growers of Pro-Fac (the "Other Accredited Investors") an opportunity to purchase through an investment vehicle, formed as a limited liability company under the Laws of Delaware, with Pro-Fac as the managing member ("Investment LLC") on the same economic terms and conditions and in the same relative proportions as contemplated by this Agreement for Buyer, up to $25,000,000 of Class B Common Units, Preferred Units and warrants exercisable into Class B Common Units (the "Offered Securities"). Pro-Fac will be responsible for obtaining subscriptions from the Other Accredited Investors for the Offered Securities, which subscriptions shall be received on or prior to the date that is the later of (x) 30 days following the date hereof, and (y) the day following the day on which the last of the special meetings of Pro-Fac's shareholders/members contemplated by Section 6.5 is held, together with any payment or a valid, irrevocable right of set off for the benefit of the Company against amounts owed by the Company to Pro-Fac that Pro-Fac owes to such Persons which are payable to such Persons on or prior to Closing for the full subscription price. In the event that Other Accredited Investors timely execute and deliver subscriptions together with payment or a valid, irrevocable right of set off as contemplated above, Pro-Fac will form the Investment LLC, the units of which will be issued to the Other Accredited Investors that will represent an interest in the underlying Offered Securities. The aggregate proceeds to be received by Holdings LLC from the Other Accredited Investors will reduce Buyer's obligation to purchase the Purchase Units and the Warrants on a dollar-by-dollar basis and shall ratably reduce the number of Purchase Units and Warrants sold to Buyer and the proceeds thereof shall be contributed to the Company and the Company will receive the benefit of any such set off. The purchase of the Offered Securities, if any, shall close simultaneously with the Unit Purchase.

                                   Article II
            Representations and Warranties of the Company and Pro-Fac

          As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and Pro-Fac, on a joint and several basis, hereby represent and warrant to Buyer as follows:

     Except as set forth in the Company Disclosure Schedules delivered by the Company to Buyer at or prior to the execution and delivery of this Agreement (the "Company Disclosure Schedules"):

          2.1 Organization and Company Power.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is licensed or qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so licensed or qualified except where the failure to be so qualified is not, and will not be, individually or in the aggregate materially adverse to the Company's or any of its Subsidiaries' business, which such jurisdictions are set forth on Schedule 2.1(a) attached hereto. The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as now conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement. The copies of the Company's charter documents and bylaws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are true, complete and correct. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors) of the Company are true, complete and correct. The stock certificate ledger and the stock record books of the Company are true, complete and correct.

          (b) Holdings LLC shall be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and a wholly owned Subsidiary of Pro-Fac. Holdings LLC will not conduct any business prior to the Closing Date, except as contemplated in Article I.

          (c) Holdings Inc. shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a wholly owned Subsidiary of Holdings LLC. Holdings Inc. will not conduct any business prior to the Closing Date, except as contemplated in Article I.

          2.2 Capitalization.

          (a) As of the date hereof, the authorized capital stock of the Company consisted solely of 10,000 shares of Company Common Stock, 10,000 shares of which are issued and outstanding and are held beneficially and of record by Pro-Fac and, except as set forth on Schedule 2.2(a), free and clear of any Liens. Immediately prior to and following the Closing, the authorized capital stock of the Company shall consist of 10,000 shares of Company Common Stock. Except as set forth on Schedule 2.2(a) attached hereto, the Company does not have and will not have immediately following the Closing any outstanding (i) stock or securities convertible, exchangeable or exercisable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock (ii) any stock appreciation rights or phantom stock or similar plans or rights or (iii) bonds, debentures, notes or other Indebtedness of the Company having, or convertible into other securities having, the right to vote on any matters on which shareholders may vote. There are no
(i) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock or (ii) voting trusts, proxies or other agreements among the Company's stockholders with respect to the voting or transfer of the Company's capital stock. Schedule 2.2(a) attached hereto contains a true, complete and correct list of all beneficiaries of the Equity Value Plan setting forth the number of units granted, the time such units were granted, the beginning value of such units and the vesting schedule for such units.

          (b) As of immediately after the Closing, the Pro-Fac Units, the Purchase Units, the equity to be issued to the Executives as contemplated by Exhibit B attached hereto, the Warrants and the Units and warrants issued to the Investment LLC shall constitute all of the issued and outstanding equity and equity equivalents of Holdings LLC. Immediately after the Closing, the Pro-Fac Units, the Purchase Units, the equity to be issued to the Executives as contemplated by Exhibit B attached hereto, the Warrants and the Units and warrants issued to the Investment LLC will be duly authorized, validly issued and fully paid and free and clear of any Liens and will have been issued free and clear of any preemptive or similar rights or any other claim of any third party. Except for the Warrants and the warrants issued to the Investment LLC, Holdings LLC will not have immediately following the Closing any outstanding (i) equity or securities convertible, exchangeable or exercisable for any units of its equity or containing any profit participation features, nor any rights or options to subscribe for or to purchase its equity, (ii) any equity appreciation rights or phantom units or similar plans or rights or (iii) bonds, debentures, notes or other Indebtedness of Holdings LLC having, or convertible into other securities having, the right to vote on any matters on which members may vote. There are no (i) outstanding obligations of Holdings LLC (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity or any warrants, options or other rights to acquire its equity or (ii) voting trusts, proxies or other agreements among Holding LLC's members with respect to the voting or transfer of Holdings LLC's equity, other than the Securityholders Agreement.

          2.3 Subsidiaries; Investments.

          (a) Schedule 2.3 attached hereto lists each Subsidiary of the Company and such Subsidiary's jurisdiction of organization. The Company owns, directly or indirectly, all of the outstanding capital stock (or other ownership interests) of each of its Subsidiaries which, with respect to each such Subsidiary, has been duly authorized and validly issued and is fully paid and, if applicable, non assessable and were not issued in violation of any preemptive right or other contractual obligations. The Company is the beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any and all Liens and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such Subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement. No Subsidiary of the Company owns any capital stock of the Company. Except as disclosed on Schedule 2.3 attached hereto, the Company and its Subsidiaries have no investments (whether through acquisition of an equity interest or otherwise) in any other person, joint venture, business, corporation, partnership, trust or other entity. There are no stockholder agreements, voting trusts, proxies or other agreements or understanding with respect to or concerning the purchase, sale or voting of the capital stock or Stock Rights of any of the Subsidiaries of the Company. No Subsidiary of the Company is in default under or in violation of any provision of its Organizational Documents.

          (b) The Company has the ability (A) to effect any action requiring the approval of the shareholders of any of its Subsidiaries and (B) to designate all of the members of the board of directors of each of its Subsidiaries.

          2.4 Authorization; No Breach. The Company's execution, delivery and performance of this Agreement, the Amended and Restated Marketing and Facilitation Agreement and all other agreements and instruments contemplated hereby to which it is a party have been duly approved and authorized by the Company and by Pro-Fac in its capacity as the Company's sole shareholder. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and all other agreements and instruments contemplated hereby to which the Company is a party, when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity. Except as set forth on Schedule 2.4 attached hereto, the execution and delivery by the Company of this Agreement and all other agreements and instruments contemplated hereby to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the loss of a benefit under or in the creation of any Lien upon the Company's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to, (A) the Organizational Documents of the Company or any of its Subsidiaries, (B) any Law to which the Company is subject, or any order, judgment or decree or (C) any material agreement or instrument to which the Company is subject, except in the case of subclause (B) and (C) above, for any conflict, breach, default, loss, creation, modification, termination, acceleration, violation or requirement that would not be material in any respect.

          2.5 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act");
(b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange

Act") and the rules and regulations promulgated thereunder; (c) state securities or "blue sky" laws; and (d) such other actions, filings, approvals and consents, the failure to make or obtain is not, and will not be, individually or in the aggregate, materially adverse to the Company's or any of its Subsidiaries' business.

          2.6 Financial Statements. Attached as Schedule 2.6 hereto are (a) audited balance sheet and statements of income and cash flow for each of (i) Pro-Fac and its Subsidiaries on a consolidated basis, and (ii) the Company and its Subsidiaries on a consolidated basis, in each case, for each of the fiscal years ended June 26, 1999, June 24, 2000 and June 30, 2001 and (b) unaudited balance sheet and statements of income and cash flow for each of (i) Pro-Fac and its Subsidiaries on a consolidated basis, and (ii) the Company and its Subsidiaries on a consolidated basis, in each case, for the fiscal quarter ended as of March 30, 2002 (collectively, the "Financial Statements"). Except as set forth on the Schedule 2.6 attached hereto, each of the Financial Statements (including in all cases the notes thereto, if any) has been prepared from, and are in accordance with, the books and records of (i) Pro-Fac and its Subsidiaries, and (ii) the Company and its Subsidiaries, as applicable, are true, complete and correct in all material respects, fairly and accurately present the financial condition of Pro-Fac or the Company, as applicable, as of the dates thereof, operating results and cash flows for the periods of (i) Pro-Fac and its Subsidiaries on a consolidated basis, and (ii) the Company and its Subsidiaries on a consolidated basis then ended, as applicable, and have been prepared in accordance with GAAP consistently applied throughout such Financial Statements and the periods covered thereby in accordance with past custom and practice of Pro-Fac or the Company, as applicable; provided, that the unaudited Financial Statements are subject to normal year end adjustments (that are not expected to be material) and the absence of footnote disclosure required by GAAP.

          2.7 SEC Filings.

          (a) Since June 27, 1998, each of Pro-Fac and the Company has timely filed all forms reports, statements, schedules and other documents (the "Company Filings") with the Securities and Exchange Commission (the "SEC") required to be filed by Pro-Fac and the Company, respectively, pursuant to the federal securities laws. As of their respective dates, the Company Filings (i) complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of Pro-Fac and the Company has heretofore made available to Buyer a true, complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Pro-Fac or the Company, respectively, with the SEC pursuant to the Exchange Act.

          2.8 Absence of Undisclosed Liabilities.

          (a) Except as set forth on Schedule 2.8(a) attached hereto and identified as it relates to each such entity, none of Pro-Fac, the Company or any of their respective Subsidiaries has any Liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted) involving more than $100,000 individually, or $1,000,000 in the aggregate, other than (i) liabilities and obligations to the extent disclosed, accrued, reserved for or otherwise specifically reflected on the face of the Most Recent Balance Sheet and/or that are specifically identified and quantified in the notes related thereto, (ii) liabilities and obligations incurred in the ordinary course of Pro-Fac's, the Company's or any of their respective Subsidiaries' business and consistent with past practice since the date of the Most Recent Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of law or environmental liability or clean-up obligation), (iii) contractual liabilities and obligations with respect to executory contracts of Pro-Fac, the Company or any of their respective Subsidiaries not required to be disclosed in financial statements prepared in accordance with GAAP which contracts are listed or not required to be listed on Schedule 2.13 attached hereto, or (iv) obligations of Pro-Fac, the Company or any of their respective Subsidiaries pursuant to leases for real or personal property used in the ordinary course of business.

          (b) Except as set forth on Schedule 2.8(b) attached hereto, neither the Company nor any of its Subsidiaries has any Liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted) directly to, or derivatively by virtue of its relationship with Pro-Fac, Pro-Fac member growers, or former Pro-Fac member growers.

          2.9 Accounts Receivable; Inventory. All notes and accounts receivable of the Company and each of its Subsidiaries as reflected in the Financial Statements are valid notes and account receivables subject to no setoffs or counterclaims, have been prepared from, and are in accordance with the books and records of the Company, have been prepared in accordance with GAAP consistently applied, and arose solely out of bona fide sales and delivery of goods and performance of services. Except as set forth on Schedule 2.9, the inventory shown in the Financial Statements consists and shall consist of a quantity and quality usable and saleable in the ordinary course of business at normal selling prices. All excess, obsolete and other unsaleable inventory to be sold at less than normal selling prices has been identified as of March 30, 2002, is set forth on Schedule 2.9 and does not exceed $15.8 million in inventory value at standard cost. For all inventory on Schedule 2.9 sold or otherwise disposed of at less than standard cost, the aggregate amount by which standard costs exceed net proceeds will not exceed $4.0 million. Total adjustments from physical inventory counts and reconciliations of such counts to the accounting records (including reconciliation of in-transit accounts), for the period beginning December 31, 2001 and ending June 29, 2002 will not result in any write-down to gross inventory values, other than any write-down up to $1.5 million related to in-transit inventory accounts and other than any write-down related to physical inventory counts and reconciliations of such accounts of up to $900,000, in each case, whether or not set forth on Schedule 2.9.

          2.10 Absence of Certain Developments. Since June 30, 2001, there has been no fact, event, circumstance, change, development, effect or occurrence which has had or would reasonably be expected to have a Material Adverse Effect.

          Except as expressly contemplated by this Agreement, or as set forth on
Schedule 2.10 attached hereto, since June 30, 2001, the Company has conducted its business only in the ordinary course of business consistent with past custom and practice, and neither the Company nor any of its Subsidiaries has:

          (a) authorized for issuance, issued, sold, delivered, granted any options, warrants, calls, subscriptions or other rights for, or entered into any other agreement or commitment to issue, sell, deliver or grant, any shares of any class of capital stock of the Company or its Subsidiaries or any securities convertible or exchangeable or exercisable into shares of any class of capital stock of the Company or its Subsidiaries;

          (b) incurred any Indebtedness not disclosed in the Financial Statements (in each case, determined in accordance with GAAP), assumed, guaranteed, endorsed or otherwise accommodated any obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation, or otherwise committed to any similar financial transaction involving more than $100,000 individually, or $1,000,000 in the aggregate;

          (c) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practice;

          (d) declared, set aside or made any payment or distribution of cash or other property with respect to its capital stock or other equity securities or otherwise made any distribution of cash or other property to Pro-Fac of any kind or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

          (e) mortgaged, pledged or encumbered any of its properties or assets or subjected them to any Lien, except Permitted Liens;

          (f) sold, assigned, transferred, leased, licensed or abandoned any of its assets, tangible or intangible (including, without limitation, the Company Intellectual Property Rights) involving more than $100,000 individually, or $1,000,000 in the aggregate, except in the ordinary course of business consistent with past custom and practice, has not consented to enter into any agreement granting a right to sell, lease or otherwise dispose of any such asset, or made any commitment, or entered into any transaction, contract or agreement relating to the Company's or any of its Subsidiaries' respective assets or businesses (including the acquisition or disposition of any assets) or relinquished any material contract or other material right of the Company or any of its Subsidiaries, other than, in each case, in the ordinary course of business in accordance with their respective past custom and practice;

          (g) made or granted any bonus or any wage or salary increase or committed, orally or in writing, to any such increase to any employee or group of employees (other than bonuses and wage increases in the ordinary course of business consistent with past custom and practice) or made or granted any material increase or committed, orally or in writing, to any such increase in any employee benefit plan or arrangement, or amended or terminated in any material respect any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or entered into, terminated or modified in any material respect any collective bargaining agreement or relationship;

          (h) made capital expenditures or commitments therefor in excess of $100,000 individually, or $1,000,000 in the aggregate;

          (i) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons (other than advances to employees in the ordinary course of business consistent with past custom and practice) or formed any Subsidiary;

          (j) suffered any damage, destruction or casualty loss exceeding $1,000,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

          (k) made any change in its cash management practices or in any method of accounting or accounting policies, made any write-down in the value of its inventory that is material or out of the ordinary course of business consistent with past custom and practice or made any write-off of any accounts receivables that is material or out of the ordinary course of business consistent with past custom and practice;

          (l) other than compensation paid in the ordinary course of business, consistent with past practice, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement with any officer, director, shareholder or other Affiliate of the Company with a value, individually or in the aggregate, in excess of $100,000;

          (m) amended its charter, bylaws or other Organizational Documents;

          (n) waived any material benefits of, or agreed to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any of its Subsidiaries is a party;

          (o) been involved in any labor dispute, other than routine non-material grievances, or experienced any activity, union organizing or decertification, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (p) implemented any employee layoffs that could implicate the WARN
Act;

          (q) entered into any new line of business;

          (r) disposed of (by sale, license, forfeiture or otherwise), or failed to keep in effect any material right in, to or for the use of or any registration or application for, any Intellectual Property Right that is either individually or in the aggregate material to the business of the Company as currently conducted or proposed to be conducted;

          (s) entered into any acquisition or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

          (t) entered into any material settlement, conciliation or similar agreement;

          (u) cancelled or waived (i) any right material to the operation of the business of the Company, or (ii) any debts or claims against any Affiliate of the Company; or

          (v) agreed, whether orally or in writing, to do any of the foregoing or agreed to take any action, that if taken prior to the date of this Agreement would have made any representation or warranty in this Article II untrue or incorrect.

          2.11 Assets. Except as set forth on Schedule 2.11 attached hereto, the Company has good and valid title to, or a valid leasehold interest in, the material properties and assets, tangible or intangible, shown on the Most Recent Balance Sheet or acquired thereafter, free and clear of all Liens, except for
(a) properties and assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet and (b) Permitted Liens. The Company owns, has a valid leasehold interest in, or has a valid license to use, all the material assets, properties and rights, whether tangible or intangible, necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

          2.12 Tax Matters.

          (a) Except as set forth on Schedule 2.12 attached hereto:

               (i) the Company and its Subsidiaries have filed all Tax Returns which it is required to file under applicable laws and regulations, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations;

               (ii) the Company and its Subsidiaries have paid all Taxes due and owing by them (whether or not such Taxes are shown or required to be shown on a Tax Return) and have withheld and paid over to the appropriate Taxing Authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party;

               (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any Tax Return which has not been filed; and neither the Company nor any of its Subsidiaries has consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any Taxing Authority;

               (iv) the unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax Liability (excluding any (i) provision for deferred Taxes established to reflect timing differences between book and Tax income, and
     (ii) general reserves) set forth in the Most Recent Balance Sheet (other than in any notes thereto) and (B) do not exceed that reserve as adjusted for effects on Tax Liabilities for income earned, losses incurred and Taxes paid in the ordinary course of business from the date of such balance sheet through the Closing Date, which accruals shall be adjusted in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns, for income earned, losses incurred and Taxes paid in the ordinary course of business during such period;

               (v) no foreign, federal, state or local tax audits or assessments or administrative or judicial proceedings are pending or being conducted or are expected to occur with respect to the Company or any of its Subsidiaries;

               (vi) there are no unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax Liability; there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;

               (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries are or may be subject to Taxes assessed by such jurisdiction;

               (viii) neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return;

               (ix) neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation or Tax sharing agreement or similar contract or arrangement, or an agreement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person (other than agreements entered into with employees, consultants or independent contractors or in connection with purchase or sale agreements or sale leasebacks); and

               (x) neither the Company nor any of its Subsidiaries shall be required to (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, or (iv) as a result of any prepaid amount received on or prior to the Closing Date (other than amounts prepaid in the ordinary course of business consistent with past custom and practice), include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

          (b) Neither the Company nor any of its Subsidiaries:

               (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

               (ii) has made an election under Section 341(f) of the Code;

               (iii) is liable for the Taxes of another Person (A) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise;

               (iv) is a party to any agreement, arrangement, contract or plan that has resulted or will result, individually or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; or

               (v) has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority.

          (c) The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          2.13 Contracts and Commitments.

          (a) Except as expressly contemplated by this Agreement or as set forth on Schedule 2.13(a) attached hereto, and except for any Exempt Contract (unless a smaller dollar value is specifically provided below), the Company is not a party to or bound by any written or oral:

               (i) agreement, arrangement or contract with Pro-Fac, including, without limitation, relating to services or functions that the Company provides to, conducts for, is required to provide to or conduct for Pro-Fac or for Pro-Fac's benefit;

               (ii) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

               (iii) collective bargaining agreement or any other contract with any labor union, or severance agreement, program, policy or arrangement;

               (iv) settlement, conciliation or similar agreement;

               (v) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (i) providing annual cash or other compensation in excess of $100,000, (ii) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, (iii) providing any severance benefits or making any severance arrangements, or (iv) restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability;

               (vi) contract or agreement involving any Governmental Entity;

               (vii) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any letter of credit arrangements, or any guarantee therefor;

               (viii) agreement under which it has advanced or loaned any amount to any of its directors, officers and employees other than the advance or reimbursement of reasonable business expenses incurred or to be incurred in the ordinary course of business;

               (ix) lease or agreement under which the Company is (i) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $100,000 or (ii) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company, except for any lease of personal property under which the aggregate annual rental payments do not exceed $100,000;

               (x) contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by the Company upon 60 or fewer days' notice without penalty or involving more than $500,000;

               (xi) agreements relating to the ownership of, Investments in or loans and advances to any Person (other than as contemplated by subclause
     (viii) above), including Investments in joint ventures and minority equity investments;

               (xii) agreement, contract or commitment or series of related agreements, contracts or commitments for the purchase of assets by the Company or any of its Subsidiaries involving consideration in excess of $250,000, except with respect to purchase of items of inventory in the ordinary course of business consistent with past custom and practice;

               (xiii) agreement, contract or commitment or series of related agreements, contracts or commitments for the sale of any asset by the Company or any of its Subsidiaries involving consideration in excess of $250,000, except with respect to sales of items of inventory in the ordinary course of business consistent with past custom and practice and not involving delivery of such inventory more than six months after the date of such commitment;

               (xiv) agreement, contract or commitment involving consideration in excess of $100,000 with respect to advertising, marketing or promotion (including slotting agreements) of the products of the Company and its Subsidiaries;

               (xv) warehouse agreement;

               (xvi) license, royalty, indemnification or other agreement with respect to any material intangible property (including any Intellectual Property Rights);

               (xvii) agent, sales representative, sales or distribution agreement;

               (xviii) supply agreement and any agreement, contract or commitment or series of related agreements, contracts or commitments with the same party or group of affiliated parties for the purchase of a minimum volume of products or services involving more than $500,000, and Schedule 2.13(a) shall specify the minimum amount to be purchased or rendered thereunder on an annual basis;

               (xix) co-pack agreement;

               (xx) power of attorney or other similar agreement or grant of agency;

               (xxi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including, without limitation, any nondisclosure or confidentiality agreements, any non-competition or similar agreements that restrict the geographic or operational scope of the Company's or any of its Subsidiaries' business or the ability of the Company or any of its Subsidiaries to enter into any new line of business, any right of first offer or first refusal with respect to the sale of any asset, any division or any business of the Company or any of its Subsidiaries, or any contract or agreement prohibiting the Company or any of its Subsidiaries from granting any rights or conducting any business; or

               (xxii) other agreement which is material to its operations and business prospects or involves a consideration in excess of $1,000,000 annually, whether or not in the ordinary course of business.

          (b) All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 2.13(a) attached hereto (the "Material Contracts") are valid, binding and enforceable in all material respects in accordance with their respective terms. Subject to obtaining the consents listed on Schedule 2.4 attached hereto, each of the Material Contracts shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. The Company is neither in default under, nor in breach of, nor in receipt of any claim of default or breach under any Material Contract; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any Material Contract; and neither the Company nor Pro-Fac has any Knowledge of any existing or threatened breach or cancellation or anticipated breach or cancellation by the other party or parties to any Material Contract to which the Company is a party.

          (c) The Company has made available to Buyer a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto (all of which amendments, waivers or other changes thereto have been made available to Buyer), and has provided to Buyer a written description of any oral material contract.

          (d) "Exempt Contract" means any sale or purchase order or any contract or other agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past custom and practice that involves consideration not in excess of $500,000.

          (e) Except as set forth on Schedule 2.13(e) attached hereto, Pro-Fac and Pro-Fac member growers are not third party beneficiaries of any Material Contract.

          2.14 Intellectual Property Rights.

          (a) Schedule 2.14(a) attached hereto contains a true, complete and correct list of all (i) patented and registered Intellectual Property Rights owned or used by the Company, (ii) pending patent applications and applications for registration of other Intellectual Property Rights filed by or on behalf of the Company, (iii) computer software owned or used by the Company other than mass-marketed software purchased or licensed for less than a total cost of $10,000, (iv) trade or corporate names used by the Company, (v) material unregistered trademarks, servicemarks, and copyrights owned or used by the Company, and (vi) all licenses or similar agreements or arrangements for Intellectual Property Rights to which the Company is a party, either as licensee or licensor.

          (b) Except as set forth on Schedule 2.14(b) attached hereto and except as set forth in Section 2.14(f) below, the Company owns all right, title and interest to, or has the right to use pursuant to a valid, enforceable and effective license, free and clear of all Liens, all material Company Intellectual Property Rights. The Company Intellectual Property Rights comprise all of the Intellectual Property Rights necessary for the operation of the business of the Company as currently conducted or as proposed to be conducted. No loss, other than (i) by expiration of patents at the end of their respective statutory terms (and not as a result of any failure by the Company to pay maintenance fees) or (ii) through non-use (and not as a result of any failure by the Company to pay renewal fees where such fees are permitted to be paid during periods of non-use), of any of the material Company Intellectual Property Rights is threatened or pending. The Company has taken all commercially reasonable action to maintain and protect the material Company Intellectual Property Rights.

          (c) Except as set forth on Schedule 2.14(c) attached hereto, (i) there are no claims against the Company that were either made within the past six (6) years or are presently pending asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property Rights and to the Knowledge of the Company, there is no basis for any such claim, (ii) the Company has not infringed, misappropriated or otherwise conflicted with, and the operation of the business of the Company as currently conducted will not infringe, misappropriate or conflict with, any Intellectual Property Rights of other Persons in any material respect and the Company has not received any written notices regarding any of the foregoing (including, without limitation, any offers to license any Intellectual Property Rights from any other Person), and (iii) to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property Rights. The transactions contemplated by this Agreement shall not impair in any material respect, the right, title or interest of the Company in and to the material Company Intellectual Property Rights and all of the material Company Intellectual Property Rights shall be owned or available for use by the Company immediately after the Closing on terms and conditions substantially similar to those under which the Company owned or used the material Company Intellectual Property Rights immediately prior to the Closing.

          (d) The computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) (collectively, the "Computer Systems") that are used or relied on by the Company in the conduct of its business are sufficient in any material respect for the current and anticipated future needs of such business, including, without limitation as to capacity and ability to process peak volumes in a timely manner. In the past twelve months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of any such Computer Systems which has caused any substantial disruption or interruption in or to the use of such Computer Systems by the Company.

          (e) The Company owns all right, title and interest in and to the Birds Eye Mark in the Birds Eye Territory. Neither the Company nor any of its predecessors-in-interest to the Birds Eye Mark have received any notice that its use of the Birds Eye Mark in the Birds Eye Territory conflicts with any Intellectual Property Rights of any other Person, including without limitation Unilever plc, and there is no basis for any such claim. No other Person uses any trademark or owns any registration or application for any trademark likely to be confused with the Birds Eye Mark in the Birds Eye Territory. Except as set forth on Schedule 2.14(b), the Company has not entered into any license agreements with any other Person for the Birds Eye Mark or otherwise permitted any other person to use the Birds Eye Mark. There are not now and there have never been any claims against the Company or any of its predecessors-in-interest asserting the invalidity, misuse or unenforceability of the Birds Eye Mark, and there is no basis for any such claim.

          (f) The Company owns all right, title and interest in and to the registrations of the Birds Eye Mark in the Non-Use Birds Eye Territory. With respect to each country in the Non-Use Birds Eye Territory, the Company has not used the Birds Eye Mark in such country since June 26, 1999. Neither the Company nor any of its predecessors-in-interest to the Birds Eye Mark have received any notice that any of such registrations of the Birds Eye Mark in the Non-Use Birds Eye Territory conflicts with any Intellectual Property Rights of any other Person. No other Person uses any trademark or owns any registration or application for any trademark likely to be confused with the Birds Eye Mark in the Non-Use Birds Eye Territory. Except as set forth on Schedule 2.14(b), the Company has not entered into any license agreements with any other Person for the Birds Eye Mark in the Non-Use Birds Eye Territory or otherwise permitted any other person to use the Birds Eye Mark in the Non-Use Birds Eye Territory. There are not now and there have never been any claims against the Company or any of its predecessors-in-interest asserting the invalidity, misuse or unenforceability of the Birds Eye Mark in the Non-Use Birds Eye Territory or petitioning to cancel any of the registrations of the Birds Eye Mark in the Non-Use Birds Eye Territory.

          2.15 Litigation.

          (a) Except as set forth on Schedule 2.15(a) attached hereto, there are no actions, suits, charges, complaints, proceedings (including any grievance or arbitration proceedings), orders, investigations or claims ("Claims") pending or, to the Knowledge of the Company or Pro-Fac, threatened against the Company or Pro-Fac involving more than $500,000 individually, or $1,000,000 in the aggregate, or pending or threatened by the Company against any third party, at law or in equity, or before or by any Government Entity (including any actions, suits, charges, complaints, proceedings or investigations with respect to the transactions contemplated by this Agreement) involving more than $500,000 individually, or $1,000,000 in the aggregate, nor is there, to the Knowledge of Pro-Fac or the Company, any Basis for any such Claim; neither Pro-Fac nor the Company is subject to any grievance or arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries. All matters identified on Schedule 2.15(a) attached hereto are fully insured against, have been truly, completely and correctly disclosed to Pro-Fac's and the Company's applicable insurance carriers, and neither Pro-Fac nor the Company has been denied insurance coverage with respect to such matters. The Company is not subject to any judgment, order or decree of any Government Entity involving more than $100,000 individually, or $1,000,000 in the aggregate. None of Pro-Fac, the Company or any of their respective Subsidiaries is subject to any outstanding order, writ, injunction, settlement or similar agreement, or decree which would (i) reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) prevent or delay the transactions contemplated hereby.

          (b) Except as set forth on Schedule 2.15(b) attached hereto, since March 27, 1999, neither Pro-Fac, nor the Company, nor any of their respective Subsidiaries has entered into any settlement agreement with respect to any Claim, in any such case, involving a payment in excess of $250,000, whether or not covered by insurance or otherwise subject to indemnification.

          (c) Except as set forth on Schedule 2.15(c) attached hereto, no claim has been made in writing against Pro-Fac, the Company, any of their respective Subsidiaries or any of their respective officers or directors regarding the AgriPac Acquisition, the AgriFrozen Business or the assets and transactions relating thereto.

          2.16 Brokerage. Except for J.P. Morgan Securities Inc. (the "Financial Adviser"), whose fees will be paid by the Company and the amount of which is set forth on Schedule 2.16 attached hereto, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from Pro-Fac, the Company, any Subsidiary of the Company, Buyer or any of their Affiliates as a result of consummation of the transactions contemplated by this Agreement. The Company has furnished to Buyer a complete and correct copy of all agreements between the Company and the Financial Adviser pursuant to which such adviser would be entitled to any payment relating to the transaction contemplated hereby, and there has been no amendment to such agreements.

          2.17 Insurance. Schedule 2.17 attached hereto contains a description of each material insurance policy maintained by the Company or Pro-Fac with respect to or providing coverage for the Company's properties, assets and business, and each such policy shall be in full force and effect as of the Closing or a substituted policy shall have been obtained therefor. The Company is not in default with respect to its obligations under any material insurance policy maintained by it, the Company has never been denied insurance coverage, and there has never been a gap in insurance coverage with respect to the matters insured under the material insurance policies. Except as set forth on Schedule 2.17 attached hereto, the Company has no self-insurance or co-insurance programs. None of the limits of any material insurance policy has been exhausted or has been materially reduced, and to the Knowledge of Pro-Fac and the Company, the claims comprising AgriFrozen Litigation are the only claims that potentially could significantly reduce or exhaust the existing limits of the material insurance policies. To the Knowledge of Pro-Fac and the Company, Pro-Fac's and the Company's insurance carriers have sufficient assets and sufficient liquidity to perform their respective obligations under the material insurance policies.

          2.18 Labor Matters. Schedule 2.18 attached hereto contains a true, complete and correct list as of March 30, 2002 of (i) the employees employed by the Company or any of its Subsidiaries having an annual compensation in calendar year 2001 of $100,000 or more, (ii) the rate of all current compensation payable by the Company to each such employee, including, without limitation, any bonus, contingent or deferred compensation, and (iii) the directors of the Company and each of its Subsidiaries. Except as set forth on Schedule 2.18 attached hereto, no executive, officer or key employee of the Company or any of its Subsidiaries and no group of employees of the Company or its Subsidiaries has terminated, or to the Knowledge of the Company, has any plans to terminate employment with the Company or any of its Subsidiaries. The Company has (a) to the Knowledge of each of the Company and Pro-Fac, no material labor relations problems (including any threatened or actual strikes or work stoppages or material grievances), (b) not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (c) during the past five years, not suffered any labor strike, lockout, work stoppage or other material labor dispute and, (d) to the Knowledge of each of the Company and Pro-Fac, no union organization campaign or decertification in progress with respect to any of the employees. The Company has not engaged in any plant closing or employee layoff activities within the last two (2) years that would violate or in any way implicate the WARN Act. Any notice of the transactions contemplated hereby that is required by any law or collective bargaining agreement has been given, and all bargaining obligations have been, or prior to Closing will be, satisfied.

          2.19 ERISA.

          (a) Schedule 2.19(a) attached hereto sets forth a true, complete and correct list of each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement maintained, sponsored, or contributed to by the Company or any of its Subsidiaries within the past six years. Each such item listed on Schedule 2.19(a) attached hereto together with any such plan, program or arrangement maintained, sponsored, or contributed to by the Company or any of its Subsidiaries at any time or with respect to which the Company or any of its Subsidiaries has any Liability or potential Liability is referred to herein as an "Employee Benefit Plan" and collectively as the "Employee Benefit Plans".

          (b) Except as set forth on Schedule 2.19(b) attached hereto: (A) none of the Company or its Subsidiaries maintains, contributes to, or has any Liability or potential Liability under (or with respect to) any "defined benefit plan" (as defined in Section 3(35) of ERISA), or any "multiemployer plan" (as defined in Section 3(37) of ERISA; (B) no asset of the Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code; (C) there has been no application for or waiver of the minimum funding standards imposed by Section 302 of ERISA and Section 412 of the Code with respect to any Employee Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (hereinafter a "Pension Plan"); (D) no Pension Plan has an "accumulated funding deficiency" within the meaning of Section 412 of the Code; (E) none of the Company or any of its Subsidiaries has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Employee Benefit Plan subject to Title IV of ERISA which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; (F) there has been no "reportable event" (within the meaning of Section 4043 of ERISA) with regard to any Pension Plan; and (G) none of the Company or any of its Subsidiaries has any liability or potential liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due). There are no pending or threatened actions, suits, investigations or claims with respect to any Employee Benefit Plan (other than routine claims for benefits) which could result in material liability to the Company or any of its Subsidiaries.

          (c) Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of such Employee Benefit Plan. Each such Employee Benefit Plan is in compliance with the requirements of Sections 401(a)(4) and 410(b) of the Code for each plan year of such Employee Benefit Plan commencing on or before the Closing Date, and has been timely submitted to the Internal Revenue Service for a determination that such Employee Benefit Plan remains qualified under
Section 401(a) of the Code for purposes of the legislation commonly referred to as "GUST".

          (d) Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and the terms of any applicable collective bargaining agreement and in material compliance with the applicable provisions of ERISA, the Code, and any other applicable laws. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued. Claims incurred prior to the Closing Date but not reported as of the Closing Date under each Employee Benefit Plan which is a self-insured "welfare plan" (as such term is defined in Section 3(1) of ERISA) do not exceed the amount accrued on the Financial Statements with respect to such claims.

          (e) None of the Company, its Subsidiaries, or any other "disqualified person" (within the meaning of Section 4975 of the Code) or any "party in interest" (within the meaning of Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Employee Benefit Plans which could subject any of the Employee Benefit Plans, the Company or any of its Subsidiaries, or any officer, director or employee of any of the foregoing to a penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

          (f) Each Employee Benefit Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code ("COBRA") has been administered in material compliance with such requirements. Except as set forth on Schedule 2.19(f) attached hereto, no Employee Benefit Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of the Company or any of its Subsidiaries other than as required pursuant to COBRA.

          (g) With respect to each Employee Benefit Plan, the Company has provided Buyer with true, complete and correct copies of (to the extent applicable): (A) all documents pursuant to which the Employee Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (B) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with applicable attachments); and (C) the most recent determination letter received from the Internal Revenue Service.

          (h) The Company has no liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company and its Subsidiaries.

          (i) Except as set forth on Schedule 2.19(i) attached hereto, none of the Employee Benefit Plans obligates the Company or any of its Subsidiaries to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

          2.20 Compliance with Laws; Permits.

          (a) Except with respect to Environmental and Safety Requirements, which are addressed in Section 2.22 below, and except as set forth on Schedule 2.20(a) attached hereto, the Company has complied with all applicable Laws relating to the operation of its business in all material respects. No notices have been received by and no claims have been filed against the Company alleging any material violation of any such Laws.

          (b) Except with respect to permits relating to Environmental and Safety Requirements which are addressed in Section 2.22 below, the Company holds all material permits, licenses, certificates, accreditation and other authorizations of all Government Entities required for the conduct of its business and the ownership of its properties and except as set forth on Schedule 2.20(b) all such permits, licenses, certificates, accreditation and other authorizations will remain in effect following the Closing and the validity thereof will not be affected by the transactions contemplated by this Agreement. No notices have been received by the Company alleging the failure to hold any material permit, license, certificate, accreditation or other authorization of any Government Entity. The Company is in compliance in all material respects with all terms and conditions of all material permits, licenses, accreditations and authorizations which it holds. Except as disclosed on Schedule 2.20(b) attached hereto all of such permits, licenses, accreditations and authorizations will be available for use by the Company immediately after the Closing.

          2.21 Specific Compliance with FDA, USDA and Other Food Regulations. Without limiting in any way the generality of Sections 2.4 and 2.20, or the other provisions of this Agreement, except as identified on Schedule 2.21 attached hereto:

          (a) The Company is, with respect to every product currently made, sold, marketed or under development (each a "Product"), in compliance in all material respects with the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended (the "FFDCA"), the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the "FDA"), the applicable provisions of the Federal Meat Inspection Act (the "FMIA") and the Poultry Products Inspection Act (the "PPIA"), the applicable regulations and requirements adopted by the U.S. Department of Agriculture (the "USDA"), the applicable provisions of the Federal Trade Commission Act and any applicable implementing regulations or requirements established by the Federal Trade Commission (the "FTC") and any applicable requirements established by state or local authorities responsible for regulating food products and establishments (collectively, the "State Food Authorities"), as well as with all material terms and conditions imposed in any consent agreements, licenses, permits, approvals or other authorizations granted to or imposed on the Company by the FDA, the USDA, the FTC, or any State Food Authority, including but not limited to any applicable good manufacturing practices or sanitation requirements, requirements relating to food or color additives, food standards, product or nutrition labeling requirements, inspection requirements, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and repackaging) requirements, laboratory controls, storage and warehousing procedures, shipping requirements, and shelf-life requirements.

          (b) None of the Company, the Products, or the facilities in which the Products are made or handled is now subject (and none has been subject during the previous three years) to any adverse inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by the FDA, the USDA, the FTC, any State Food Authority, or any other authority having responsibility for the regulation of food products, and, to the Knowledge of the Company, none of the co-manufacturers, assemblers, or foodservice distributors which produce, receive, assemble or distribute the Products is subject (or has been subject during the previous three years) to any such adverse action with regard to a Product.

          (c) The Company has obtained all necessary approvals and authorizations from, and have made all necessary and appropriate applications and other submissions to, the FDA, the USDA, any State Food Authority and any other authority having responsibility for the regulation of food products, for their current and past business activities relating to the Products in all material respects, including without limitation, any approvals required for the marketing or sale of those Products, making or distributing the Products, any food or color additives or other ingredients appearing in or otherwise used in making the Products, the labeling or packaging of the Products, and the claims made regarding the content, benefits or quality of the Products.

          (d) Neither the Company nor, to the Knowledge of the Company, any third party retained by the Company has made on behalf of the Company any material false statements or material omissions in applications or other submissions to the FDA, the USDA, any State Food Authority or any other authority having responsibility for the regulation of food products, and neither the Company nor, to the Knowledge of the Company, any third party retained by the Company has made or offered on behalf of the Company any payments, gratuities, or other things of value that are prohibited by any law or regulation to personnel of the FDA, the USDA, any State Food Authority, or other authority having responsibility for the regulation of food products.

          (e) The Company has not received any information or report from the FDA, FDA personnel, the USDA, USDA personnel, any State Food Authority, or any other authority having responsibility for the regulation of food products, indicating that any of the Products is unsafe or unsuitable for its intended use, and to the Knowledge of each of the Company and Pro-Fac, there are no facts that would indicate that the FDA, the USDA, the FTC, any State Food Authority, or other authority having responsibility for the regulation of food products, has or will prohibit or materially restrict the marketing, sale, distribution or use in the United States of any Product currently made, sold, marketed, or under development by the Company, or the operation or use of any facility currently used by the Company in connection with the Products. In addition, to the Knowledge of each of the Company and Pro-Fac, neither the FDA nor the USDA has prohibited any product or process from being marketed or used in the United States which is substantially similar to any Product or to a process used for making, handling or distributing any Product.

          (f) Each ingredient and finished Product included in the inventory of the Company and each of its Subsidiaries, as well as all Products in the possession or control of third parties retained by the Company, (i) comply in all material respects with (x) the FFDCA, FMIA, or PPIA, as applicable, and all acts amending or supplementing the same (including, without limitation, the Food Additive Amendments of 1958), and (y) the pure food and drug laws of each and all states of the United States into which any such product would normally be shipped by the Company and its Subsidiaries, (ii) are not adulterated or misbranded within the meaning of the FFDCA, FMIA, PPIA or such state laws, (iii) are not prohibited from being introduced into interstate commerce under any provision of the FFDCA, FMIA, or PPIA, including Sections 404 or 505 of the FFDCA, and (iv) do not contain a hazardous substance or a banned substance.

          2.22 Environmental and Safety Matters. Except as set forth on Schedule
2.22 attached hereto:

          (a) The Company has complied in all material respects with and is currently in compliance in all material respects with all applicable Environmental and Safety Requirements. The Company has not received any oral or written notice, report or information regarding any material violations of or any Liabilities or corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities that has not been resolved.

          (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance in all material respects with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its past or current properties or facilities or the operation of its business.

          (c) None of the following exists at any property or facility currently owned, occupied or operated by the Company:

               (i)  underground storage tanks;

               (ii) asbestos-containing materials in any form or condition;

               (iii) materials or equipment containing polychlorinated
                     biphenyls; or

               (iv) landfills, surface impoundments or other disposal areas.

          (d) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any hazardous substance) or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material Liabilities, including any material Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigatory, corrective or remedial obligations, pursuant to CERCLA or any other Environmental and Safety Requirements.

          (e) The Company has not, either expressly or by operation of law, assumed or undertaken any Liability or investigatory, corrective or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

          (f) Without limitation upon the foregoing, no facts, events or conditions relating to the past or current facilities, properties or operations of the Company or any of its Subsidiaries, or any other person or entity whose liability the Company or any of its Subsidiaries has or may have assumed either contractually or by operation of law, will prevent, hinder or limit continued compliance in all material respects with, or give rise to any material Liability or investigatory, corrective or remedial obligations under, Environmental and Safety Requirements.

          (g) The Company has made available to Buyer all environmental audits, reports and other material environmental documents relating to the Company or its predecessors or Affiliates or their respective past or current facilities, properties or operations which are in its possession or under its reasonable control.

          2.23 Affiliate Transactions. Except as set forth on Schedule 2.10,
Schedule 2.13, and Schedule 2.23 attached hereto, no officer, director, shareholder (including Pro-Fac) or Affiliate of the Company, or to the Knowledge of the Company any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company.

          2.24 Suppliers and Customers. Schedule 2.24 attached hereto sets forth a list of the top ten customers and each of the top ten suppliers for (i) raw products, and (ii) other supplies of the Company by dollar volume of sales and purchases, respectively, for the twelve month period ended December 31, 2001. Since December 31, 2001, the Company has not received any written notice from any supplier to the effect that, and each of Pro-Fac and the Company has no reason to believe that, any supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any written notice from any customer of the Company to the effect that, and each of Pro-Fac and the Company does not have any reason to believe that, any customer will stop, or materially decrease the rate of, buying products of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

          2.25 Real Property.

          (a) Schedule 2.25(a) attached hereto is a list with the address of each parcel of real property owned by the Company or its Subsidiaries (the "Owned Property"). The Company or its applicable Subsidiary has good and marketable fee simple title in and to all of the Owned Property, subject to no liens, encroachments, encumbrances, claims, leases, rights of possession or other defects in title (collectively, "Liens"), other than Permitted Liens.

          (b) Schedule 2.25(b) attached hereto is a list of each lease, sublease and other occupancy agreement, including each amendment, extension and other modifications thereto (collectively, the "Leases") for (i) all manufacturing and storage facilities, and (ii) all other real property that involves annual lease payments in excess of $25,000 (the properties subject to Leases identified in clauses (i) and (ii), the "Leased Property") and, together with the Owned Property, the "Real Property") to which the Company is the "tenant," "subtenant" or other lessee party. The Company has a good and valid leasehold interest in and to all of the Leased Property, subject to no Liens except for Permitted Liens. Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Lease. The Company has previously delivered to Buyer true, complete and correct copies of all the Leases. Except as described on Schedule 2.25(b) attached hereto, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

          (c) The Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company. Other than the Company and the landlords under the Leases, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. The Real Property is in good condition and repair (normal wear and tear excepted) and is sufficient for the conduct of the business of the Company. The Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated in any material effect. To the Knowledge of each of the Company and Pro-Fac, no portion of the Real Property is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications. To the Knowledge of each of the Company and Pro-Fac, there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. To the Knowledge of each of the Company and Pro-Fac, all improvements located on the Real Property have direct access to a public road adjoining such Real Property. To the Knowledge of each of the Company and Pro-Fac, no such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. There is no pending or, to the Knowledge of each of the Company and Pro-Fac, any threatened condemnation proceeding, lawsuit or administrative action affecting any portion of the Real Property. To the Knowledge of each of the Company and Pro-Fac, there are no other matters affecting adversely the current use, occupancy or value of the Real Property.

          2.26 Personal Property.

          (a) The Company has good title to all material personalty of any kind or nature which are currently being used by the Company or any of its Subsidiaries, free and clear of all Liens, except for (i) Liens disclosed on
Schedule 2.10 attached hereto, (ii) Liens for non-delinquent taxes and non-delinquent statutory Liens arising other than by reason of default, (iii) statutory Liens of landlords, Liens of carriers, warehousemen, mechanics and materialmen incurred in the past customary practice for sums not yet due; (iv) Liens incurred or deposits made in the past customary practice in connection with worker's compensation, unemployment insurance and other types of social security, (v) purchase money liens, and (vi) Liens which do not materially detract from the value or use of said personalty. The Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personalty leased by the Company as now used, possessed and controlled by the Company.

          (b) All machinery, equipment and other tangible assets currently being used by the Company or any of its Subsidiaries or which are owned or leased by the Company are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

          2.27 Product Recalls. Except as forth on Schedule 2.27 attached hereto, since June 29, 1996 no products manufactured, marketed, sold, or delivered by the Company or any of its Subsidiaries have been subject to a re-call by the Company or any of its Subsidiaries nor, to the Knowledge of the Company, has any of such products been subject to a re-call by any third party retained by the Company or any distributor or wholesaler of such products.

          2.28 Intercompany Payments. Set forth on Schedule 2.28 attached hereto and identified as it relates to each group of payments and credits on a monthly basis, are all payments and credits made (including, without limitation, by set-off) since June 26, 1999 (i) from Pro-Fac to the Company, and (ii) from the Company to Pro-Fac, in each case separately accounting for such payments that relate to the sale or purchase of products.

          2.29 Prohibited Payments. The Company has not, directly or indirectly,
(a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company, which the Company known or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

          2.30 Closing Date. The representations and warranties of the Company and Pro-Fac contained in this Article II and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Company or Pro-Fac to Buyer shall be true, complete and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

          2.31 Disclosure. The representations and warranties contained in this
Article II do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article II not misleading.

                                   Article III
                    Representations and Warranties of Pro-Fac

          As a material inducement to Buyer to enter into this Agreement and to consummate the transactions on its part to be performed contemplated hereby, Pro-Fac hereby represents and warrants to Buyer as follows:

          3.1 Power and Authority. Subject to the approval of its members, Pro-Fac possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

          3.2 Authorization; No Breach. Pro-Fac's execution, delivery and performance of this Agreement, the Amended and Restated Marketing and Facilitation Agreement and all other agreements and instruments contemplated hereby to which it is a party and the consummation of the Reorganization Transactions have been duly approved and authorized (i) subject to the approval of its members, by Pro-Fac, and (ii) by the Pro-Fac Board. This Agreement, the Amended and Restated Marketing and Facilitation Agreement and all other agreements or instruments contemplated hereby to which Pro-Fac is a party or by which Pro-Fac is bound, when executed and delivered by Pro-Fac in accordance with the terms hereof or thereof, shall each constitute a valid and binding obligation of Pro-Fac, enforceable in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

Except as set forth on Schedule 3.2 attached hereto, the execution, delivery and performance by Pro-Fac of this Agreement and all other agreements contemplated hereby to which it is a party, the fulfillment of and compliance with the respective terms hereof and thereof by Pro-Fac, and the consummation of the Reorganization Transactions do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Purchase Units, the Warrants or the Pro-Fac Common Units pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the certificate of incorporation or bylaws of Pro-Fac or any of its Subsidiaries, (B) any Law to which Pro-Fac is subject, or any order, judgment or decree, or (C) any material agreement or instrument to which Pro-Fac is subject, except in the case of subclause (B) and (C) above, for any conflict, breach, default, creation, modification, termination, acceleration, violation or requirement that would not be material in any respect.

          3.3 Brokerage. Except as set forth on Schedule 3.3 attached hereto, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Pro-Fac is a party or to which Pro-Fac is subject other than the Financial Advisor.

          3.4 Litigation, etc. Except as set forth on Schedule 3.4 attached hereto, there are no Claims pending or, to the Knowledge of Pro-Fac, threatened against or affecting Pro-Fac in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or that could reasonably be expected to have an adverse effect on the Company, nor is there any Basis for any such Claim.

          3.5 Closing Date. The representations and warranties of Pro-Fac contained in this Article III and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, Pro-Fac to Buyer shall be true, complete and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

                                   Article IV
                     Representations and Warranties of Buyer

          As a material inducement to the Company and Pro-Fac to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company and Pro-Fac as follows:

          4.1 Organization, Company Power and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer possesses all requisite company power and authority necessary to carry out the transactions contemplated by this Agreement.

          4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement, the Holdings LLC Agreement and all other agreements or instruments contemplated hereby to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer. This Agreement, the Holdings LLC Agreement and all other agreements contemplated hereby to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity. The execution, delivery and performance by Buyer of this Agreement, the Holdings LLC Agreement and all other agreements contemplated hereby to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or
(v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to,
(A) the Organizational Documents of Buyer, (B) any Law to which Buyer is subject, or (C) any material agreement, instrument, order, judgment or decree to which Buyer is subject, except in the case of subclause (B) and (C) above, for any conflict, breach, default, creation, modification, termination, acceleration, violation or requirement that would not be material in any respect.

          4.3 Investment Representations.

          (a) This Agreement is made with Buyer in reliance upon Buyer's representation to Pro-Fac, Holdings LLC and the Company, which by its acceptance hereof Buyer hereby confirms, that the Purchase Units and the Warrants to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, Buyer further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to any of the Purchase Units and the Warrants.

          (b) Buyer understands that the Purchase Units and Warrants have not been registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that the Company's reliance on such exemption is predicated in part on Buyer's representations set forth herein.

          (c) Buyer represents that it is an accredited investor, as defined under Regulation D of the Securities Act, experienced in evaluating companies such as the Company, is able to independently evaluate the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

          (d) Buyer understands that the Purchase Units and Warrants may not be sold, transferred or otherwise disposed of without registration under the Securities Act and any applicable state securities laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchase Units and Warrants or an available exemption from such registration, the Purchase Units and Warrants must be held indefinitely. In particular, Buyer is aware that the Purchase Units and Warrants may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Buyer represents that, in the absence of an effective registration statement covering the Purchase Units and Warrants, it will sell, transfer, or otherwise dispose of the Purchase Units and Warrants only in a manner consistent with its representations set forth herein.

          (e) Buyer understands that in the event that Holdings LLC issues any certificates representing any of the Units, each certificate representing Units, will be endorsed with a legend substantially as follows:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. COPIES OF THE UNIT PURCHASE AGREEMENT AND THE SECURITYHOLDERS AGREEMENT, PROVIDING FOR RESTRICTIONS ON TRANSFER OF THESE SECURITIES MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."

          4.4 No Public Market. Buyer understands that no public market now exists for any of the Purchase Units and Warrants and that there is no assurance that a public market will ever exist for the Purchase Units and Warrants.

          4.5 Brokerage. Except for the Vestar Capital Fee and a transaction fee payable to UBS Warburg LLC, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer is a party or to which Buyer is subject.

          4.6 Litigation. There are no Claims pending or, to the Knowledge of Buyer, threatened against or affecting Buyer in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or that could reasonably be expected to have an adverse effect on Buyer, nor is there any Basis for any such Claim.

          4.7 Commitment Letter. Attached hereto as Exhibit C is an executed commitment letter from JPMorgan Chase Bank and J.P. Morgan Securities Inc. (collectively, the "Bank"), dated as of June 17, 2002 and executed by Buyer as of the date hereof (the "Bank Commitment Letter"). Pursuant to the Bank Commitment Letter and subject to the terms and conditions contained therein, the Bank has committed to provide senior debt financing to the Company in the amount of $470 million, consisting of a $270 million term loan and a $200 million revolving credit facility. Attached hereto as Exhibit D is an executed commitment letter from Vestar Capital Partners IV, L.P. to Buyer, dated as of the date hereof (the "Equity Commitment Letter"). Pursuant to the Equity Commitment Letter and subject to the terms and conditions contained therein, Vestar Capital Partners IV, L.P. has committed to purchase equity securities of Buyer for an aggregate purchase price of $175 million subject to reduction to the extent Buyer's investment is reduced as contemplated by Section 1.4 hereof.

          4.8 Closing Date. The representations and warranties of Buyer contained in this Article IV and elsewhere in this Agreement shall be true, complete and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

                                    Article V
                    Covenants Relating to Conduct of Business

          During the period from the execution of this Agreement and continuing until the Closing (except as expressly contemplated or permitted by this Agreement or to the extent that Buyer shall otherwise consent in writing):

          5.1 Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the ordinary course of business consistent with past custom and practice and shall use commercially reasonable efforts to preserve intact their present business organizations and their relationships with employees, customers, suppliers and others having business relationships and dealings with them.

          5.2 Dividends; Changes in Share Capital. Except as set forth on Schedules 5.4(ii) and 5.4(iii) and subject to Section 12.12, the Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to,
(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or
(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          5.3 Issuance of Securities. The Company shall not, and shall cause its Subsidiaries not to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, any phantom stock or similar interest or right (including units granted under the Equity Value Plan) or enter into any agreement with respect to any of the foregoing.

          5.4 Other Specified Actions. The Company shall not, and shall not permit any of its Subsidiaries to:

               (i) other than incurrence of indebtedness under existing working capital facilities in the ordinary course of business consistent with past custom and practice, incur any Indebtedness or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries or of other Persons, other than Indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries; provided, that in the event that the Closing has not occurred on or prior to September 30, 2002 and the administrative agent under the Company's existing senior credit facility has not waived the Company's obligation to pay the contingent fee in accordance with and pursuant to the seventh amendment to the Company's existing senior credit agreement (the Company will use its commercially reasonable efforts to obtain such waiver), then the Company may incur on October 1, 2002 an amount under its existing working capital facilities or make a cash payment to its lenders in an amount equal to the amount of such contingent fee,

               (ii) except as set forth on Schedule 5.4(ii) attached hereto, make any loans or advances other than by the Company or its Subsidiaries to the Company or its Subsidiaries,

               (iii) make any payment or distribution of patronage earnings to Pro-Fac, pay or distribute any other amounts to Pro-Fac, or forgive any Indebtedness or other obligation of Pro-Fac, in each case, except as set forth on Schedule 5.4(iii) attached hereto,

               (iv) make any capital contributions to, or investments in, any other Person, other than by the Company or its domestic Subsidiaries to or in the Company or its domestic Subsidiaries,

               (v) other than the payment, discharge or satisfaction of claims, liabilities and obligations in the ordinary course of business consistent with past practices not in excess of amounts duly accrued therefor, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise); provided, that, the foregoing shall not preclude the Company from paying any charges, fees or expenses incurred in the course of analyzing, negotiating and performing actions and tasks related to or in connection with the transactions contemplated hereby,

               (vi) make capital expenditures in excess of $250,000 or that are inconsistent with the Eight plus Four Plan prior to the Closing Date or enter into binding contracts to make capital expenditures in excess of $250,000,

               (vii) issue, deliver, sell, lease, sell and leaseback, pledge, dispose of or encumber material properties or material assets of the Company or any of its Subsidiaries other than the sale of inventory in the ordinary course of business consistent with past custom and practice, and except Permitted Liens,

               (viii) (A) make or change any Tax election or method of accounting with respect to Taxes, (B) file any amended Tax Return or (C) settle or compromise any examination or proceeding with respect to any material Tax Liability,

               (ix) change any accounting principles or practices, except as required by any change in applicable accounting standards,

               (x) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving amounts payable by the Company and its Subsidiaries that are not in excess of $100,000 in the aggregate over amounts fully recoverable from insurers of the Company and its Subsidiaries,

               (xi) enter into any new or amended contract or agreement with any labor unions representing employees of the Company or any Subsidiary,

               (xii) enter into or amend, modify, renew or terminate any agreement or transaction, including, without limitation, any transaction involving any merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease or other acquisition or disposition of any assets or capital stock that if entered into prior to the date hereof would be required to be set forth on Schedule 2.13,

               (xiii) knowingly undertake any action or fail to take any action that will result in a breach of the representations and warranties set forth in Article II as if made on and as of the Closing Date,

               (xiv) alter, close or otherwise change the designation of any of its plants or facilities as they are in existence as of the date hereof, or

               (xv) agree, or commit to agree, to take any action not permitted to be taken pursuant to this Section 5.4.

          5.5 Insurance. Pro-Fac and the Company shall continue to maintain all current material insurance policies, including, without limitation, paying any premium as it becomes due. Neither Pro-Fac nor the Company shall take any action nor omit to take any action that would, or could reasonably be expected to, compromise the coverage under any material insurance policy.

          5.6 Benefit Plans. The Company shall not, and shall not permit any of its Subsidiaries to, (i) establish, adopt, enter into, or amend any Employee Benefit Plan, or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Employee Benefit Plan if it were in existence as of the date of this Agreement, except as required by law, (ii) increase the compensation payable or to become payable to (A) any of its directors or officers, except to the extent required under agreements existing as of the date of this Agreement and disclosed on Schedule 2.13 or consistent with the Eight plus Four Plan previously provided to Buyer, or (B) except in the ordinary course of business consistent with past custom and practice and consistent with the Eight plus Four Plan, other employees or (iii) take any action with respect to the grant, modification or amendment of any severance or termination pay, or stay, bonus or other incentive arrangement (other than the payment of amounts to Persons entitled thereto pursuant to benefit plans and policies in effect on the date of this Agreement).

                                   Article VI
                              Additional Covenants

          6.1 Advice of Changes. Each of the Company and Buyer shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect such that the conditions set forth in Section 7.1(a) or Section 7.2(a) would not be satisfied, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality, (iii) any change, event or circumstance that has had, has or could reasonably be expected to have a Material Adverse Effect on such party or adversely affects its ability to consummate the Unit Purchase and the agreements and transactions contemplated hereby in a timely manner, (iv) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Unit Purchase or the agreements and transactions contemplated hereby, (v) any written notice or other written communication from any Governmental Entity in connection with the Unit Purchase or the agreements and transactions contemplated hereby, or (vi) any action, suit, contract claim or dispute, investigation, audit or proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article II or which relates to the consummation of the Unit Purchase or the agreements and transactions contemplated hereby; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          6.2 Government Filings. Pro-Fac, the Company and Buyer shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Closing Date, shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed and such filings shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Subject to applicable laws relating to the exchange of information, each of the Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each of the Company and Buyer agrees that, to the extent practicable, it will consult with the other party with respect to obtaining all Permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each further agrees to keep the other apprized of the status of matters relating to completion of the transactions contemplated hereby.

          6.3 Bondholder Consent Solicitation. The parties acknowledge that it will be necessary to obtain the consent of the Bondholders with respect to certain matters in order to effectuate the transactions contemplated hereby (the "Bondholders Consent"). As soon as practicable following the execution of this Agreement, the Buyer and the Company shall prepare the Solicitation Materials with respect to the Bondholders Consent, which shall be satisfactory in form and substance to Buyer in its sole and absolute discretion. Buyer will promptly supply to the Company in writing, for inclusion in the Solicitation Materials, all information concerning Buyer required by law, rule or regulation to be included in the Solicitation Materials. The Company shall mail the Solicitation Materials to the Bondholders as promptly as practicable following the date hereof and the Company shall use commercially reasonable efforts to obtain the Bondholders Consent at the earliest practicable time. Pro-Fac shall, and shall cause each of Holdings LLC and Holdings Inc. to, take all such actions as are reasonably requested by Buyer in connection with obtaining the Bondholder Consent; provided, that this Section 6.3 shall not require Pro-Fac, the Company, or any of their respective Subsidiaries to make any material payment unless such payment is to be made by the Company conditioned upon and contemporaneously with or following the Closing.

          6.4 Solicitation Materials.

          (a) Each document prepared in connection with and for the purpose of the solicitation of the Bondholders Consent (the "Solicitation Materials") and any amendments or supplements thereto, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          (b) At the time the Solicitation Materials or any amendment or supplement thereto are first mailed to the Bondholders and, at the time the Bondholders provide their consent as contemplated by the Solicitation Materials, the Solicitation Materials, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (a) and (b) of this Section 6.4 will not apply to statements or omissions included in the Solicitation Materials, if any, based upon information furnished to the Company in writing by Buyer specifically for use therein.

          6.5 Pro-Fac Shareholders/Members Meeting; Preparation of Information Statement.

          (a) Pro-Fac shall, acting through Pro-Fac's board of directors (the "Pro-Fac Board"), as soon as practicable following execution of this Agreement and in accordance with this Agreement, duly call, give notice of, convene and hold the special meetings of its shareholders/members (collectively, the "Pro-Fac Shareholders Meeting") for the purpose of considering and taking action upon the approval of the Unit Purchase and the adoption of this Agreement, the Amended and Restated Marketing and Facilitation Agreement, the Reorganization Transactions and the transactions and agreements contemplated hereby, and Pro-Fac shall, through the Pro-Fac Board, recommend to its shareholders/members that they approve and adopt this Agreement, the Amended and Restated Marketing and Facilitation Agreement, the Reorganization Transactions and any other actions, including, without limitation, amending or modifying its Organizational Documents or any other agreement or contract, in order to effectuate the transactions and agreements contemplated hereby in their capacity as shareholders and members of Pro-Fac (the "Pro-Fac Shareholder/Member Consent"); provided, that the Pro-Fac Board may withdraw, modify or change such recommendation in accordance with the terms of Section 6.9(c) of this Agreement.

          (b) As soon as practicable following the execution of this Agreement, Pro-Fac shall prepare the Information Statement with respect to the Pro-Fac Shareholders Meeting, which shall be satisfactory in form and substance to Buyer in its reasonable discretion, and have the Information Statement mailed to Pro-Fac's shareholders/members. Pro-Fac and Buyer shall cooperate with each other in the preparation of the Information Statement. The Information Statement
(i) shall contain (A) subject to the terms of Section 6.9(c), statements of the Pro-Fac Board that it has (x) determined that this Agreement and the transactions contemplated hereby, are fair to and in the best interests of the shareholders of Pro-Fac, (y) declared this Agreement to be advisable and (z) recommended unanimously that the shareholders/members of Pro-Fac vote in favor of the approval of the Unit Purchase and the adoption of this Agreement and (B) the written opinion of J.P. Morgan Securities Inc. regarding the fairness, from a financial point of view, of the consideration to be received by Pro-Fac in connection with the transactions contemplated hereby and (ii) shall comply as to form and content in all material respects with the applicable provisions of the federal securities and other laws. Buyer will promptly supply to Pro-Fac in writing, for inclusion in the Information Statement, all information concerning Buyer required by law, rule or regulation to be included in the Information Statement. Pro-Fac shall use its commercially reasonable efforts to obtain the Pro-Fac Shareholder/Member Consent at the earliest practicable time.

          6.6 Access to Information. Upon reasonable notice, each of the Company and Buyer shall (and shall cause their respective Subsidiaries, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and its officers, employees and representatives and, during such period, each of the Company and Buyer shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request.

          6.7 Confidentiality. Following the Closing, Pro-Fac shall, and shall cause its Subsidiaries, officers, directors, advisors, agents, representatives or other intermediaries to, keep all proprietary information relating to the Company confidential, and shall not, and shall cause its

Subsidiaries, officers, directors, advisors, agents, representatives or other intermediaries not to, use any of such confidential information to the detriment of the Company, except to the extent that (i) it is necessary or appropriate to disclose such information to a Governmental Entity having jurisdiction over Pro-Fac or its Subsidiaries, officers, directors, advisors, agents, representatives or other intermediaries from whom disclosure is sought, (ii) any requirement of law or governmental rule or regulation requires otherwise, or
(iii) such duty as to confidentiality is waived in writing by the Company; provided, with respect to subclauses (i) and (ii), that if Pro-Fac is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information, that Pro-Fac will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 6.7. If, in the absence of a protective order or the receipt of a waiver hereunder, Pro-Fac is, on the advice of its outside counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, Pro-Fac may disclose the confidential information to the tribunal; provided, Pro-Fac shall use its commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential trearent will be accorded to such portion of the confidential information required to be disclosed as Buyer shall designate.

          6.8 Approvals and Consents; Cooperation. Each of Pro-Fac, the Company and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Unit Purchase and the other transactions contemplated by this Agreement as soon as practicable, including without limitation (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Unit Purchase or any of the other transactions contemplated by this Agreement (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings required under Section 2.4, Section 3.2 or the Bank Waiver) (collectively, the "Required Approvals"), (ii) taking all reasonable steps as may be necessary to obtain all such Required Approvals and (iii) using its commercially reasonable efforts to take all necessary or desirable steps and do all things necessary or desirable to enable the conditions in Article VII to be satisfied. Without limiting the generality of the foregoing, each of Pro-Fac, the Company and Buyer agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity and to use its commercially reasonable efforts in order to obtain any Required Approvals in as expeditious a manner as possible; provided, that neither the Company nor Pro-Fac shall be required pursuant to this Section 6.8 to dispose of or hold separate any material portion of their respective business or assets, to expend any material amount (other than the payment of filing fees and other similar payments), commence any litigation or grant any material accommodation (financial or otherwise) to any third party. Each of Pro-Fac, the Company and Buyer shall use its commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals.
In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of Pro-Fac, the Company and Buyer shall use its commercially reasonable efforts to resist or resolve such suit. Pro-Fac, the Company and Buyer each shall, upon request by any of the others, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, Tax ruling request, notice or application made by or on behalf of Pro-Fac, the Company, Buyer or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Unit Purchase or the other transactions contemplated by this Agreement.

          6.9 Non-Solicitation.

          (a) Neither Pro-Fac, nor the Company nor any of their respective Subsidiaries shall (whether directly or indirectly through their respective officers, directors, advisors, agents, representatives or other intermediaries), nor shall Pro-Fac, the Company or any of their respective Subsidiaries authorize or permit any of their respective officers, directors, advisors, agents, representatives or other intermediaries (the "Company Representatives") to (a) solicit, initiate, encourage (including by way of furnishing non-public information) or take any action to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any Person (other than Buyer and its Affiliates), other than the transactions contemplated by this Agreement, that constitute, or are reasonably expected to lead to, an Acquisition Proposal, (b) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal or (c) afford access to the properties, books or records of Pro-Fac, the Company or any of their respective Subsidiaries to any Person that may be considering making, or has made, an Acquisition Proposal.

          (b) The Company shall immediately notify Buyer orally and shall promptly (and in no event later than 24 hours) notify Buyer in writing after having received any Acquisition Proposal, or request for nonpublic information relating to Pro-Fac, the Company or any of their respective Subsidiaries or for access to the properties, books or records of Pro-Fac, the Company or any of their respective Subsidiaries regarding an Acquisition Proposal (such oral and written notices shall identify the Person making such proposal or request and, if a proposal is made, setting forth the material terms thereof). The Company will keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal or request.

          (c) Neither Pro-Fac, nor the Company, nor the Pro-Fac Board, nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Buyer, the approval or recommendation of this Agreement or the agreements and transactions contemplated hereby, or propose publicly to approve or recommend an Acquisition Proposal, unless (i) the withdrawal or modification of the approval or recommendation of this Agreement and the agreements and transactions contemplated hereby or the approval or recommendation of another proposal is, in the opinion of Pro-Fac's outside counsel, required, in response to an unsolicited bona fide written Superior Proposal, in order for the Pro-Fac Board to comply with its fiduciary duties to its stockholders under applicable law, and (ii) Pro-Fac and the

Company have fully and completely complied with this Section 6.9. Nothing in this Section 6.9(c) shall prohibit Pro-Fac, the Company or Pro-Fac's Board from taking and disclosing to Pro-Fac's stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under the Exchange Act or from making such disclosure to Pro-Fac's stockholders which, in the judgment of Pro-Fac's outside counsel, is required under applicable law; provided, that nothing in this sentence shall affect the obligations of Pro-Fac, the Company and Pro-Fac's Board under any other provision of this Agreement.

          (d) Pro-Fac and the Company shall immediately cease and cause their respective Subsidiaries, officers, directors, advisors, agents, representatives and other intermediaries to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and following the Closing, each of Pro-Fac and the Company, as applicable, shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about Pro-Fac or the Company that was furnished by or on behalf of Pro-Fac or the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Pro-Fac and the Company agrees not to release any third party from or waive any provisions of confidentiality in any confidentiality agreement to which the Company is a party.

          (e) "Acquisition Proposal" means any inquiry, proposal or offer for
(i) an acquisition or purchase of any of the assets of Pro-Fac, the Company and their respective Subsidiaries outside the ordinary course of business or of equity or debt securities of any class of Pro-Fac, the Company or any of their respective Subsidiaries, or (ii) any merger, consolidation, business combination, purchase, lease or acquisition or assumption of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Pro-Fac, the Company or any of their respective Subsidiaries.

          (f) "Superior Proposal" means any bona fide written inquiry, proposal or offer for an acquisition or purchase of 60 percent or more of the consolidated assets of Pro-Fac, the Company and their respective Subsidiaries or of 60 percent or more of the equity securities of Pro-Fac, the Company or any of their respective Subsidiaries, whether accomplished by merger, consolidation, business combination, purchase, lease or acquisition or assumption of assets, recapitalization, liquidation, dissolution or similar transaction involving Pro-Fac, the Company or any of their respective Subsidiaries, that, in each case, the Pro-Fac Board concludes in good faith, taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, (x) is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, including the status of the financing therefor and the Person making the proposal and (y) would, if consummated, result in a transaction more favorable and provide greater value to Pro-Fac and the Company from a financial point of view than the transactions contemplated by this Agreement, in each case, taking into consideration all the terms and conditions of the Acquisition Proposal, including any break-up fee, expense reimbursement provision and condition to consummation.

          6.10 Public Announcements. None of the parties hereto shall make any press release or public announcement with respect to this Agreement, the Unit Purchase or the transactions contemplated hereby without the prior written consent of the other party hereto

(which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, after consultation with its outside legal counsel, determines that it is obligated to make pursuant to applicable law or regulation of any national securities exchange or in order to discharge its fiduciary duties, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement and shall consider in good faith such other party's comments.

          6.11 Further Assurances. In case at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of Pro-Fac, the Company, Holdings Inc., Holdings LLC and Buyer shall take any such reasonably necessary action.

          6.12 Disposition of Litigation. In connection with any litigation which may be brought against Pro-Fac, the Company or their respective directors relating to the transactions contemplated hereby, Pro-Fac and the Company shall keep Buyer, and any counsel which Buyer may retain at its own expense, informed of the status of such litigation and will provide Buyer's counsel the right to participate in the defense of such litigation to the extent Buyer is not otherwise a party thereto, and neither Pro-Fac nor the Company shall enter into any settlement or compromise of any such litigation without Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed.

          6.13 Financing.

          (a) Buyer shall be primarily responsible for any negotiations with respect to any definitive agreements regarding the Financing (the "Definitive Financing Agreements"); provided, that (i) the Company shall have received prior notice of, and shall be kept reasonably informed of the ongoing status of, any such negotiations, (ii) the Company and its counsel shall be given an opportunity to review and comment upon drafts of the Definitive Financing Agreements when they become available to Buyer, and Buyer shall consider such comments in good faith, (iii) Pro-Fac shall, and shall cause each of Holdings LLC and Holdings Inc. to, take all such actions as are reasonably requested by Buyer in connection with any such negotiations and (iv) the Company shall take all such actions as are reasonably requested by Buyer in connection with any such negotiations. Buyer and the Company shall, and Pro-Fac shall cause each of Holdings LLC and Holdings Inc. to, use their respective commercially reasonable efforts to satisfy on or before the Closing Date all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. In no event shall Pro-Fac be required under this Section 6.13(a) to (i) guarantee any additional financing, (ii) grant any security interest in its assets, (iii) expend any material amount, (iv) commence any litigation, or (v) grant any material accommodation (financial or otherwise).

          (b) The Company shall use commercially reasonable efforts so that upon payment of all amounts then owed to the Existing Banks under the Existing Financing at the Closing, (i) all outstanding Indebtedness under the Existing Financing and any other amounts owed thereunder by each of the Company and its Subsidiaries shall have been paid in full, defeased in a manner that will not result in any Liability or obligation being imposed on the Company, or its Subsidiaries, and (ii) all Liens on the capital stock or other equity interests of the

Company or its Subsidiaries and on all other assets of the Company and its Subsidiaries securing such Indebtedness shall have been released, and, if required by Lender, all public records shall have been cleared of any such Liens. At the Closing, the Company shall provide, or arrange to be provided to Buyer, all releases and other documents in form and substance reasonably satisfactory to Buyer either providing for, or if required by Lender, demonstrating the release (actual and of record) of such Liens.

          (c) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, and Pro-Fac agrees to provide, and shall cause each of Holdings LLC and Holdings Inc. and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the expiration of the Closing Date in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company, Holdings Inc., and Holdings LLC with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by Buyer and taking such other actions as are reasonably required to be taken by the Company; provided, that Buyer shall use commercially reasonable efforts not to materially interfere with the duties of such officers, employees and advisors such that the Company's or Pro-Fac's business and results of operations would be materially adversely affected thereby. The Company further agrees to, and Pro-Fac agrees to, and agrees to cause each of Holdings LLC and Holdings Inc. to, approve and to enter into any contract or agreement with the Lender relating to the Financing as Buyer in its sole and absolute discretion may request; provided, that no such contract or agreement shall be irrevocably made until contemporaneously with or after the Closing Date. In addition, in conjunction with the transactions contemplated hereby, the Company agrees, at the reasonable request of Buyer, to call for or offer prepayment, repayment, exchange or redemption, or take such actions as necessary to prepay, repay, redeem, exchange and/or renegotiate, as the case may be, or obtain consents from any holder of, any then existing Indebtedness of the Company and its Subsidiaries; provided, that no call for redemption, repayment or prepayment shall be irrevocably made until contemporaneously with or after the Closing Date. In no event shall Pro-Fac be required under this Section 6.13(c) to (i) guarantee any additional financing, (ii) grant any security interest in its assets, (iii) expend any material amount other than filing fees and other similar payments, (iv) commence any litigation, or (v) grant any material accommodation (financial or otherwise).

          6.14 Real Estate Matters.

          (a) Title Insurance. Each of the Company and Buyer shall cooperate with each other to obtain (within 15 days following the date hereof) from Chicago Title Insurance Company (the "Title Company") a commitment for a title insurance policy for each parcel of Owned Property and each parcel of Leased Property identified by Buyer on Exhibit E attached hereto. Pro-Fac shall provide all such affidavits and indemnities as the Title Company reasonably shall require in order for the Title Company to provide Buyer and Lender with title policies at Closing insuring the Company's ownership of all Owned Property in fee simple or the Company's valid leasehold interest in all Leased Property identified on Exhibit E attached hereto, subject to no Liens except for Permitted Liens. The Company shall pay all the costs of obtaining such title insurance policy.

          (b) Surveys. The Company shall grant surveyors retained by Buyer reasonable and appropriate access to the Real Property so that the surveyors may prepare a survey of each such Real Property, in each case conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM, certified to the Company, Buyer, and the Title Company, and showing no Liens other than Permitted Liens. Pro-Fac shall provide all such affidavits (including same-as survey affidavits) and indemnities as the surveyors or the Title Company may reasonably require in order to rely on any existing surveys of the Real Property. The Company shall pay all the costs of obtaining any new surveys of the Real Property.

          6.15 Cessation of Use of "Agrilink" Name and of Company Intellectual Property Rights. Pro-Fac shall immediately following the Closing Date cease and cause its Subsidiaries (other than Holdings LLC, Holdings Inc. and the Company) to immediately following the Closing Date cease to use the "Agrilink" name and the Company Intellectual Property Rights, except, with respect to the use of the Company Intellectual Property Rights, as provided in the Transition Services Agreement and/or the license contemplated thereby. Pro-Fac shall (i) immediately following the Closing Date issue a press release announcing that it will no longer conduct business under the name of "Agrilink", (ii) promptly file such press release on Form 8-K with the SEC, and (iii) take such other actions as are reasonably requested by Buyer to notify Persons who have in the past or may in the future have dealings with Pro-Fac and/or the Company of the fact that Pro-Fac is no longer conducting business under the name "Agrilink".

          6.16 Reorganization Transactions. Pro-Fac shall, and shall cause each of Holdings LLC and Holdings Inc. to, consummate the Reorganization Transactions.

          6.17 Holdings LLC Agreement. At or prior to the Closing, each of Pro-Fac and Buyer shall execute and deliver the Holdings LLC Agreement.

          6.18 Issuance of Units. At or prior to the Closing and subject to the terms and the conditions of this Agreement, Pro-Fac shall cause Holdings LLC to issue the Pro-Fac Units to Pro-Fac and the Purchase Units and the Warrants to Buyer.

          6.19 Amended Bylaws. At or prior to the Closing, the Company shall amend and restate its bylaws in a form provided by Buyer (the "Amended Bylaws").

          6.20 Amended Certificate. At or prior to the Closing, the Company shall amend and restate its certificate of incorporation in a form provided by Buyer (the "Amended Certificate").

          6.21 Preparation of certain Organizational Documents. Buyer shall prepare (i) the Holdings LLC Agreement consistent with the terms set forth on Exhibit A attached hereto and such other customary provisions reasonably acceptable to Pro-Fac, and (ii) the Amended Bylaws, the Amended Certificate, and the Organizational Documents for Holdings Inc.

          6.22 Management Services Agreement. At or prior to Closing, the Company shall execute and deliver the Management Services Agreement in the form attached hereto as Exhibit F (the "Management Services Agreement") with such modifications as Buyer, Pro-Fac and the Company mutually agree.

          6.23 Securityholders Agreement. At or prior to the Closing, Buyer, Holdings LLC and Pro-Fac shall execute and deliver the Securityholders Agreement in the form attached hereto as Exhibit G (the "Securityholders Agreement") with such modifications as Buyer and Pro-Fac mutually agree.

          6.24 Amended and Restated Marketing and Facilitation Agreement and Termination Agreement. At or prior to the Closing, Pro-Fac shall, following the Pro-Fac Shareholder/Member Consent, execute and deliver the Amended and Restated Marketing and Facilitation Agreement in the form attached hereto as Exhibit H with such modifications as Buyer and Pro-Fac mutually agree (the "Amended and Restated Marketing and Facilitation Agreement") and the Termination Agreement in the form attached hereto as Exhibit I with such modifications as Buyer and Pro-Fac mutually agree (the "Termination Agreement"). Immediately following the Closing, the Company shall executive and deliver the Amended and Restated Marketing and Facilitation Agreement and the Termination Agreement.

          6.25 Transition Services Agreement. At or prior to the Closing, Pro-Fac and the Company shall execute and deliver a Transition Services Agreement in the form attached hereto as Exhibit J (the "Transition Services Agreement") with such modifications as Buyer and Pro-Fac mutually agree.

          6.26 Equity Value Plan. The Company shall use its commercially reasonable efforts to obtain, at or prior to the Closing, all necessary consents to terminate its Equity Value Plan and the rights granted thereunder in a manner that will eliminate the Company's existing Liabilities under such plan and the units granted thereunder and will not result in any Liability or obligation being imposed on the Company, any of the Company's Subsidiaries, or any successor or assign of the Company.

          6.27 AgriFrozen Litigation Expenses.

               (i) Notwithstanding Section 10.1(a)(iv), the Company shall pay, on an annual basis, the first $300,000 incurred by the Company and Pro-Fac in any year with respect to their out-of-pocket expenses in connection with the AgriFrozen Litigation (other than the Kenyon Matter and the GE Matter, which are not subject to this Section 6.27), and fifty percent of the amount that the Company's and Pro-Fac's out-of-pocket expenses in connection with the AgriFrozen Litigation (other than the Kenyon Matter and the GE Matter, which are not subject to this Section 6.27) exceeds $300,000 in any such year (the "Excess Payment") (collectively, the "Covered AgriFrozen Litigation Expenses"); provided, that the maximum amount of Excess Payment that the Company will pay hereunder together with any share of judgments and settlement amounts paid by the Company and/or Pro-Fac pursuant to Section 6.27(ii) is $3,000,000.

               (ii) The Company shall pay 50% of any judgment against the Company and/or Pro-Fac or settlement agreement to obtain release of the Company and/or Pro-Fac relating to the AgriFrozen Litigation (other than the Kenyon Matter and the GE Matter, which are not subject to this Section 6.27) to which the Company consents, such consent not to be unreasonably withheld; provided, that the aggregate amount that the Company will pay for Excess Payment pursuant to Section 6.27(i) and all judgments and settlements pursuant to this Section 6.27(ii) is $3,000,000.

               (iii) For the avoidance of doubt, this Section 6.27 shall in no event be construed to (i) create any obligation of the Company, as between Pro-Fac and the Company, other than as specifically set forth above, (A) to bear any of Pro-Fac's out-of-pocket expenses in connection with the AgriFrozen Litigation, or (B) to pay any portion of any judgment or settlement agreement relating to the AgriFrozen Litigation, or (ii) other than as specifically set forth above, affect Pro-Fac's indemnification obligation under Section 10.1(a)(iv).

          6.28 Directors and Officers Liability Insurance. Pro-Fac shall maintain in effect for not less than six years from the Closing Date the current policies of the directors and officers liability insurance maintained by Pro-Fac as of the date hereof with such changes as may be necessary to provide coverage during such period, among others, for the officers and directors of the Company with respect to any matter that arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring on or prior to, the Closing Date, including in connection with the transactions contemplated hereby; provided, that Pro-Fac may substitute therefor policies providing coverage in amounts and containing terms and conditions which are not less favorable to such officers and directors so long as no lapse in coverage occurs as a result of such substitution. Pro-Fac shall take such steps as reasonably requested by the Company to assure that the Company may verify compliance with this covenant from time to time, including without limitation, permitting representatives of the Company to speak directly to the insurance company providing such coverage about payment of premiums and other matters concerning the coverage required by this covenant.

          6.29 Environmental Expenses, Expenditures and Liabilities. Notwithstanding the provisions of Section 10.1(a)(i) or Section 10.1(a)(iii), the Company agrees that during the three year period following the Closing Date, it will be responsible for and will pay any capital expenditure incurred by the Company to address noncompliance arising from the presence of metals in the wastewater effluent of the fruit canning facility in Lawton, Michigan up to an aggregate amount of $2.5 million; provided, that the Company shall bear no responsibility for, and Pro-Fac shall bear responsibility pursuant to Section 10.1(a) for, any Damages (including any investigatory, remedial, or corrective obligations) related to off-site environmental impacts from contamination originating at the Lawton, Michigan site. For the avoidance of doubt, this
Section 6.29 shall in no event be construed to, other than as specifically set forth above, affect Pro-Fac's indemnification obligation under Section 10.1(a).

          6.30 Knouse Agreement. Pro-Fac shall terminate or modify, in a manner reasonably acceptable to Buyer, the Marketing Agreement between Knouse Foods Cooperative, Inc. and Pro-Fac, dated as of 1998 in a manner that (i) will assure that the Company will not violate any applicable Law as a result of performing such agreement, and (ii) will not result in any Liability or obligation being imposed on the Company, any of its respective Subsidiaries, or any successor or assign of the Company.

          6.31 Pro-Fac Loan Facility.

          At or prior to the Closing, Pro-Fac and the Company shall execute and deliver the Pro-Fac Loan Facility containing the terms set forth on Exhibit K attached hereto and other customary provisions (the "Pro-Fac Loan Facility") as Buyer and Pro-Fac mutually agree.

          6.32 Non-Solicitation of Employees.

          (a) Pro-Fac agrees that during the period beginning on the date hereof and ending on the fifth anniversary of the date hereof (the "Non-Solicitation Period"), neither Pro-Fac nor any of Pro-Fac's Affiliates shall directly or indirectly (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries (an "Employee") to leave the employ of the Company or such Subsidiary, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the Non-Solicitation Period, except such person who's employment with the Company was terminated by the Company, or (iii) in any other way interfere with the relationship between the Company or any of its Subsidiaries and any Employee; provided, that the persons listed on Schedule
6.32 attached hereto shall not be subject to the restrictions set forth in this
Section 6.32 to the extent and in the manner set forth on such schedule.

          (b) Pro-Fac agrees that (i) the covenants set forth in Section 6.32(a) are reasonable in temporal scope and in all other respects, and (ii) the covenants contained herein have been made in order to induce the Company and Buyer to enter into this Agreement.

          (c) If, at the time of enforcement of Section 6.32(a), a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

          (d) Pro-Fac recognizes and affirms that in the event of its breach of any provision of Section 6.32(a), money damages would be inadequate and neither the Company, nor the Buyer would have adequate remedy at law. Accordingly, Pro-Fac agrees that in the event of a breach or a threatened breach by Pro-Fac of any of the provisions of Section 6.32(a), the Company and Buyer, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Pro-Fac of Section 6.32(a), the Non-Solicitation Period shall be tolled until such breach or violation has been duly cured.

          6.33 Evaluating LLC Structure. The parties hereby agree to take the actions with respect to converting the Company to a limited liability company as contemplated by Exhibit L.

                                   Article VII
                               Closing Conditions

          7.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Pro-Fac and the Company set forth in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date and any representation and warranty of Pro-Fac and the Company set forth in this Agreement that addresses matters as of a particular date shall be true and correct as of the date referred to therein; it being understood that (i) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and (ii) for purposes of determining whether such representations and warranties are true, complete and correct, all "Material Adverse Effect" qualifications and any other materiality qualifications (whether qualitative or quantitative, other than those qualifications specifically referring to a certain dollar amount) in such representations and warranties shall be disregarded.

          (b) Performance. Each of Pro-Fac and the Company shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it under this Agreement.

          (c) Litigation. No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or pending against the Company, Pro-Fac or Buyer in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

          (d) Reorganization Transactions.

               (i) Formation of Holdings LLC. Pro-Fac shall have formed and capitalized Holdings LLC pursuant to the Holdings LLC Agreement.

               (ii) Formation of Holdings Inc. Holdings LLC shall have formed and capitalized Holdings Inc.

               (iii) Contribution of Company Common Stock to Holdings LLC. Pro-Fac shall have contributed to the capital of Holdings LLC all of the issued and outstanding shares of Company Common Stock in exchange for the Pro-Fac Common Units.

               (iv) Contribution of Company Common Stock to Holdings Inc. Holdings LLC shall have contributed to the capital of Holdings Inc. all of the issued and outstanding shares of Company Common Stock.

          (e) Holdings LLC Agreement. Pro-Fac shall have executed and delivered the Holdings LLC Agreement, and the Holdings LLC Agreement shall be a legal, valid and binding obligation of Pro-Fac.

          (f) Amended Bylaws. The Amended Bylaws shall be in full force and effect.

          (g) Amended Certificate. The Amended Certificate shall be in full force and effect.

          (h) Management Services Agreement. The Company shall have executed and delivered the Management Services Agreement, and such Management Services Agreement shall be in full force and effect.

          (i) Securityholders Agreement. Pro-Fac, the Executives and, to the extent applicable, the Investment LLC shall have executed and delivered the Securityholders Agreement, and such Securityholders Agreement shall be in full force and effect.

          (j) Subscription Agreements. Each Executive shall have executed and delivered a subscription agreement in respect of the equity investment of such Executive in the form provided by Buyer that is consistent with the terms set forth on Exhibit B attached hereto and that is otherwise reasonably acceptable to Buyer and the Company, and such subscription agreement shall be in full force and effect.

          (k) Amended and Restated Marketing and Facilitation Agreement and Termination Agreement. Pro-Fac shall have executed and delivered the Amended and Restated Marketing and Facilitation Agreement and the Termination Agreement.

          (l) Seneca Sideletter Agreement. Pro-Fac shall have executed and delivered a sideletter agreement with respect to Seneca Foods Corporation in the form attached hereto as Exhibit M with such modifications as Buyer and Pro-Fac mutually agree.

          (m) Dean Sideletter Agreement. Pro-Fac shall have executed and delivered a sideletter agreement with respect to Dean Pickle and Specialty Products Company in the form attached hereto as Exhibit N with such modifications as Buyer and Pro-Fac mutually agree.

          (n) Transition Services Agreement. Pro-Fac shall have executed and delivered the Transition Services Agreement, and such Transition Services Agreement shall be in full force and effect.

          (o) Force Majeure. Following the date hereof, (a) there shall have not occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange, or in Nasdaq National Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, or (iv) any disaster, act of God, act of war or act of hostilities involving the United States, or act of terrorism against the United States, and (b) in the case of any of the situations described in clauses (i) through (iv) above that are existing on the date hereof, there shall not have occurred a material acceleration or worsening thereof.

          (p) Opinions of the Company's and Pro-Fac's Counsel. Buyer shall have received from Harris Beach LLP, counsel for the Company and Pro-Fac, opinions with respect to the matters set forth on Exhibit O attached hereto, which shall be addressed to Buyer, dated as of the Closing Date, and permit reliance thereon by the Lender.

          (q) Directors. The Company shall have received the resignations from all of the current directors of the Company other than Dennis M. Mullen and two current directors of the Company to the extent that Pro-Fac designates any current director of the Company to serve as Pro-Fac designated director pursuant to the Securityholders Agreement, effective as of the Closing Date and Buyer's designees shall have been elected to the Board effective as of the Closing, as contemplated by the Securityholders Agreement.

          (r) Employment Arrangements. The Company shall have obtained a waiver of the change of control provision with respect to the Unit Purchase and the agreements and transactions contemplated hereby from Dennis M. Mullen under his Supplemental Executive Retirement Agreement with the Company dated July 1, 2000. The Company's Equity Value Plan shall have been terminated.

          (s) Material Adverse Effect. Since June 30, 2001, there shall have not been any fact, event, circumstance, change, development, effect or occurrence which has had, has or would reasonably be expected to have a Material Adverse Effect.

          (t) Consents and Approvals.

               (i) The Company shall have made all filings and shall have obtained all permits, authorizations, consents and approvals required to be obtained by the Company to consummate the transactions contemplated by this Agreement, including, without limitation, the consents set forth on
     Schedule 2.4 and Schedule 3.2.

               (ii) The Company shall have obtained the Bondholders Consent on terms and conditions satisfactory to Buyer in its sole and absolute discretion.

               (iii) Pro-Fac shall have obtained the Pro-Fac Shareholder/Member Consent.

               (iv) The waiting period under the HSR Act (including any extension thereof) applicable to the Unit Purchase and the other agreements and transactions contemplated hereby shall have been terminated or shall have expired.

               (v) Pro-Fac shall have obtained the Bank Waiver on or before July 8, 2002.

          (u) Minimum EBITDA. The Minimum EBITDA shall have been achieved.

          (v) Financing; Availability of Funds. The Financing shall have been obtained, the Lender shall have made available at the Closing the funding and the facilities contemplated by the Financing and the Company shall have complied in all respects with paragraphs (b) and (c) of Section 6.13.

          (w) Closing Documents. At the Closing, the Company and Pro-Fac shall have delivered to Buyer all of the following documents:

               (i) a certificate of an officer of Pro-Fac and an officer of the Company, dated the Closing Date stating that the conditions specified in
     Section 7.1(a), Section 7.1(b), Section 7.1(d) and Section 7.1(s) through
     Section 7.1(u) have been fully satisfied;

               (ii) good standing certificates of the Company and each of its Subsidiaries from the state of its formation and each state where it is qualified to conduct business, dated within fifteen (15) days prior to the Closing Date;

               (iii) a copy of the Company's Organizational Documents certified by the Secretary of the state of its formation; and

               (iv) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

          (x) Real Property.

               (i) All Real Property shall be in substantially the same condition and repair as it is on the date of this Agreement, reasonable wear and tear excepted.

               (ii) Buyer shall have received (A) from each landlord under a Lease an estoppel, and (B) from each landlord under a Lease described on
     Schedule 2.25(b) a consent to the transactions contemplated by this Agreement.

               (iii) The Company shall have timely paid any and all real property transfer, transfer gains, stamp and other similar taxes, if any, assessed in connection with the transactions contemplated by this Agreement, including all transactions that occurred prior to the date hereof, and shall have delivered evidence satisfactory to Buyer and the Title Company of the payment of such taxes.

          (y) Other than amounts owing for the purchase of crops under the Existing MFA and as contemplated in Section 12.12, all intercompany amounts owing from the Company or any of the Company's Subsidiaries to Pro-Fac and from Pro-Fac to the Company or any of the Company's Subsidiaries shall be cancelled with no adverse tax or other consequences to the Company or any of its Subsidiaries.

          7.2 Conditions to the Company's and Pro-Fac's Obligations. The obligation of the Company and Pro-Fac to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date and any representation and warranty of Buyer set forth in this Agreement that addresses matters as of a particular date shall be true and correct as of the date referred to therein; it being understood that
(i) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute a Material Adverse Effect on Buyer and (ii) for purposes of determining whether such representations and warranties are true, complete and correct, all "Material Adverse Effect" qualifications and any other materiality qualifications (whether qualitative or quantitative) in such representations and warranties shall be disregarded.

          (b) Performance. Buyer shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it under this Agreement.

          (c) Holdings LLC Agreement. Buyer shall have executed and delivered the Holdings LLC Agreement, and the Holdings LLC Agreement shall be a legal, valid and binding obligation of Buyer.

          (d) Contribution Agreement. Holdings LLC shall have executed and delivered the Contribution Agreement, and the Contribution Agreement shall be a legal, valid and binding obligation of Holdings LLC.

          (e) Securityholders Agreement. Buyer shall have executed and delivered the Securityholders Agreement, and the Securityholders Agreement shall be in full force and effect.

          (f) Transition Services Agreement. The Company shall have executed and delivered the Transition Services Agreement, and such Transition Services Agreement shall be in full force and effect.

          (g) Pro-Fac Loan Facility. The Company shall have executed and delivered the Pro-Fac Loan Facility, and such Pro-Fac Loan Facility shall be in full force and effect.

          (h) Pro-Fac Shareholder/Member Consent. Pro-Fac shall have obtained the Pro-Fac Shareholder/Member Consent.

          (i) HSR Act. The waiting period under the HSR Act (including any extension thereof) applicable to the Unit Purchase and the other agreements and transactions contemplated hereby shall have been terminated or shall have expired.

          (j) Closing Documents. At the Closing, Buyer shall have delivered to Pro-Fac and the Company a certificate of an officer of Buyer, dated the Closing Date, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been fully satisfied.

                                  Article VIII
                                   Termination

          8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

          (a) by the mutual agreement of the Company and Buyer.

          (b) by either the Company or Buyer:

               (i) if the Closing shall not have occurred on or before October 31, 2002; provided, that the right to terminate this Agreement under this
     Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

               (ii) if any United States federal or state Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such order, decree, ruling or other action.

               (iii) if, at the Pro-Fac Shareholders Meeting or any adjournment thereof at which this Agreement, the Amended and Restated Marketing and Facilitation Agreement and the agreements and transactions contemplated hereby are voted upon, the requisite shareholder and member adoption and approval shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if its or Pro-Fac's failure to fulfill any obligations under Section 6.4, Section 6.5, Section 6.8 or Section 6.9 has been the cause or resulted in the failure to obtain such shareholder and member approval.

          (c) by the Company, if, prior to the Closing Date, the representations and warranties of Buyer set forth in this Agreement which are not qualified by "materiality" or "Material Adverse Effect" shall not be true, complete and correct in any material respect, and the representations and warranties that are qualified by "materiality" or "Material Adverse Effect" shall not be true, complete and correct in any respect, at any time, after the date hereof (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true, complete and correct as of such date or with respect to such period), or Buyer shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied, the breach or failure to perform is not remedied within 30 days after the Company has furnished Buyer with written notice of such breach or failure to perform.

          (d) by Buyer:

               (i) if Pro-Fac, the Company or any of their respective Subsidiaries shall have breached any of their obligations under Section 6.9.

               (ii) if Pro-Fac or the Pro-Fac Board shall have (1) not recommended, or after such recommendation has been made, withdrawn or modified in any manner adverse to Buyer its approval or recommendation of this Agreement, the Unit Purchase, the Amended and Restated Marketing and Facilitation Agreement and the agreements and transactions contemplated hereby, (2) approved, recommended or endorsed any Acquisition Proposal from a Person other than Buyer or any of its Affiliates, or (3) resolved to do any of the foregoing or publicly announced its intention to do any of the foregoing.

               (iii) if, prior to the Closing Date, the representations and warranties of Pro-Fac and the Company set forth in this Agreement which are not qualified by "materiality" or "Material Adverse Effect" shall not be true, complete and correct in any material respect, and the representations and warranties that are qualified by "materiality" or "Material Adverse Effect" shall not be true, complete and correct in any respect, at any time, after the date hereof (except for those representations and warranties that address matters only an of a particular date or only with respect to a specific period of time which need only be true, complete and correct as of such date or with respect to such period), or Pro-Fac, the Company or any of their respective Subsidiaries shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied, the breach or failure to perform is not remedied within 30 days after Buyer has furnished the Company with written notice of such breach or failure to perform.

               (iv) if, the Bondholder Consent shall not have been obtained (A) on terms and conditions satisfactory to Buyer in its sole and absolute discretion, and/or (B) within 45 days following the mailing of the Solicitation Materials; provided, that the right to terminate this Agreement under this Section 8.1(d)(iv) shall not be available to Buyer if its failure to fulfill its obligations under Section 6.3 has been the cause or resulted in the failure to obtain the Bondholders Consent.

          8.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by the Company and/or Buyer pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other parties. The parties hereto acknowledge that to the extent that either party shall have the right to terminate this Agreement under more than one provision of Section 8.1, that party may elect in its sole and absolute discretion which of such provisions it will rely on. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Section 6.7, Section 6.10, Section 12.1 and Section 12.13 through
Section 12.17 shall survive such termination indefinitely, and except that nothing in this Section 8.2 shall be deemed to release any party from any liability for any breach by such party of the representations, warranties, covenants and other provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

                                   Article IX
                                   Tax Matters

The following provisions shall govern the allocation of responsibility as between Buyer and Pro-Fac for certain tax matters following the Closing Date.

          9.1 Tax Indemnification. Pro-Fac shall indemnify the Company, its Subsidiaries, Buyer, and each Buyer Affiliate and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Income Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Income Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Income Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Income Taxes relate to an event or transaction occurring before the Closing; provided, that Pro-Fac shall be liable under clauses (i) through (iii) above only to the extent that such losses, claims, liabilities, expenses and other damages exceed the Income Tax Reserve. Pro-Fac shall reimburse Buyer for any Income Taxes of the Company or its Subsidiaries which are the responsibility of Pro-Fac pursuant to this Section 9.1 within fifteen (15) business days after payment of such Income Taxes by Buyer, the Company, or its Subsidiaries or any Affiliate of Buyer. The indemnities contained in this Article IX shall not be subject to the limitations contained in Article X other than the monetary limitations contained in Section 10.1(d); provided, that such monetary limitations shall not apply to any damages attributable to the nondeductibility of net patronage income of Pro-Fac and the Company for their respective fiscal year ending June 29, 2002 utilized to calculate the Permitted Patronage Amount.

          9.2 Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Income Taxes of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          9.3 Responsibility for Filing Tax Returns for Periods through Closing Date. Pro-Fac shall include the income of the Company and its Subsidiaries (including any deferred items triggered into income by Reg. Section 1.1502-13 and any excess loss account taken into income under Reg. Section 1.1502-19) on Pro-Fac's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income; provided, that the Company shall be responsible for the payment of Income Taxes payable with respect to the Pre-Closing Tax Period, up to the amount of and not to exceed the Income Tax Reserve, with respect to the net income of the Company and its Subsidiaries that is included in Pro-Fac's consolidated federal and state Income Tax Returns for such periods through the Closing Date. Pro-Fac shall deliver to the Company notice of any amount payable by the Company as contemplated by the prior sentence not less than 60 days prior to the due date for payment thereof, and the Company shall have the right to review the Tax Returns in question and to recalculate any amount determined by Pro-Fac to be payable. The Company shall pay to Pro-Fac the amount due (subject to any such recalculation). The Company shall indemnify Pro-Fac and hold it harmless from any Liabilities of Pro-Fac resulting from any reduction of amounts payable to Tax Authorities based on the Company's recalculation of amounts determined to be due by Pro-Fac. For all taxable periods ending on or before the Closing Date, Pro-Fac shall cause the Company and its Subsidiaries to join in Pro-Fac's consolidated federal income tax return and, in jurisdictions requiring separate reporting from Pro-Fac, to file separate company foreign, state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Buyer shall have the right to review and comment on any such Tax Returns prepared by Pro-Fac. The Company and its Subsidiaries shall furnish information to Pro-Fac as reasonably requested by Pro-Fac to allow Pro-Fac to satisfy its obligations under this section in accordance with past custom and practice. The Company and its Subsidiaries and Buyer shall consult and cooperate with Pro-Fac as to any elections to be made on returns of the Company and its Subsidiaries for periods ending on or before the Closing Date.

          9.4 Cooperation on Tax Matters.

          (a) Buyer, the Company and its Subsidiaries, and Pro-Fac shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Pro-Fac agree
(A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Pro-Fac, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, in any such event if the other party so requests, the Company and its Subsidiaries or Pro-Fac, as the case may be, shall allow the other party to take possession of such books and records.

          (b) Buyer and Pro-Fac agree further, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (c) Buyer and Pro-Fac agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

          (d) Buyer, the Company and Pro-Fac agree that the consummation of the Closing of the transactions contemplated hereby, shall take place in the order set forth on Schedule 9.4 attached hereto and that for all purposes each party shall respect such order.

          9.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements between Pro-Fac and the Company or Pro-Fac and one or more of the Company's Subsidiaries with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

          9.6 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, and each of Pro-Fac and Buyer will, and will each cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

          9.7 Audits. Pro-Fac shall allow the Company and its counsel to participate in any audit of Pro-Fac's consolidated federal income Tax Returns to the extent that such returns relate to the Company and its Subsidiaries. Pro-Fac shall not settle any such audit in a manner which would adversely affect the Company and its Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not unreasonably be withheld.

          9.8 Carrybacks. Pro-Fac shall immediately pay to Buyer any Tax refund (or reduction in Tax Liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Company and its Subsidiaries into the Pro-Fac consolidated Tax Return, when such refund (or reduction) is realized by Pro-Fac's group. At Buyer's request, Pro-Fac will cooperate with the Company and its Subsidiaries in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims. Buyer agrees to repay to Pro-Fac the amount previously paid by Pro-Fac to Buyer pursuant to the first sentence of this Section 9.8 in the event of the disallowance of such post-acquisition Tax attribute on audit or otherwise.

          9.9 Retention of Carryovers. Pro-Fac shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Company and its Subsidiaries under Reg. Section 1.1502-20(g). At Pro-Fac's request, Buyer will cause any of the Company and its Subsidiaries to join with Pro-Fac in filing any necessary elections under Reg. Section 1.1502-20(g).

          9.10 Survival. All rights and obligations under this Article IX shall survive the Closing until the expiration of the statute of limitations (including any extension thereof) applicable to the subject thereof.

                                    Article X
                                 Indemnification

          10.1 Indemnification. Claims, obligations, liabilities, covenants and representations with respect to Income Taxes shall be governed solely by Article IX (and not this Section 10.1). Claims, obligations, liabilities, covenants and representations with respect to non-Income Taxes shall generally be governed by this Section 10.1; provided, that the procedural provisions set forth in Section 9.2, Section 9.3 and Section 9.4 shall apply in lieu of Section 10.1(e).

          (a) Indemnification by Pro-Fac. Subject to the limits set forth in this Section 10.1, Section 6.27 and Section 6.29, Pro-Fac agrees effective as of the Closing to indemnify, defend and hold Buyer and its officers, directors, agents and Affiliates (including Holdings LLC, Holdings Inc. and the Company) (collectively, the "Buyer Indemnitees"), harmless from and in respect of any and all losses (including diminution in value of the Purchase Units or the Warrants), damages, expenses, costs, Taxes, fines, penalties and fees of the Buyer Indemnitees, amounts paid in settlement and reasonable expenses (including, without limitation, reasonable expenses of investigation, attorney's fees, enforcement of this Agreement, defense fees, witness fees, court costs and disbursements of counsel and other professionals) (collectively, "Damages") that any of them may incur arising out of or due to any of the following: (i) the inaccuracy of any representation or the breach of any warranty made by Pro-Fac or the Company in this Agreement or any certificate delivered pursuant to this Agreement, (ii) the breach of any covenant, undertaking or agreement of Pro-Fac or the Company (with respect to the Company only prior to the Closing) contained in this Agreement (other than breaches of the representations and warranties contained in Article II), (iii) any Known Environmental Liability, and (iv) any Pro-Fac Excluded Liability.

Buyer's knowledge prior to the Closing of any inaccuracy or breach of any representation, warranty or covenant made or to be performed by Pro-Fac, the Company, or any of their respective Subsidiaries under this Agreement shall not in any way limit or affect Buyer Indemnitees' rights to indemnification under this Section 10.1(a) if the Closing occurs.

          (b) Indemnification by Buyer. Subject to the limits set forth in this
Section 10.1, Buyer agrees effective as of the Closing to indemnify, defend and hold Pro-Fac, its officers, directors, agents and Affiliates (other than Holdings LLC, Holdings Inc. and the Company) (collectively, the "Pro-Fac Indemnitees"), harmless from and in respect of any and all losses, damages, expenses, costs, fines, penalties, fees, amounts paid in settlement and reasonable expenses (including, without limitation, reasonable expenses of investigation, attorney's fees, enforcement of this Agreement, defense fees, witness fees, court costs and disbursements of counsel and other professionals) that they may incur arising out of or due to (i) any inaccuracy of any representation or the breach of any warranty made by Buyer in this Agreement or in any certificate delivered pursuant to this Agreement, or (ii) the breach of any covenant, undertaking or other agreement of Buyer contained in this Agreement.

Pro-Fac's knowledge prior to the Closing of any inaccuracy or breach of any representation, warranty or covenant made or to be performed by Buyer under this Agreement shall not in any way limit or affect the Company's right to indemnification under this Section 10.1(b) if the Closing occurs.

          (c) Survival of Representations and Warranties. Subject to Section 9.10, the several representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter until the date that is eighteen months following the Closing Date; provided, however, that (i) the representations and warranties contained in Section 2.2, Section 2.3,
Section 2.4, Section 2.14 (as they relate to the Birds Eye Mark), Section 2.16,
Section 3.2, Section 3.3, Section 4.2 and Section 4.5 shall survive indefinitely, and (ii) the representations and warranties contained in Section
2.14 (other than as they relate to the Birds Eye Mark), Section 2.19 and Section
2.22 shall survive for five years; and, provided further, that all such representations or warranties that survive the Closing Date shall survive beyond the date that they would otherwise terminate with respect to any claim based on any inaccuracy therein or breach thereof, if notice of such claim is duly given within such applicable period in accordance with Section 10.1(e) hereof.

          (d) Limitations on Indemnification. Anything to the contrary contained herein notwithstanding (A) Buyer Indemnitees shall not be entitled to recover from Pro-Fac pursuant to (1) Section 10.1(a)(i), Section 10.1(a)(iii) or Section
9.1 (except as otherwise provided in Section 9.1) of this Agreement any claim for Damages pursuant to Section 10.1(a)(i), Section 10.1(a)(iii) and Section 9.1 resulting from a single inaccuracy or breach that Buyer would otherwise be entitled to be indemnified by Pro-Fac for hereunder (but for the limitations contained in this sentence) that is not equal to or in excess of $200,000 (the "Minimum Claim Amount") (provided, that for purposes of this clause (1) all claims for Damages arising out of the same facts or events or related to the same period (in the case of Section 9.1) resulting in such inaccuracy or breach shall be treated as a single claim) and (2) Section 10.1(a)(i), Section 10.1(a)(iii) and Section 9.1 unless and until the total of all claims for Damages pursuant to Section 10.1(a)(i), Section 10.1(a)(iii) and Section 9.1 that satisfy the Minimum Claim Amount exceeds $10,000,000 (the "Basket") (provided, that any Excess Payment and any amount paid by the Company pursuant to Section 6.27(ii) shall reduce the unused Basket, on a dollar-for-dollar basis; provided further, that in the event that the remaining unused Basket is less than the amount by which the Basket would be reduced at any time by this proviso, the Buyer Indemnitees shall be entitled to recover from Pro-Fac such excess of the reduction amount over the unused Basket) and then, once the Basket has been exceeded, Buyer Indemnitees shall be entitled to recover from Pro-Fac all amounts claimed pursuant to such Section 10.1(a)(i), Section 10.1(a)(iii) and Section 9.1 that exceed the Basket and (B) the aggregate liability of Pro-Fac for indemnification payable pursuant to Section 10.1(a)(i), Section 10.1(a)(iii) and Section 9.1 shall not exceed $50,000,000 (the "Indemnity Cap"); provided, that the preceding limitations shall not apply to claims for Damages with respect to the willful breach of any representation or warranty contained in this Agreement or any inaccuracy or breach of any representations and warranties set forth in Section 2.1, Section 2.2, Section 2.4, Section 2.16,
Section 3.1, Section 3.2 or Section 3.3 of this Agreement or claims for Damages under clauses (ii) or (iv) of Section 10.1(a), regardless of whether such indemnity obligations relate to matters covered by representations and warranties that are subject to the limitations expressed in this sentence. For purposes of Section 10.1(a)(i), any requirement in any representation or warranty that an event or fact be material (whether quantitatively or qualitatively) in order for such event or fact to constitute a misrepresentation or breach of such representation or warranty shall be ignored. The Minimum Claim Amount, the Basket and the Indemnity Cap shall also apply with respect to the Pro-Fac Indemnitees' claims for indemnification pursuant to
Section 10.1(b) in the same manner as described above; provided, that such limitations shall not apply to claims for losses, damages, expenses, costs, Taxes, fines, penalties and fees of Pro-Fac, amounts paid in settlement and reasonable expenses (including, without limitation, reasonable expenses of investigation, attorney's fees, enforcement of this Agreement, defense fees, witness fees, court costs and disbursements of counsel and other professionals) with respect to any inaccuracy or breach of any representations and warranties set forth in Section 4.1, Section 4.2, or Section 4.5 of this Agreement.

          (e) Notice and Opportunity to Defend.

               (i) If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 10.1(a) or Section 10.1(b), the party seeking indemnification shall notify the other party or parties obligated to provide indemnification (the "Indemnifying Party") promptly upon its determination to seek indemnification; provided, however, that no delay on the part of the party seeking indemnification in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party was damaged by such delay.

               (ii) If such event involves any claim or the commencement of any action or proceeding by a third person (a "Proceeding"), the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such Proceeding; provided, however, that the failure to provide prompt notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder unless, and then only to the extent that, the Indemnifying Party was damaged by such delay. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and may elect, within fifteen (15) days of receiving such notice, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification (provided, that the Indemnifying Party shall only be entitled to assume the defense of such action (A) to the extent that the action seeks only money damages from, and not injunctive or other equitable relief against, such party seeking indemnification, (B) if the Indemnifying Party first acknowledges in writing to the party seeking indemnification that the party seeking indemnification is entitled to indemnification under this Section 10.1 with respect to such matter, and (C) upon giving effect to the provisions of this Section 10.1, the Indemnifying Party would be responsible for a majority of the damages or liability in respect of such action) and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, subject to the following sentence, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability including being represented by its own counsel, which cost shall be for its account (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate counsel (a) to the extent the Indemnified Party concludes reasonably based upon written advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or
     (b) if the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more material legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be materially adverse to the interest of the Indemnified Party). The party seeking indemnification agrees to cooperate in a commercially reasonable manner with the Indemnifying Party and its counsel in the defense against any such asserted liability. No settlement shall be effected by the Indemnifying Party without the consent of the party seeking indemnification (which consent shall not be unreasonably withheld) unless, in connection with such settlement, the party seeking indemnification is fully and unconditionally released from such asserted liability (without any liability for payment) and the settlement does not contain other terms or conditions that are adverse to the interests of the party seeking indemnification. No settlement shall be effected by a party seeking indemnification without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, unless the party seeking indemnification would be liable for at least fifty percent of any payments due pursuant to the terms of such settlement.

          10.2 Further Limitations.

          (a) The amount which the Indemnifying Party is required to pay to, for, or on behalf of the party seeking indemnification pursuant to this Article X and/or Article IX, shall be reduced by any federal, state, local or non-United States Income Tax benefit actually received by the party seeking indemnification applicable to the indemnifiable losses, damages, expenses, costs, Taxes, fines, penalties and fees of the party seeking indemnification, amounts paid in settlement and reasonable expenses (including, without limitation, reasonable expenses of investigation, attorney's fees, enforcement of this Agreement, defense fees, witness fees, court costs and disbursements of counsel and other professionals).

          (b) The Indemnifying Party shall make any indemnification payments determined to be payable to the Indemnified Party hereunder without regard to any expectation that the Indemnified Party will recover insurance proceeds as a result of the matter giving rise to the claim for which indemnification payments are to be made. The Indemnified Party shall use its commercially reasonable efforts to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of the Indemnified Party against the Indemnifying Party. If the Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of such claim, the Indemnifying Party's indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Indemnified Party. If the Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the

Indemnified Party against the Indemnifying Party after the Indemnifying Party has paid such indemnification claim to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party to the Indemnified Party on the claim. For the purposes of this Section 10.2, the amount of any "insurance proceeds" received by the Indemnified Party shall be equal to the difference between (A) the actual amount of such proceeds and (B) the amount of incremental premium costs which are (i) incurred by the Indemnified Party during the five year period following the loss or event which gives rise to the payment of the insurance proceeds and (ii) related to such loss and event.

          10.3 Funding Mechanism. Any payment to be made to the Buyer Indemnitees or the Pro-Fac Indemnitees pursuant to this Article X shall be effected by wire transfer of immediately available funds from Pro-Fac or Buyer, as the case may be, to an account designated in writing by Buyer or Pro-Fac, as the case may be, within 30 days after the determination of the amount due; provided, that Pro-Fac may in lieu of such payment in immediately available funds elect, within 30 days after the determination of the amount due, in a written notice to Buyer and the Company, to either (i) instruct the Company to set off any such amount due from Pro-Fac against future payments due to Pro-Fac from the Company either (A) under the Termination Agreement, or (B) under accounts payable existing in Pro-Fac's favor at that time for crops purchased by the Company pursuant to the Amended and Restated Marketing and Facilitation Agreement, in each case, in the order that such payments become due, or (ii) surrender to the Company that number of Pro-Fac Common Units (the "Surrendered Units") which when multiplied by a fraction, the numerator of which is the Common Unit Purchase Price and the denominator of which is the number of newly-issued Common Purchase Units is equal to the amount due (provided, that this option to surrender Pro-Fac Common Units shall not be available to Pro-Fac, unless at the time that any amount due is payable hereunder for which Pro-Fac intends to surrender Pro-Fac Common Units, the Company has realized EBITDA of at least $135,000,000 for the last twelve month period, ending on the last day of the month that precedes the month in which the determination of the amount due has been made). If Pro-Fac elects to satisfy any amount due to the Buyer Indemnitees with Surrendered Units, the notice required in the proviso above shall have attached to it Pro-Fac's original unit certificate, if any, and a unit transfer power executed in blank, if certificated units have been issued. Holdings LLC shall, in the event that Pro-Fac surrenders a unit certificate for shares of Pro-Fac Common Units in excess of the Surrendered Units, execute and deliver a new certificate of like kind for that number of excess Pro-Fac Common Units. Any indemnification payments shall be made together with interest accruing thereon from the date written notice of the indemnification claim is made to the date of payment at a fluctuating Borrowing Rate.

          10.4 Exclusive Remedy. The sole recourse and exclusive remedy of Buyer, Pro-Fac and the Company arising under claims for breaches of representations or warranties or under Article IX, Section 10.1(a)(i) or Section 10.1(b)(i) of this Agreement shall be to assert a claim for indemnification under the indemnification provisions of this Article X and/or Article IX, and Buyer and the Company each covenant that it or they will not seek to obtain any remedy except as provided in this Article X and/or Article IX.

          10.5 Effect of Indemnification Payments. All indemnification payments under Article IX and Article X of this Agreement shall be deemed adjustments to the Purchase Price.

                                   Article XI
                                   Definitions

          For the purposes hereof, the following terms have the meanings set forth below:

          "Acquisition Proposal" has the meaning set forth in Section 6.9(e).

          "ACSM" means the American Congress on Surveying and Mapping.

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          "Affiliated Group" means any affiliated group as defined in Code
Section 1504 that has filed a consolidated return for federal income tax purposes (or any consolidated, combined or unitary group under state, local or foreign law) for a period during which the Company was a member.

          "Agreement" has the meaning set forth in the preamble.

          "AgriFrozen Business" means the frozen food business that has been conducted by PF Acquisition II, Inc. under the name of AgriFrozen Foods.

          "AgriFrozen Litigation" means any action, suit, charge, complaint, proceeding, order, investigation or claim (whether now existing or hereinafter brought) with respect to (i) the purchase of the assets of AgriPac, Inc., an Oregon cooperative, by PF Acquisition II, Inc., a formerly wholly owned Subsidiary of Pro-Fac that conducted its business under the name of AgriFrozen Foods, (ii) the subsequent bankruptcy of PF Acquisition II, Inc., in each case, including, without limitation, Stan Seifer et al. vs. AgriFrozen Foods et al. (also known as the grower lien litigation), Blue Line Farms, Inc. vs. Pro-Fac Cooperative, Inc. et al., Pro-Fac Cooperative, Inc. et al. vs. Alpha Nursery, Inc. et al., the threatened suit John T. Brice et al. vs. PF Acquisition II, Inc. et al., the Kenyon Matter and the GE Matter and (iii) any other claim set forth on Schedule 2.15(c) attached hereto.

          "AgriPac Acquisition" means the acquisition of certain assets by PF Acquisition II, Inc. pursuant to that certain Asset Purchase Agreement by and among PF Acquisition II, Inc., Pro-Fac, and AgriPac, Inc., an Oregon cooperative corporation, as debtor and debtor-in-possession, dated February 19, 1999.

          "ALTA" means the American Land Title Association.

          "Alternative Transaction" has the meaning set forth in Section
12.1(b).

          "Amended and Restated Marketing and Facilitation Agreement" has the meaning set forth in Section 6.24.

          "Amended Bylaws" has the meaning set forth in Section 6.19.

          "Amended Certificate" has the meaning set forth in Section 6.20.

          "Bank" has the meaning set forth in Section 4.7.

          "Bank Commitment Letter" has the meaning set forth in Section 4.7.

          "Bank Waiver" means a waiver, forbearance, consent or other agreement among Pro-Fac, the Company and the required number of the Existing Banks under the Existing Financing that is acceptable in form and substance to Buyer that waives or forestalls the Existing Banks from exercising remedies with respect to, any default or event of default under the Existing Financing that is caused by or arises from or is related to the Non-Cash Goodwill Impairment Charge and, if not a waiver, provides for the Company to have access to the facilities contemplated by the Existing Financing through the Closing Date on terms not less favorable than those applicable immediately prior to the execution of this Agreement.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that, as of the date of determination, could form the basis of any Claim.

          "Basket" has the meaning set forth in Section 10.1(d).

          "Birds Eye Mark" means the trademark "BIRDS EYE" and any derivations thereof, including without limitation design marks incorporating the words "BIRDS EYE".

          "Birds Eye Territory" means Canada, Costa Rica, El Salvador, Jamaica, Mexico, the Netherlands, Nicaragua, Panama, Uruguay, Suriname, Venezuela, the United States, and any other country or geographic region in which the Company uses the Birds Eye Mark, whether or not the Birds Eye Mark is registered in such countries.

          "Board" means the Company's board of directors.

          "Bondholders" means the holders of the Bonds.

          "Bondholders Consent" has the meaning set forth in Section 6.3.

          "Bonds" means the Company's 11-7/8% Senior Subordinated Notes due
2008.

          "Borrowing Rate" means the rate of interest that the Company's senior lenders then charge (or would charge) the Company for adjusted base rate advances under its revolving credit facility.

          "Buyer" has the meaning set forth in the preamble.

          "Buyer Indemnitees" has the meaning set forth in Section 10.1(a).

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

          "Claims" has the meaning set forth in Section 2.15(a).

          "Class A Common Units" means the Class A Units on the terms set forth on Exhibit A attached hereto.

          "Class B Common Units" means the Class B Units on the terms set forth on Exhibit A attached hereto.

          "Class C Common Units" means the Class C Units on the terms set forth on Exhibit A attached hereto.

          "Class D Common Units" means the Class D Units on the terms set forth on Exhibit A attached hereto.

          "Closing Date" has the meaning set forth in Section 1.3(a).

          "Closing" has the meaning set forth in Section 1.3(a).

          "COBRA" has the meaning set forth in Section 2.19(f).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Purchase Units" has the meaning set forth in the preamble.

          "Common Unit Purchase Price" has the meaning set forth in the preamble.

          "Common Units" means the Class A Common Units, Class B Common Units, Class C Common Units and Class D Common Units of Holdings LLC.

          "Company" has the meaning set forth in the preamble.

          "Company Common Stock" has the meaning set forth in the preamble.

          "Company Disclosure Schedules" has the meaning set forth in Article
II.

          "Company Filings" has the meaning set forth in Section 2.7.

          "Company Intellectual Property Rights" means all of the Intellectual Property Rights owned or used by the Company (along with all income, royalties, damages and payments due or payable at the Closing or thereafter (including without limitation, damages and payments for past or future infringements or misappropriations thereof)), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property Rights.

          "Company Representative" has the meaning set forth in Section 6.9(a).

          "Company Voting Debt" means any bond, debenture, note or other Indebtedness of the Company having, or convertible into other securities having, the right to vote on any matters on which shareholders of the Company may vote.

          "Computer Systems" has the meaning set forth in Section 2.14(d).

          "Confidentiality Agreement" means the certain Confidentiality Agreement between the Company and Vestar Capital Partners IV, L.P., dated October 15, 2001.

          "Covered AgriFrozen Litigation Expenses" has the meaning set forth in
Section 6.27.

          "Damages" has the meaning set forth in Section 10.1(a).

          "Deferred Payments" has the meaning set forth in Section 12.12.

          "Definitive Financing Agreements" has the meaning set forth in Section 6.13(a).

          "EBITDA" means for any period, for the Company and its Subsidiaries on a consolidated basis, net income for such period plus an amount that, in the determination of net income for such period, has been deducted for (i) Pro-Fac share of income, (ii) interest expense, (iii) income taxes, (iv) depreciation expense and (v) amortization expense, and less an amount that, in the determination of net income for such period, has been included for (i) Pro-Fac share of losses, (ii) interest income and (iii) income tax benefit as reported by the Company in accordance with GAAP consistently applied, and adjusted to exclude (A) any non-recurring income, extraordinary income items and/or out of period income adjustments that are not specifically contemplated by and reflected in the Eight Plus Four Plan, including any gain from Equity Value Plan unit cancellations (other than reversal of amounts that have been accrued during the Company's fiscal year ending June 29, 2002) or termination of the Equity Value Plan, and (B) up to $1,500,000 of non-recurring expenses, extraordinary expenses and/or out of period adjustments for expenses that are not specifically contemplated by and reflected in the Eight Plus Four Plan.

          "Eight plus Four Plan" means the Company's eight month actual and four month projected financial statements for the period ending June 29, 2002 that has been supplied to Buyer.

          "Employee Benefit Plan" has the meaning set forth in Section 2.19(a).

          "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

          "Environmental Liability" means any Liability (including, without limitation, for response costs, personal injury, property damage or natural resource damage) or investigatory, corrective or remedial obligation which arises under or relates to any Environmental and Safety Requirements, including, without limitation, those relating to (a) violations of, or noncompliance with, Environmental and Safety Requirements, or (b) the handling, treatment, storage, disposal, arrangement for disposal, release or threatened release of hazardous materials, substances or wastes.

          "Equity Commitment Letter" has the meaning set forth in Section 4.7

          "Equity Value Plan" means the Company's Equity Value Plan as amended and restated effective August 23, 2000.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excess Payment" has the meaning set forth in Section 6.27(i).

          "Exchange Act" has the meaning set forth in Section 2.5.

          "Executives" means the individuals set forth on Schedule 11.1 attached hereto.

          "Exempt Contract" has the meaning set forth in Section 2.13(d).

          "Existing Banks" has the meaning set forth in the preamble.

          "Existing Financing" has the meaning set forth in the preamble.

          "Existing MFA" means the Marketing and Facilitation Agreement between Pro-Fac and the Company, dated as of November 3, 1994.

          "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources and their counsel, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the agreements and transactions contemplated hereby, including due diligence, the preparation, printing, and mailing of the Solicitation Materials, the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

          "FDA" has the meaning set forth in Section 2.21(a).

          "FFDCA" has the meaning set forth in Section 2.21(a).

          "Financial Adviser" has the meaning set forth in Section 2.16.

          "Financial Statements" has the meaning set forth in Section 2.6.

          "Financing" means the credit facility or other debt financing(s) to be entered into by the Company as contemplated by the Bank Commitment Letter (or alternative financing arranged by the Buyer) and by paragraphs (a) through (c) of Section 6.13 and consummated at the Closing on terms and conditions satisfactory to Buyer in its sole and absolute discretion.

          "FMIA" has the meaning set forth in Section 2.21(a).

          "FTC" has the meaning set forth in Section 2.21(a).

          "GAAP" means United States generally accepted accounting principles consistently applied, as in effect from time to time.

          "GE Matter" means the matters underlying the proceeding General Electric Capital Corporation vs. Pro-Fac Cooperative, Inc. et al.

          "Government Entity" means individually, and "Government Entities" means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company.

          "Holdings Inc." has the meaning set forth in Section 1.1(b).

          "Holdings LLC" has the meaning set forth in the preamble.

          "Holdings LLC Agreement" has the meaning set forth in the preamble.

          "HSR Act" has the meaning set forth in Section 2.5.

          "Income Tax" means all Taxes imposed on or measured by income, net income, receipts, earnings or profits, including any minimum tax or alternative minimum tax and franchise tax based on income, and any interest, penalties or additions attributable to any such Tax.

          "Income Tax Reserve" means the reserve or reserves for Income Tax Liabilities (excluding any (i) provision for deferred Income Taxes established to reflect timing differences between book and Tax Income and (ii) general reserves) set forth in the March 29, 2002 balance sheet (other than in any notes thereto) as adjusted for any amount properly accrued for effects on Income Tax Liabilities for income earned, losses incurred and Taxes paid in the ordinary course of business from March 29, 2002 through the Closing Date, which accrual shall be adjusted in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns for income earned, losses incurred and Taxes paid in the ordinary course of business during such period. Such reserves and any adjustment thereto for the fiscal year ending June 29, 2002 shall not include any reserve for liability based directly or indirectly on any impact of the Non-Cash Goodwill Impairment Charge.

          "Indebtedness" means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person's assets.

          "Indemnifying Party" has the meaning set forth in Section 10.1(e)(i).

          "Indemnity Cap" has the meaning set forth in Section 10.1(d).

          "Information Statement" means the information statement related to the Pro-Fac Shareholders Meeting to be held in connection with the approval of this Agreement and the other transactions contemplated by this Agreement.

          "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions as well as any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), and (vii) all other intellectual property rights.

          "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

          "Investment LLC" has the meaning set forth in Section 1.4.

          "Kenyon Matter" means the matters underlying the proceeding Kenyon Zero Storage, Inc. vs. PF Acquisition II, Inc., et al.

          "Knowledge" means, with respect to any Person, actual knowledge of such Person (including, without limitation, such Person's and its Subsidiaries' officers) after reasonable inquiry and investigation.

          "Known Environmental Liability" means the Liabilities set forth on
Schedule 2.22 and Schedule 11.2.

          "Laws" means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

          "Leased Property" has the meaning set forth in Section 2.25(b).

          "Leases" has the meaning set forth in Section 2.25(b).

          "Lender" has the meaning set forth in the preamble.

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Lien" or "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, any encroachment, encumbrances or any other defect in title.

          "Management Services Agreement" has the meaning set forth in Section 6.22.

          "Material Adverse Effect" means with respect to any Person, any change, event, condition, development or effect that individually or in the aggregate with all other changes, events, conditions, developments and effects, is or is reasonably likely to be materially adverse to (i) the business, operations, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement.

          "Material Contracts" has the meaning set forth in Section 2.13(b).

          "Minimum Claim Amount" has the meaning set forth in Section 10.1(d).

          "Minimum EBITDA" means EBITDA of $130,000,000 for the twelve month period since June 30, 2001.

          "Most Recent Balance Sheet" means Pro-Fac's or the Company's, as applicable, audited consolidated balance sheet as of June 30, 2001.

          "Non-Cash Goodwill Impairment Charge" means a non-cash reduction for book accounting purposes, taken in the Company's 2002 fiscal year, of the stated value of the Company's goodwill which will reduce the Company's equity account, which charge is expected to be approximately $105 million.

          "Non-Use Birds Eye Territory" means Argentina, Aruba, the Bahamas, Bolivia, Brazil, Chile, China, Colombia, the Dominican Republic, Ecuador, Guatemala, Honduras, Hong Kong, India, Japan, Nicaragua, Papua New Guinea, Paraguay, Peru, Puerto Rico, and any other country in which the Company has registrations for use of the Birds Eye Mark but is not using the Birds Eye Mark in such country as of the date of this Agreement.

          "Offered Securities" has the meaning set forth in Section 1.4.

          "Organizational Documents" means, with respect to any entity, the certificate of incorporation, bylaws and/or other similar governing documents of such entity.

          "Other Accredited Investors" has the meaning set forth in Section 1.4.

          "Owned Property" has the meaning set forth in Section 2.25(a).

          "Pension Plan" has the meaning set forth in Section 2.19(b).

          "Permits" means all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities.

          "Permitted Liens" means (i) Liens for Taxes or assessments and similar charges, or those otherwise arising by operation of law which either are (a) not delinquent or (b) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company's books with respect thereto, and
(ii) with respect to Real Property only, (a) taxes which are a lien and not yet due and payable, (b) zoning, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property and (c) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair (x) the value or marketability of the parcel of Real Property to which they pertain or (y) the occupancy or use of the Real Property by the Company for the purposes for which it is currently used in connection with the Company's business.

          "Permitted Patronage Amount" means an amount equal to the lesser of
(i) 25% of the net patronage income of Pro-Fac for the fiscal year ending June 29, 2002 calculated in accordance with past custom and practice under the Existing MFA without regard to the impact of the Non-Cash Goodwill Impairment Charge and (ii) $2.5 million.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "PPIA" has the meaning set forth in Section 2.21.

          "Pre-Closing Tax Period" has the meaning set forth in Section 9.1.

          "Preferred Purchase Units" has the meaning set forth in the preamble.

          "Preferred Unit Purchase Price" has the meaning set forth in the preamble.

          "Preferred Units" means the Class P Units on the terms set forth on Exhibit A attached hereto.

          "Proceeding" has the meaning set forth in Section 10.1(e)(ii).

          "Product" has the meaning set forth in Section 2.21(a).

          "Pro-Fac" has the meaning set forth in the preamble.

          "Pro-Fac Common Units" has the meaning set forth in the preamble.

          "Pro-Fac Excluded Liability" means any Liability of the Buyer Indemnitees resulting from (i) actions by Pro-Fac with respect to any third party, including, without limitation, Pro-Fac's shareholders, Pro-Fac's grower members, or any of Pro-Fac's Subsidiaries (other than Holdings LLC, Holdings Inc. and the Company), (ii) directly or indirectly, or relating directly or indirectly to, any agreement, activity or action taken or omitted to be taken in the process of approving the transactions contemplated hereby and obtaining any third party consent (including the Bondholder Consent and the Pro-Fac Shareholder/Member Consent), by the Company's directors and officers as of the date hereof, on or prior to, the Closing Date, but excluding, in the case of this clause (ii) and clause (i) above, any such Liability to the extent and only to the extent that such Liability is a direct result of any action taken or omitted to be taken at the direction of Buyer, (iii) the AgriFrozen Litigation, other than the Covered AgriFrozen Litigation Expenses, (iv) any Liability of the Company in excess of $100,000 arising from the Company's Equity Value Plan and/or any unit granted thereunder, other than those Liabilities described on
Schedule 11.3 attached hereto, and (v) any Liability or obligation of the Company resulting solely from its affiliation (whether as a parent, combined, consolidated or unitary group member or otherwise) on or before the Closing Date with any other Person (other than its Subsidiaries).

          "Pro-Fac Indemnitees" has the meaning set forth in Section 10.1(b).

          "Pro-Fac Loan Facility" has the meaning set forth in Section 6.31.

          "Pro-Fac Shareholders Meeting" has the meaning set for in Section 6.5(a).

          "Pro-Fac Shareholder/Member Consent" has the meaning set for in
Section 6.5(a).

          "Purchase Price" has the meaning set forth in the preamble.

          "Purchase Units" has the meaning set forth in the preamble.

          "Real Property" has the meaning set forth in Section 2.25(b).

          "Reorganization Transactions" means the transactions contemplated by
Section 1.1.

          "Required Approvals" has the meaning set forth in Section 6.8.

          "SEC" has the meaning set forth in Section 2.7(a).

          "Securities Act" has the meaning set forth in Section 2.7(a)

          "Securityholders Agreement" has the meaning set forth in Section 6.23.

          "Solicitation Materials" has the meaning set forth in Section 6.4(a).

          "State Food Authorities" has the meaning set forth in Section 2.21(a).

          "Straddle Period" has the meaning set forth in Section 9.2.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

          "Superior Proposal" has the meaning set forth in Section 6.9(f).

          "Surrendered Units" has the meaning set forth in Section 6.13.

          "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, escheat, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

          "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules (including Schedule K-1) attached thereto and including any amendment thereof.

          "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

          "Termination Agreement" has the meaning set forth in Section 6.24.

          "Termination Fee" has the meaning set forth in Section 12.1(c).

          "Title Company" has the meaning set forth in Section 6.14(a).

          "Transition Services Agreement" has the meaning set forth in Section 6.25.

          "Treasury Regulation" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

          "Unit Purchase" has the meaning set forth in the preamble.

          "Units" means the Common Units, the Preferred Units and the Common Units to be issued upon exercise of the Warrants and the warrants issued to the Investment LLC, and "Unit" means each one of them.

          "USDA" has the meaning set forth in Section 2.21(a).

          "Vestar Capital Fee" means the transaction fee for services rendered in connection with the transactions contemplated hereby equal to $8,000,000 payable to Vestar Capital Partners upon the Closing.

          "Warrants" has the meaning set forth in the preamble.

          "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law, rule, regulation or ordinance.

                                   Article XII
                                  Miscellaneous

          12.1 Fees and Expenses.

          (a) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(d)(iii) the Company shall, within five business days of such event, pay Buyer by wire transfer of immediately available funds to an account specified by Buyer, the amount of the Expenses incurred by or on behalf of Buyer and its Affiliates; provided, that the foregoing shall not limit the Buyer's right to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws to the extent that the Buyer Indemnitees' Damages exceed such Expenses.

          (b) In the event that this Agreement is terminated pursuant to Section 8.1(b)(iii), the Company shall, within five business days of such event, pay Buyer by wire transfer of immediately available funds to an account specified by Buyer (i) the amount of Expenses incurred by or on behalf of Buyer and its Affiliates up to an amount of $3,000,000 and (ii) an amount equal to $3,000,000; provided, that if, within 12 months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, any proposal with respect to (i) an acquisition or purchase of 50 percent or more of the consolidated assets of Pro-Fac, the Company and their respective Subsidiaries or of 50 percent or more of any class of equity securities of Pro-Fac, the Company or any of their respective Subsidiaries, or (ii) any merger, consolidation, business combination, purchase, lease or acquisition or assumption of substantially all assets, recapitalization, liquidation, dissolution or similar transaction or the issuance or incurrence of any significant Indebtedness by or involving Pro-Fac, the Company or any of their respective Subsidiaries (an "Alternative Transaction"), then, the Company shall, concurrently with the earlier of (x) the execution of such definitive agreement, or (y) the consummation of such Alternative Transaction, pay Buyer by wire transfer of immediately available funds to an account specified by Buyer an additional amount equal to $5,000,000.

          (c) In the event that this Agreement is terminated pursuant to any of
Section 8.1(d)(i) or Section 8.1(d)(ii), the Company shall, within five business days of such event, pay Buyer by wire transfer of immediately available funds to an account specified by Buyer (i) the amount of Expenses incurred by or on behalf of Buyer and its Affiliates up to an amount of $3,000,000 and (ii) an amount equal to $8,000,000 (the "Termination Fee").

          (d) Except as provided in this Section 12.1, all Expenses incurred in connection with this Agreement and the agreements and transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, that if the Unit Purchase is consummated, the Company shall pay, or cause to be paid, (i) all Expenses incurred by or on behalf of Buyer and its Affiliates and Pro-Fac in connection with the agreements and transactions contemplated hereby, and (ii) the Vestar Capital Fee; provided further, that the Company shall bear all expenses related to printing and mailing the Information Statement and the Solicitation Materials.

          12.2 Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws. Except as otherwise provided in this Agreement, all such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

          12.3 Release and Waiver. Pro-Fac, for itself and for each of its Affiliates, hereby generally, irrevocably, unconditionally and completely releases and forever discharges effective as of the Closing each of the Company, the Company's directors and the Company's officers from, and hereby irrevocably, unconditionally and completely waives and relinquishes, any claim that Pro-Fac may now or hereafter have against any of the Company, the Company's directors or the Company's officers that arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter, other than those based on gross negligence or willful misconduct by any of the Company's directors or the Company's officers, occurring on or prior to the Closing Date, whether or not in connection with the transactions contemplated hereby. Pro-Fac hereby waives the benefits of, and any rights it might have under, any statute or common law principle in any jurisdiction providing that a general release does not extend to claims which a creditor does not know or suspects to exist in its favor at the time of execution of such release, which if known by such creditor must have materially affected such creditor's settlement with the debtor. For the avoidance of doubt, nothing herein shall limit any of the rights of Pro-Fac with respect to the Company's performance of its obligations under this Agreement or any other agreement or document contemplated hereby, or which the Company and Pro-Fac may enter into following the date hereof, at any time following the Closing.

          12.4 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer, the Company and Pro-Fac. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

          12.5 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Pro-Fac, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of Pro-Fac; provided, that Buyer may assign this Agreement and its rights and obligations hereunder, in whole or in part, without such prior written consent to any of its Affiliates or to co-investors (provided, that Buyer shall remain liable for the obligations hereunder and any such assignment will not result in a breach of Section 4.3(a) hereof), any Person which provides financing to the Company, Buyer or any of their respective Affiliates, and any subsequent purchaser of Buyer, the Company or any of their respective Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise).

          12.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          12.7 Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

          12.8 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation."

          12.9 Entire Agreement. This Agreement, the Confidentiality Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including, without limitation, the memorandum of understanding dated February 4, 2002 between the Company and Buyer.

          12.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

          12.11 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

          12.12 Certain Matters and Payments.

          (a) The parties acknowledge that the Company may determine to defer certain payments to Pro-Fac until the Closing. Specifically, the Company and Pro-Fac have informed Buyer that the Company may defer the following payments (collectively, the "Deferred Payments") (i) the final payment of Commercial Market Value (as defined in the Existing MFA) for crops delivered by Pro-Fac to the Company during the Company's fiscal year ending June 29, 2002 under the Existing MFA in the amount of $14.4 million (subject to adjustment based on final determination of Commercial Market Value for tar cherries), (ii) the annual payment pursuant to Section 14 of the Existing MFA representing the sharing of certain of the Company's profits for the Company's 2002 fiscal year up to $2.5 million; provided, that the Company is able to reduce its taxable income by the amount of income allocated to Pro-Fac that gives rise to such payment; provided further, that if the Company is not able to reduce its taxable income by the amount of income so allocated, then the Company will reverse such allocation, (iii) amounts needed to satisfy Pro-Fac's preferred stock dividends and Pro-Fac's common stock dividends, in the amount of $1,978,869 and $509,638, respectively, that would otherwise be paid in July 2002, and (iv) amounts needed to satisfy Pro-Fac's preferred stock dividends in the amount of $1,934,099 that would otherwise be paid in October 2002. Buyer, the Company and Pro-Fac hereby agree that the Deferred Payments will be made at Closing and that the payments contemplated by clauses (i) and (ii) above will not be affected by the Non-Cash Goodwill Impairment Charge. To the extent that any consent or waiver is necessary in order to permit any of the Deferred Payments to be made, the parties will use commercially reasonable efforts to obtain such consent or waiver prior to Closing. Notwithstanding anything else to the contrary in this Agreement and the Schedules attached hereto, irrespective of whether the payments under clause (ii) above are deferred, any amount paid under clause (ii) above or the proceeds of related loans from the Company, in excess of the Permitted Patronage Amount either shall be immediately reinvested by Pro-Fac as a capital contribution to the Company, or applied towards the repayment of the gross amount of any outstanding intercompany debt owed by Pro-Fac to the Company. To the extent that any payment is made by the Company to Pro-Fac with respect to the dividends described in clauses (iii) or (iv) above or as contemplated by Schedule 5.4(ii), then the amounts payable pursuant to the Termination Agreement will be subject to reduction in the manner contemplated therein.

          (b) The parties hereby agree that for purposes of this Agreement the mere recording of the Non-Cash Goodwill Impairment Charge shall not result in a breach of any representation or warranty or covenant contained herein, nor will the Non-Cash Goodwill Impairment Charge be taken into consideration for purposes of determining whether the conditions to Closing in Sections 7.1(a), 7.1(s) or 7.1(u) have been satisfied; provided, that the foregoing shall in no way affect Buyer's rights or protections including, without limitation, under Section 7.1(a) or Section 7.1(s), provided in this Agreement with respect to, arising from or related to any consequences from or collateral effects of the Company taking the Non-Cash Goodwill Impairment Charge including, without limitation, any restatement of prior financial statements, if any.

          12.13 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

          12.14 Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

          12.15 Jurisdiction. Each of parties hereto submits to the jurisdiction of any state or federal court sitting in New York, New York to the extent such matter arises before Closing, or Rochester, New York, to the extent such matter arises following the Closing, in any action or proceeding arising out or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, as applicable.

          12.16 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, or one day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer, Pro-Fac and the Company at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

          The Company (prior to Closing):

                 Agrilink Foods, Inc.
                 90 Linden Oaks
                 Rochester, NY 14625
                 Attn:  Dennis M. Mullen
                 Facsimile No.:  (585) 383-1606
                 with a copy to (which shall not constitute notice to the Company):

                 Harris Beach LLP
                 99 Garnsey Road
                 Pittsford, NY 14534
                 Attn:  Thomas E. Willett, Esq.
                 Facsimile No.:  (585) 419-8818

          The Company (following the Closing):

                 Agrilink Foods, Inc.
                 90 Linden Oaks
                 Rochester, NY 14625
                 Attn:  Dennis M. Mullen
                 Facsimile No.:  (585) 383-1606

                 with a copy to (which shall not constitute notice to the Company):

                 Vestar Capital Partners
                 245 Park Avenue, 41st Floor
                 New York, NY  10167
                 Attn:  David M. Hooper and General Counsel
                 Facsimile No.:  (212) 808-4922

                 with a copy to (which shall not constitute notice to the Company):

                 Kirkland & Ellis
                 153 East 53rd Street
                 New York, NY  10022
                 Attn:  Michael Movsovich, Esq.
                 Facsimile No.: (212) 446-4900

          Pro-Fac:

                 Pro-Fac Cooperative, Inc.
                 90 Linden Oaks
                 Rochester, NY  14625
                 Attn:  Bruce Fox, Chairman
                 Facsimile:  (231) 861-4884

                 with a copy to (which shall not constitute notice to Pro-Fac):

                 Harris Beach  LLP
                 99 Garnsey Road
                 Pittsford, NY 14534
                 Attn:  Thomas E. Willett, Esq.
                 Facsimile No.:  (585) 419-8818

          Buyer:

                 Vestar/Agrilink Holdings LLC
                 c/o Vestar Capital Partners
                 245 Park Avenue, 41st Floor
                 New York, NY  10167
                 Attn:  David M. Hooper and General Counsel
                 Facsimile No.:  (212) 808-4922

                 with a copy to (which shall not constitute notice to Buyer):

                 Kirkland & Ellis
                 153 East 53rd Street
                 New York, NY 10022
                 Attn:  Michael Movsovich, Esq.
                 Facsimile No.:  (212) 446-4900

          12.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have duly executed this Unit Purchase Agreement as of the date first written above.

                                      VESTAR/AGRILINK HOLDINGS LLC


                                      By: /s/ David Hooper
                                          --------------------------------------
                                          Name:  David Hooper
                                          Title: President


                                      AGRILINK FOODS, INC.


                                      By: /s/ Dennis M. Mullen
                                          --------------------------------------
                                          Name:  Dennis M. Mullen
                                          Title: President and Chief
                                                   Executive Officer

                                      PRO-FAC COOPERATIVE, INC.


                                      By: /s/ Stephen R. Wright
                                          --------------------------------------
                                          Name:  Stephen R. Wright
                                          Title: General Manager

                          Company Disclosure Schedules

The Company Disclosure Schedules are arranged by sections corresponding to the lettered and numbered sections contained in Article II of the Unit Purchase Agreement and the disclosure in any Company Disclosure Schedule shall qualify only the corresponding paragraph of Article II of the Unit Purchase Agreement unless a specific cross-reference is made to another Company Disclosure Schedule. All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Unit Purchase Agreement.

                                  Exhibit H

                                                                  EXECUTION COPY

                              AMENDED AND RESTATED

                      MARKETING AND FACILITATION AGREEMENT

                                TABLE OF CONTENTS

DEFINITIONS.....................................................................................2
MARKETING.......................................................................................2
   2.    Supply of Product Under the 2002 Raw Product Plan......................................2
   3.    Supply of Product; Pro-Fac Preferred Provider Status...................................3
   4.    Raw Product Plan.......................................................................4
   5.    Agricultural Management Function......................................................10
PAYMENT FOR CROPS..............................................................................12
   6.    Payment for Crops.....................................................................12
   7.    Preseason Activities; Determination of Commercial Market Value........................15
GENERAL........................................................................................21
   8.    Quality...............................................................................21
   9.    Force Majeure; Other Failure or Potential Failure to Deliver..........................21
   10.   Bypassed Crops........................................................................22
   11.   Failure to Deliver....................................................................22
   12.   Adulteration or Misbranding...........................................................23
   13.   Title and Risk of Loss................................................................23
   14.   Compliance with Fair Labor Standards Act..............................................24
   15.   Compliance with FIFRA and Food Quality Protection Act.................................24
   16.   Term and Termination..................................................................25
   17.   Assignment............................................................................26
   18.   Audit.................................................................................27
   19.   Disagreements.........................................................................27
   20.   Indemnification.......................................................................30
   21.   Confidentiality.......................................................................30
   22.   Merchant Status; Pro-Fac to Become a Licensed Farm Product Dealer.....................31
   23.   Notices...............................................................................32
   24.   Entire Agreement......................................................................33
   25.   No Third-Party Beneficiaries..........................................................34
   26.   Agreement Jointly Drafted.............................................................34
   27.   Section Headings......................................................................34
   28.   Severability..........................................................................34
   29.   Counterpart Execution.................................................................34
   30.   Time of Essence.......................................................................34
   31.   Governing Law; Waiver of Jury Trial...................................................35

                             EXHIBITS AND SCHEDULES

EXHIBIT 2...................................................................2002 Raw Product Plan
SCHEDULE 3..........................................................................Covered Crops
SCHEDULE 4(d)...............................................................Shortfall Adjustments


                                      (i)

                              AMENDED AND RESTATED
                      MARKETING AND FACILITATION AGREEMENT

     This Amended and Restated Marketing and Facilitation Agreement (this "Agreement") is dated as of [_____], 2002 between Pro-Fac Cooperative, Inc. ("Pro-Fac") and Agrilink Foods, Inc. ("Agrilink").

     The members and patrons of Pro-Fac are active growers who have joined together in their cooperative to market their crops at a fair price and to try to achieve as much stability and continuity as is possible in agriculture. Agrilink and its predecessors have long been engaged in the processing, distribution and sale of processed foods, now on a diversified geographical basis.

     Pro-Fac and Agrilink came together in 1961 because of Pro-Fac's need to find a stable market for crops grown by its members and patrons and because of Agrilink's need for a reliable supply of such crops.

     Since 1994, Agrilink has been a wholly-owned subsidiary of Pro-Fac. Following the closing of the transactions (the "Transactions") contemplated by the Unit Purchase Agreement dated as of June 20, 2002, by and among Pro-Fac, Agrilink and Vestar/Agrilink Holdings LLC (the "Unit Purchase Agreement"), Agrilink will no longer be a wholly-owned subsidiary of Pro-Fac.

     Agrilink and Pro-Fac desire to continue their long standing supply relationship with Pro-Fac serving as Agrilink's preferred supplier of crops hereunder, so that Pro-Fac will have the ability to continue to market its members' crops through Agrilink without being subject to the economic risk-sharing arrangements that were previously part of their relationship.

     It is therefore agreed as follows:

                                   DEFINITIONS

     1. When used in this Agreement, the following terms shall have the meanings indicated below:

     "Commercial Market Value" of crops sold by Pro-Fac to Agrilink shall mean the weighted average of the prices paid by other commercial processors for similar crops used for similar or related purposes purchased under pre-season contracts and in the open market in the same or similar marketing areas. Commercial Market Value shall be determined as provided in Paragraph 7 hereof.

     "Raw Products" shall mean the Covered Crops (defined below) required by Agrilink as contemplated by any Raw Product Plan (defined below).

                                    MARKETING

     2. Supply of Product Under the 2002 Raw Product Plan. Pro-Fac and Agrilink have approved a Raw Product Plan (defined below) for the 2002 growing season (the "2002 Raw Product Plan"). Based upon the 2002 Raw Product Plan, Pro-Fac has entered into annual crop agreements with its members and Agrilink has made certain business arrangements and production plans and commitments in reliance thereon. Therefore, Pro-Fac agrees that it will supply to Agrilink all crops contemplated to be delivered by it under the 2002 Raw Product Plan, which is attached hereto as Exhibit 2, and Agrilink agrees to accept and to pay for such crops as contemplated by the 2002 Raw Product Plan, in each case, in accordance with the terms and conditions of this Agreement.

     3. Supply of Product; Pro-Fac Preferred Provider Status. Subject to the terms and conditions of this Agreement, Pro-Fac shall be Agrilink's preferred supplier of Covered Crops (defined below). On an annual basis, Agrilink shall be required to purchase from Pro-Fac Raw Products as determined in accordance with Paragraph 4 below and pursuant to the terms and conditions of this Agreement. Agrilink shall use all commercially reasonable efforts in connection with the development of the applicable annual Raw Product Plan and the implementation thereof to source as much of its Raw Products supply for each Agrilink processing facility from Pro-Fac as is practicable subject to relevant commercial considerations including, without limitation, the production capabilities of Pro-Fac's members in the relevant geographic area, Agrilink's Raw Products needs (including timing and delivery requirements) and the overall cost of obtaining the applicable Raw Products. The fruit and vegetable crops that Pro-Fac currently supplies to Agrilink are listed on Schedule 3 attached hereto (the "Covered Crops").

     Pro-Fac agrees, in consideration of the foregoing, to use all commercially reasonable efforts to maintain its ability to supply crops and to give Agrilink priority and to use all commercially reasonable efforts to cause its members to give priority to Agrilink in the supply of crops (whether pursuant to Pro-Fac commitments or by means of an upward proration). Where a Pro-Fac member is subject to commitments to supply crops to any person or entity in addition to Pro-Fac, and the member's yield for a particular growing season is insufficient to meet all such commitments, Pro-Fac shall use all commercially reasonable efforts to ensure that such Pro-Fac member allocates at least a pro-rata portion (based on such member's relative commitments to all persons and entities) of the crops that are available to satisfy such member's commitment to Pro-Fac under the annual crop agreement(s) in effect between such member and Pro-Fac. Subject only to its inability to do so because of the vagaries of weather or other causes validly preventing the delivery or growing of such crops as set forth in this Agreement and in the agreements between Pro-Fac and its members, Pro-Fac agrees to sell to Agrilink all crops of the quality, type and in the amounts set forth by acreage or tonnage in the Raw Product Plan to be obtained from members of Pro-Fac (provided that such commitment to sell shall not apply to raw products contracted for directly between Agrilink as a contracting party and a grower who is a member of Pro-Fac). Pro-Fac agrees that it shall, in a manner consistent with past custom and practice, exercise any and all rights that it has pursuant to the terms of the corporate governance documentation of Pro-Fac and any agreement between Pro-Fac and any of its members to manage (or, to the extent that and for so long as the agricultural management function has been delegated to Agrilink under this Agreement, to assist Agrilink to manage) the supply of crops from its members in a manner that facilitates and accommodates implementation of the annual Raw Product Plans, including, without limitation, allocating crop production among its members (whether above or below their respective committed amounts). In addition, Pro-Fac agrees that unless required by law, it shall not without Agrilink's consent amend the corporate governance documents of Pro-Fac or modify any existing agreements between Pro-Fac and its members, if such amendment or modification adversely affects Pro-Fac's ability to carry out the terms of this Agreement.

     4. Raw Product Plan.

          (a) The quality, quantity and variety of Raw Products required by Agrilink, the specific facilities for which they are required and the timing of their delivery shall be as established in an annual Raw Product Plan (the "Raw Product Plan"). The Raw Product Plan shall be based on the condition and needs of Agrilink's business, as determined by Agrilink in its sole discretion. The 2002 Raw Product Plan is indicative of the matters addressed in, and format and detail of, future Raw Product Plans. The Raw Product Plan will be prepared by Agrilink, in a manner that is substantially consistent with the past custom and practice of Agrilink and Pro-Fac and this Agreement, with such modifications as Agrilink shall deem appropriate in the future in order to accommodate its business. Pro-Fac agrees that, as requested by Agrilink, it will provide to Agrilink, in a commercially timely manner, to the extent available to Pro-Fac on a non-confidential basis, any and all information regarding Pro-Fac and the Pro-Fac members that Agrilink requests in connection with the preparation of the Raw Product Plan and to which Agrilink does not otherwise have direct access in connection with its performance of the provisions of this Agreement (including, without limitation, the crop commitments of each member, each member's capability to produce its commitment (or amounts less than or exceeding its commitment), each member's past production performance and information regarding its member's financial and business condition, including any liens, judgments or defaults under any financial instruments or any other material condition that reasonably could be considered relevant to such member's ability to deliver crops pursuant to this Agreement and related agreements). Pro-Fac agrees that it will cooperate and consult with Agrilink and use good faith efforts to assist Agrilink in the preparation of each Raw Product Plan so that Agrilink can complete the Raw Product Plans in a timely fashion.

          (b) Following its preparation of the Raw Product Plan for a particular growing season, Agrilink shall deliver to Pro-Fac its proposed Raw Product Plan no later than January 31 of the year for which the Raw Product Plan will be effective. The Raw Product Plan shall set forth, among other things, the types of crops, the amount of each crop by acreage or tonnage, the specific Pro-Fac members from whom such crops will be acquired, and the specific facilities to which such crops shall be delivered. The Raw Product Plan will also identify, by notation, the reasons for any significant reduction in Agrilink's needs for a particular crop. Pro-Fac shall have an opportunity to examine the Raw Product Plan, and shall provide Agrilink with its comments within thirty (30) days of delivery of the Raw Product Plan to Pro-Fac. If Pro-Fac has not provided any comments on the Raw Product Plan during the period stated above, Pro-Fac shall be deemed for all purposes under this Agreement to have accepted the Raw Product Plan as delivered by Agrilink. If comments are timely provided by Pro-Fac, Agrilink will consider in good faith such comments and in light thereof, and after giving due consideration to the rights and obligations of the parties under this Agreement, will modify the Raw Product Plan as it deems appropriate. Agrilink shall prepare the Raw Product Plan to be implemented for a particular growing season no later than March 31 of the year for which the Raw Product Plan will be effective, in a manner consistent with the past custom and practice of the parties, so as to provide Pro-Fac with reasonably adequate time to implement its portion of the plan with its members, provided that the parties acknowledge and agree that the implemented Raw Product Plan will be subject to further modifications following initial implementation by the parties (in a manner consistent with the past custom and practice of the parties, including any pre-finalization implementation activity, as contemplated by Paragraph 4(c) below), to adjust aspects of the plan that Agrilink determines should be adjusted, and that can be adjusted, in a commercially reasonable manner. Each party agrees to use all commercially reasonable efforts and to act in good faith to implement the Raw Product Plan as so modified (such modified plan, the "Final Raw Product Plan").

          (c) The annual crop agreement and harvest agreement used by Pro-Fac for the 2002 growing season for each of the Covered Crops have been delivered by Pro-Fac to Agrilink

(the "2002 Agreements"). The annual crop agreements and harvest agreements to be used by Pro-Fac with its members for the particular crops to be supplied under this Agreement shall be substantially in the form of the 2002 Agreements for each such crop, with such modifications, additions, deletions or amendments as Agrilink may require (Agrilink will notify Pro-Fac of such changes prior to the time of delivery of the applicable proposed Raw Product Plan pursuant to Paragraph 4(b) above), including, without limitation, the quality standards to be applied to each such crop, provided that Agrilink may request changes only to the extent such changes are related to implementing any annual Raw Product Plan in the manner determined by Agrilink and, provided further that, to the extent any such change has an impact on the determination of Commercial Market Value, such change will be considered under the provisions of Paragraph 7 below. In addition, Pro-Fac agrees that as requested by Agrilink, through the delegation to be made pursuant to Paragraph 5(a), it will enter into annual crop agreements with its members to commence the implementation of any particular Raw Product Plan prior to the finalization thereof, provided that if the applicable Final Raw Product Plan is inconsistent with any such contract entered into or other action taken prior to the finalization of such year's Raw Product Plan, Agrilink shall bear the costs, if any, arising from the cancellation or modification of any such agreement.

          (d) If the aggregate amount to be purchased from Pro-Fac under any Final Raw Product Plan for any Covered Crop (the "Annual Pro-Fac Planned Purchases") both (i) constitutes by volume less than the aggregate volume specified for such Covered Crop in Schedule 4(d) attached hereto (the "Target Volume") and (ii) constitutes a percentage of Agrilink's total planned purchases from all sources of such Covered Crop ("Annual Total Planned Purchases") for the applicable year that is less than the percentage for such Covered

Crop for such growing season specified on Schedule 4(d) attached hereto (the "Target Percentage"), then Agrilink shall pay to Pro-Fac an amount (the "Shortfall Adjustment") calculated for such Covered Crop in accordance with the formulas and other provisions set forth in Schedule 4(d) attached hereto. In determining whether a Shortfall Adjustment is required and the amount thereof, the Annual Pro-Fac Planned Purchases will be deemed to include the amount of (i) crops designated in the Final Raw Product Plan to be purchased from Pro-Fac and
(ii) crops which are not designated to be purchased from Pro-Fac because (a) Pro-Fac breaches this Agreement or (b) Pro-Fac is unable to produce (through its members) the crops specified in such Final Raw Product Plan (ignoring, for this purpose, any specification relating to the geographic location of crop production or delivery). In order to determine the "Percentage of Target" as set forth on Schedule 4(d), the Annual Pro-Fac Planned Purchases reflected or deemed reflected in the applicable Final Raw Product Plan will be divided by the amount that is the lesser of (i) the Target Volume and (ii) the Target Percentage multiplied by the Annual Total Planned Purchases for such year. Agrilink shall determine, and notify Pro-Fac within fifteen (15) business days following finalization of any Final Raw Product Plan, whether there are any Shortfall Adjustments payable pursuant to this Agreement. Any Shortfall Adjustment amount payable under this Agreement shall be paid to Pro-Fac as part of the final Commercial Market Value payment made pursuant to this Agreement for the fiscal year subject to the applicable Raw Product Plan with respect to the applicable crop. In the event that payment of the amounts under this Paragraph 4(d) is prohibited because of the existence of a default that is not waived or cured under the terms of any Institutional Indebtedness of Agrilink and/or any subsidiary of Agrilink having a principal amount in excess of $20,000,000, the payments due hereunder will be deferred until permitted by the applicable instruments evidencing such indebtedness and will then be made to the fullest extent permitted. "Institutional Indebtedness" means, for purposes of this Agreement (i) indebtedness under any credit facility provided by a bank or other financial institution, (ii) indebtedness for borrowed money under any bond or note indenture and notes issued pursuant thereto, (iii) indebtedness under any financing facility, note or other evidence of indebtedness (as determined in accordance with generally accepted accounting principles) provided by or issued to a financial institution in connection with a borrowing or other financing transaction, and (iv) any refinancing of the foregoing. During the period of any such deferral, the portion of the Shortfall Adjustment amount so deferred shall bear interest at the rate of 10% per annum compounded annually. Shortfall Adjustments determined pursuant to this Paragraph 4(d) shall be the sole and exclusive remedy available to Pro-Fac with respect to Agrilink's failure to commit to the purchase of the Target Volume or Target Percentage of any Covered Crop during the term of this Agreement, and any such failure by Agrilink shall not constitute a breach of the terms of this Agreement provided that the Shortfall Adjustments required to be paid are duly paid in accordance with this Paragraph 4(d).

          (e) If Pro-Fac disputes the calculation of any Shortfall Adjustment, then Pro-Fac shall notify Agrilink of its disagreement and provide in reasonable detail the reasons therefor within fifteen (15) business days following Agrilink's delivery to Pro-Fac of notice of the amount of such Shortfall Adjustment. If Pro-Fac has not notified Agrilink of any disagreement within the time period contemplated above, Pro-Fac shall be deemed to have agreed to the Shortfall Adjustment as calculated by Agrilink for all purposes of this Agreement. If Pro-Fac has notified Agrilink of a disagreement within such time period, Agrilink shall be deemed to have agreed to Pro-Fac's disagreement if Agrilink has not notified Pro-Fac of any objection to such disagreement within 15 business days.

     5. Agricultural Management Function.

          (a) Pro-Fac hereby delegates to Agrilink and any of its affiliates, as Agrilink may designate, all rights, power and authority that is necessary or desirable to control any or all aspects of planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past custom and practice of the parties (including, without limitation, those functions that have heretofore been delegated to Agrilink pursuant to the Pro-Fac Bylaws, the general marketing agreements between Pro-Fac and Pro-Fac members (each, a "General Marketing Agreement"), the annual crop agreements and the harvest agreements), including, without limitation, consulting with Pro-Fac members regarding the implementation of the Raw Product Plan, determining whether or not to supply seed, selecting the seed, setting a planting schedule and reaching decisions regarding farming techniques, harvest, harvest scheduling and crop bypass. Such delegation of power and authority shall include the authority to perform any such function under any applicable agreement, document, or instrument between Pro-Fac and any member or otherwise governing their relationship as suppliers of Raw Product (but not their relationship as members of Pro-Fac), and Pro-Fac shall assist and cooperate with Agrilink in carrying out the agricultural management functions contemplated by this Paragraph 5. Agrilink hereby accepts the delegation of rights, power and authority under this Paragraph 5(a) and agrees to perform or to cause one or more of its subsidiaries or affiliates to perform the functions described above for which such rights, power and authority are delegated. The parties agree that to the extent that Pro-Fac would otherwise be required to perform any obligation under this Agreement that is delegated to Agrilink pursuant to this Paragraph 5, so long as and to the extent that such delegation remains in effect, Agrilink's failure to perform any such obligation or Agrilink's failure to perform such obligation to the standard of conduct contemplated by this

Agreement shall not be imputed to Pro-Fac to give rise to any liability of Pro-Fac hereunder. With respect to transactions between Agrilink and Pro-Fac members undertaken by Agrilink pursuant to the agricultural management functions delegated to Agrilink pursuant to this Paragraph 5, Agrilink will indemnify Pro-Fac from any liability arising from any actual or alleged breach of this Agreement by Agrilink, any breach by Pro-Fac of any agreement entered into on Pro-Fac's behalf by Agrilink due to Agrilink's performance or non-performance of any such delegated function, or any other conduct of Agrilink which any member of Pro-Fac or any third party imputes or attempts to impute to Pro-Fac, to the extent that the actions of Agrilink or any of its representatives (other than as specifically directed by Pro-Fac) give rise to any such liability during the course of such transactions.

          (b) Agrilink hereby agrees that until the fifth anniversary of the date of this Agreement (or, if earlier, the date of termination of this Agreement in accordance with Paragraph 16), it will use commercially reasonable efforts to make available members of its agricultural management staff to provide to Pro-Fac such services as are to be mutually agreed by Agrilink and Pro-Fac that reasonably relate to the expansion of the market for the agricultural products of the Pro-Fac members. Such services may include allocating a portion of the agricultural staff's personnel resources, during such period, to the provision of agricultural management services on an out-sourced basis to persons who enter into supply relationships with Pro-Fac providing for the delivery of agricultural products by Pro-Fac members. Pro-Fac shall pay to Agrilink Agrilink's fully loaded incremental costs for providing such services (including salaries, benefits and reasonably allocated overhead), provided that upon Pro-Fac's request, Agrilink shall provide good-faith estimates of the costs expected to be incurred and paid by Pro-Fac in connection with any such services requested. The terms for the provision of and the payment for any such services shall be reasonably determined by the parties at the time that Agrilink and Pro-Fac reach agreement with respect to the provision of any such services and shall be set forth in independent agreements. Notwithstanding the foregoing, Agrilink shall not be required to provide any service or services pursuant to this Paragraph 5 to the extent that doing so would have a greater than de minimis effect on Agrilink's ability to conduct its own business and affairs. To the extent that Agrilink provides to Pro-Fac or any third party any services of the type contemplated by this Paragraph 5(b), the agreement or agreements for such services will provide for indemnification of Agrilink and for Agrilink to be held harmless from any and all damages, losses and other liabilities that any of Agrilink, its officers, directors, employees, agents, stockholders or affiliates may suffer or incur arising from, as the result of or in any way related to the provision of such services, except for any damages, losses and other liabilities to the extent that they arise from Agrilink's willful breach, willful misconduct or gross negligence.

                                PAYMENT FOR CROPS

     6. Payment for Crops.

          (a) Agrilink shall pay Pro-Fac an amount equal to the aggregate Commercial Market Value for the crops delivered to Agrilink by Pro-Fac members pursuant to annual crop agreements entered into between Pro-Fac and its members as contemplated by the Final Raw Product Plan for each growing season during the term of this Agreement. Agrilink shall pay Pro-Fac the Commercial Market Value to be paid under this Agreement in installments corresponding to the payment by Pro-Fac to its members of Commercial Market Value for the crops delivered. Pro-Fac shall make payment of Commercial Market Value to its members pursuant to the applicable annual crop agreements in accordance with Section 1(d) of the General Marketing Agreement between Pro-Fac and each such member. A copy of Pro-Fac's standard General Marketing Agreement is attached hereto as Exhibit 6(a). Pro-Fac represents to Agrilink that each General Marketing Agreement that is currently in force with its members contains the same payment terms as are set forth in Section 1(d) and otherwise conforms in all material respects to Exhibit 6(a). Pro-Fac hereby agrees that during the term of this Agreement it shall not amend the payment provisions of any existing annual crop agreements or General Marketing Agreement and that each General Marketing Agreement that it enters into in the future shall contain the Commercial Market Value payment provisions set forth in
Exhibit 6(a), unless otherwise agreed to in writing by Agrilink.

          (b) Prior to the final determination of Commercial Market Value in accordance with Paragraph 7, Agrilink shall make payments to Pro-Fac based upon an estimated Commercial Market Value (the "Estimated CMV") for the applicable year. The Estimated CMV shall be determined for purposes of this Agreement by Agrilink in a manner consistent with past custom and practice taking into account such factors as Agrilink determines in good faith to be appropriate. The final payment, to be made following the end of Agrilink's fiscal year, shall be made following the determination of the actual Commercial Market Value for the applicable year in accordance with Paragraph 7. At such time and to the extent that the prior payments made in reliance on the Estimated CMV are found to have underestimated or overestimated the actual Commercial Market Value as later determined, the next required payment shall be adjusted upward to remedy any underpayment or downward to remedy any overpayment, as applicable. If payments made in reliance on the Estimated CMV are found to have overestimated the actual Commercial Market Value by a margin greater than the amount remaining due to Pro-Fac for any Covered Crop, whether with respect to all remaining payments due for a particular growing season or the last payment due for that growing season, Pro-Fac shall reimburse Agrilink promptly for the aggregate amount of any such overpayments. The payment of Estimated CMV shall take into account the payment of harvest advances in accordance with the annual crop agreements.

          (c) To the extent that the amount payable to any Pro-Fac member would be reduced, or Pro-Fac is entitled to an offset against, or deduction from, the amount payable to any member for any service provided, or other cost incurred, by Pro-Fac, Agrilink or any third party as provided in the applicable annual crop agreement or otherwise, then to the extent that Agrilink provides any such service or incurs any such expense (including by hiring and paying any third party), the deduction for any such services or expenses shall reduce, in a manner consistent with the past custom and practice of the parties (without double counting), the amount payable to Pro-Fac pursuant to this Agreement ("Agrilink Reimbursable Expenses"). Agrilink shall deliver periodically to Pro-Fac a schedule setting forth the Agrilink Reimbursable Expenses to which Agrilink believes it is entitled.

          (d) Pursuant to Section 5, during the term of this Agreement Agrilink will, on Pro-Fac's behalf, determine amounts payable to Pro-Fac's members as contemplated by this Section 6. Agrilink will coordinate with Pro-Fac to arrange for the amounts determined by Agrilink to be paid to Pro-Fac members from bank accounts maintained by Pro-Fac. Within ten (10) business days following any payment of an installment of Estimated CMV or Commercial Market Value to Pro-Fac's members (or, during the harvest advance period, within ten (10) business days following the last payment made for any weekly period), Agrilink will provide to Pro-Fac a schedule setting forth the aggregate amount of such payment and the breakdown of the amounts paid to each Pro-Fac member, taking into account Agrilink's calculation of the Agrilink Reimbursable Expenses applicable to each such member payment. If Pro-Fac disagrees with the amount of any such payment, Pro-Fac will notify Agrilink of its disagreement in writing within ten (10) business days following delivery of such schedule to Pro-Fac and provide in reasonable detail the basis of such disagreement, including Pro-Fac's proposed adjustment to any payment. If Pro-Fac has not notified Agrilink of any disagreement within the time period contemplated above, Pro-Fac shall be deemed to have agreed to the payments reflected in the applicable schedule. If Pro-Fac has notified Agrilink of its disagreement within the time period contemplated above and Agrilink fails to notify Pro-Fac of any objection to Pro-Fac's disagreement within ten (10) business days following Agrilink's receipt of Pro-Fac's disagreement, then Agrilink shall be deemed to have agreed to Pro-Fac's proposed adjustments to such payments. If Agrilink does object to any disagreement by Pro-Fac within the time period contemplated above, such objection will be treated as a disagreement subject to the provisions of Paragraph 19.

     7. Preseason Activities; Determination of Commercial Market Value.

          (a) On or prior to the forty-fifth (45th) day prior to the date that Agrilink expects to commence entering into annual crop agreements for a particular crop, Agrilink will prepare and deliver in writing to the applicable commodity committee(s) of Pro-Fac, which committees shall be formed and maintained by Pro-Fac in accordance with past custom and practice, the Estimated CMV for such crop as contemplated by Paragraph 6(b) above and the Commercial Market Value guidelines for each crop to be purchased from Pro-Fac in the upcoming growing season (collectively, the "Preseason Materials"). Such Preseason Materials shall include any change in the methodology for determining Commercial Market Value for any commodity in any growing region, including any changes arising from changes in the form of an annual crop agreement as contemplated by Paragraph 4(c) above to the extent such changes affect Commercial Market Value. The parties acknowledge that some aspects of the information that will be incorporated in the Preseason Materials will become known to, be decided by or become available to Agrilink at different times. Agrilink will have the right to deliver Preseason Materials to Pro-Fac in whole or in part at any time prior to such 45th day referenced above (and it is possible that certain Preseason Material will be delivered to Pro-Fac one (1) year or more in advance of such date). The preparation and implementation of the Preseason Materials will be subject to the following process which, to the extent not specifically addressed otherwise in this Paragraph 7, shall be consistent with past custom and practice of Agrilink and Pro-Fac. The applicable commodity committee(s) will either approve of any Preseason Materials with respect to a particular crop or crops or will disapprove of such Preseason Materials (or any aspect thereof) based on their inconsistency with the terms of this Agreement within thirty (30) calendar days following Agrilink's delivery of such Preseason Materials to it. Pro-Fac may extend such 30-day period for up to an additional thirty (30) days if the Preseason Materials at issue were delivered by Agrilink to Pro-Fac more than sixty (60) days prior to such 45th day referenced in the first sentence of this Subparagraph 7(a). To the extent the applicable commodity committee notifies Agrilink within the time period contemplated above that it disapproves of any aspect of the Preseason Materials, it shall be treated as a Disputed Item under Paragraph 7(d). If the applicable commodity committee approves the applicable Preseason Materials or fails to notify Agrilink that it disapproves of any aspect of the applicable Preseason Materials within the time period contemplated above, such Preseason Materials, to the extent not objected to, will be presented to the CMV Committee for ratification. The "CMV Committee" shall be a standing committee appointed under this Agreement, and shall be comprised of three (3) persons designated by Agrilink and three (3) persons designated by Pro-Fac. Within three (3) calendar days following the presentation to it by the applicable commodity committee of the Preseason

Materials, the CMV Committee shall either ratify such Preseason Materials or, in the event of any disagreement preventing ratification, shall notify Agrilink of such disagreement. Any disagreement by the CMV Committee that constitutes the grounds for withholding ratification of the Preseason Materials shall be treated as a Disputed Item under Paragraph 7(d).

          (b) Commercial Market Value shall be determined for purposes of this Agreement by Agrilink in a manner consistent with the past custom and practice of the parties, and in accordance with the terms of this Agreement, with the objective to determine the weighted average of the prices paid by other commercial processors, for similar crops, used for similar or related purposes, sold under pre-season contracts and in the open market in the same or similar marketing areas. Such weighted average shall be calculated pursuant to a process that obtains and checks input data, weights such markets' and other processors' prices, adjusts the stated purchase price for varying contractual terms and otherwise includes procedures (including the periodic modification of such procedures) that are consistent with the established past custom and practice of Agrilink and Pro-Fac. Commercial Market Value, for purposes of this Agreement, will not be adjusted for any profits realized or losses incurred by Agrilink. The parties have reviewed and acknowledge that the materials reflecting Agrilink's calculation of Commercial Market Value for the 2001 growing season (the "2001 CMV Materials"), including, without limitation (i) the sample contracts used by Agrilink to assess relevant prices and purchase terms among comparable parties in the marketplace and (ii) tables reflecting Agrilink's weighting system for such contracts and the analyses of, and adjustments to, such prices and terms made in reaching its determination of Commercial Market Value were consistent with the past custom and practices of the parties. Agrilink shall continue to use substantially the same comparable parties, weighting system for contracts used by such comparable parties, and adjustment processes reflected in the 2001 CMV Materials, subject to any changes that result from the approval or other determination of changes as contemplated by Paragraph 7(a) above and the other provisions of this Paragraph 7.

          (c) At the appropriate times Agrilink will gather the data necessary for analyzing comparable annual crop agreements, determine adjustments to the prices reflected in such comparable agreements, and otherwise take such action and make such determinations as are necessary to calculate the Commercial Market Value for each crop. The determination of Commercial Market Value for each crop shall be prepared by Agrilink and presented to the applicable commodity committee(s) of Pro-Fac. The applicable commodity committee(s) will either approve of the proposed Commercial Market Value for a particular crop or disapprove of such Commercial Market Value based on its inconsistency with the terms of this Agreement within thirty (30) calendar days following Agrilink's delivery of the proposed Commercial Market Value to it. If the applicable commodity committee(s) approves the proposed Commercial Market Value or fails to notify Agrilink that it disapproves of the proposed Commercial Market Value within the time period contemplated above, the proposed Commercial Market Value will be presented to the CMV Committee for ratification which ratification shall be made within three (3) calendar days following submission thereof to the CMV Committee. To the extent a determination of Commercial Market Value is not approved by the applicable commodity committee or not ratified by the CMV Committee, it shall be treated as a Disputed Item under Paragraph 7(d).

          (d) Any disagreement regarding any of the Preseason Materials or the determination of Commercial Market Value pursuant to this Paragraph 7 (each item subject to such disagreement, a "Disputed Item") shall be addressed in one of the following four (4) manners:

               (i) If Agrilink determines that a Disputed Item should be addressed through further work by the staff of Agrilink, the Disputed Item may be referred back to the appropriate representatives of Agrilink for such further work. Upon the completion of such further work, any aspect of the applicable Preseason Materials or the determination of Commercial Market Value, as the case may be, revised as necessary to take into account such further work, shall again be presented by Agrilink to the applicable commodity committee(s) in accordance with Paragraph 7(a) or Paragraph 7(b), as the case may be, provided that for the purposes of this Paragraph 7(d)(i), the applicable commodity committee shall have three (3) days following such presentation to approve or disapprove of such revisions.

               (ii) If Agrilink determines that a Disputed Item should be addressed by discussion between the Chief Executive Officer of Agrilink and the General Manager of Pro-Fac, or their designees (the "Executives"), then the Disputed Item shall be referred to such Executives for further discussion. The Executives will meet as promptly as reasonably possible and in any event within ten (10) days to consider such matter. The Executives will endeavor to resolve such Disputed Item within three (3) days following their initial meeting thereon. If the Executives reach a resolution of the Disputed Item, their proposed resolution of the Disputed Item shall be referred or resubmitted, as the case may be, to the CMV Committee for ratification. Subject to the other provisions of this Paragraph 7(d), in the event that any Disputed Item referred to the Executives under this clause (ii) is not resolved by the Executives within such three-day period following their initial meeting thereon, unless each Executive agrees to extend such time period, the Disputed Item shall be referred to the CMV Committee in accordance with clause (iii) below.

               (iii) If Agrilink determines that a Disputed Item should be resolved directly by the CMV Committee, the Disputed Item shall be referred to the CMV Committee. The CMV Committee will meet within ten (10) days to consider such matter. The CMV Committee will endeavor to resolve such Disputed Item within three (3) days following its initial meeting thereon. If the CMV Committee reaches a resolution of the Disputed Item, the CMV Committee's resolution shall be dispositive of the matter. In the event that any Disputed Item referred to the CMV Committee is not resolved by the CMV Committee within such 3 day period following the initial meeting thereon, unless an extension of such period is agreed by all members of the CMV Committee, then either Agrilink or Pro-Fac may refer the matter to arbitration by complying with the provisions of Paragraph 19(b) of this Agreement.

               (iv) If Agrilink determines that a Disputed Item should be addressed through arbitration, then Agrilink shall have the right to submit such matter directly to arbitration in accordance with the provisions of Paragraph 19(b) of this Agreement regarding referring matters to arbitration.

     Notwithstanding the foregoing, in the event a Disputed Item exists, then either Agrilink or Pro-Fac may at any time choose to initiate arbitration in accordance with Paragraph 19(b) of this Agreement rather than follow or continue to follow any of the alternative dispute resolution procedures set out in subparagraphs (i) through (iii) of this Paragraph 7(d). It is the intent of this provision that either party may choose arbitration in order to expedite a resolution of a Disputed Item if, in the party's judgment, resolving the Disputed Item through arbitration is in the best interests of that party.

     The parties agree to use commercially reasonable efforts, to the extent practicable and not detrimental to the commercial activities of the parties (including the timing thereof), to consolidate the resolution of any Disputed Items hereunder.

     Any person who is required to attend any meeting referred to in this Paragraph 7 shall have the right to attend by means of conference call or other telecommunication device or means that permits each individual participating therein to hear and speak to each other participant therein.

                                     GENERAL

     8. Quality. The annual crop agreements shall prescribe the standards of quality for the Raw Products supplied pursuant to the Raw Product Plan in a reasonable manner, taking into consideration established USDA standards, requirements for Agrilink's processed products, prevailing standards in the industry and Agrilink's historical quality standards. Changes to the applicable quality standards shall be made in accordance with Paragraph 7. Agrilink may accept or reject Raw Products based upon the annual crop agreements, and any disputes concerning acceptance or rejection shall be subject to arbitration pursuant to Paragraph 19(b).

     9. Force Majeure; Other Failure or Potential Failure to Deliver.

          (a) In the event the performance of any part of this Agreement by either party is prevented or delayed by act of God, war, terrorism, civil insurrection, fire, flood, storm, strike, lockout or by law, regulation or order of federal, state or local authority or by any other cause beyond the control of either party, then such performance, to the extent that it is so prevented or delayed, shall be excused.

          (b) If Pro-Fac invokes the provisions of force majeure pursuant to this Paragraph 9, Pro-Fac may reduce the quantity of the affected categories of Raw Products supplied to Agrilink pursuant to the Raw Product Plan for the applicable year. In the event that Pro-Fac fails to deliver the amount of any Raw Products specified in the Raw Product Plan or if in any particular case Agrilink reasonably concludes, due to anticipated crop yields, growing conditions, any anticipatory breach of any annual crop agreement or other factors indicating that any Pro-Fac member is likely to fail to deliver the amount of Raw Products specified in the Raw Product Plan, Agrilink shall have the right, at its option, to purchase additional quantities of such Raw Products from alternative sources without regard to Paragraphs 3 and 4.

     10. Bypassed Crops. Raw Products fit for harvesting and suitable for processing under the provisions of the Raw Product Plan which are not harvested at the direction of Agrilink shall be referred to as "Bypassed Crops." Sharing of the economic impact of Bypassed Crops among Agrilink, Pro-Fac members and contract growers of the applicable Covered Crop shall be governed by the applicable provisions of the annual crop agreement for purchase of the affected Covered Crop. All determinations made with respect to Bypassed Crops, including, without limitation, expected yields, costs not incurred for harvest and allocation among affected Pro-Fac members, shall be made by Agrilink in good faith in a manner consistent with the past custom and practice of the parties.

     11. Failure to Deliver. Pro-Fac acknowledges that, in order to process properly the maximum quantities of Raw Products for inclusion in its processed food products, it is essential that Agrilink not only be supplied with the Raw Products hereunder, but that Agrilink receive such Raw Products, to the extent not affected by circumstances owing to force majeure, in a timely manner consistent with the applicable Raw Product Plan. Pro-Fac further acknowledges that Agrilink will suffer damages if Pro-Fac or its members fail to deliver the quantity of Raw Products in a timely manner as specified in the applicable Raw Product Plan. Accordingly, Pro-

Fac hereby assigns to Agrilink, as a third party beneficiary, all rights and powers that Pro-Fac may have under any General Marketing Agreement or Annual Crop Agreement and any other right to seek redress in the event that any Pro-Fac member fails to perform its obligations to deliver crops to Agrilink as contemplated hereby. To the extent that Agrilink may not directly take any action described above to redress any such breach, Pro-Fac hereby agrees to take such action in its own right as requested and directed by Agrilink to seek redress for any such breach for the benefit of Agrilink. To the extent that such redress involves an offset against or reduction of the amount payable by Pro-Fac to any member, then such amount will be treated as an Agrilink Reimbursable Expense hereunder. Pro-Fac hereby grants to Agrilink its power of attorney to take such action and to do all things necessary or desirable in Pro-Fac's name, place and stead for any purpose in connection with the matters contemplated by this Paragraph 11.

     12. Adulteration or Misbranding. Pro-Fac guarantees that no articles of food delivered by it to Agrilink during the period in which this contract is effective will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of June 25, 1938, as amended, or within the meaning of any state food and drug law, the adulteration and misbranding provisions of which are identical with or substantially the same as those found in the federal Act, and goods will not be produced or shipped in violation of Section 404 or 301(d) (21 USCS sections 331(d), 344) of the federal Act. Pro-Fac, however, does not guarantee against goods becoming adulterated or misbranded within the meaning of the Act or Acts after delivery to Agrilink by reason of causes beyond the control of Pro-Fac.

     13. Title and Risk of Loss. In the cases where Agrilink arranges the harvest and hauling of Raw Products pursuant to Paragraph 5 above, title and risk of loss to the Raw Products shall pass from Pro-Fac to Agrilink upon the harvest of such Raw Products. In cases where such harvest and/or hauling are not arranged by Agrilink, title and risk of loss to the Raw Products shall pass from Pro-Fac to Agrilink when the Raw Products are delivered to and accepted by Agrilink. All products delivered to Agrilink pursuant to the terms of this Agreement shall be delivered free and clear of all liens and adverse claims, other than Permitted Liens. "Permitted Liens" shall mean (i) liens arising due to the operation of law with respect to Raw Products delivered hereunder for amounts that are not yet due and payable and (ii) liens on Raw Products in favor of creditors to individual Pro-Fac members, provided that notice of all such liens, as well as any specific requirements of the lienholder with respect to control of proceeds, is provided to Agrilink before harvest. In addition, Pro-Fac agrees that upon receipt of payment from Agrilink with respect to any crops subject to any statutory lien, Pro-Fac shall promptly make payment to the applicable Pro-Fac member from whom such crops were received consistent with the payment terms applicable to such crops.

     14. Compliance with Fair Labor Standards Act. Pro-Fac agrees that all of the crops delivered pursuant to this Agreement will be produced and delivered in compliance with all applicable standards of the Fair Labor Standards Act, as amended.

     15. Compliance with FIFRA and Food Quality Protection Act. Pro-Fac agrees that its members have not used and will not use any pesticide or other product in violation of the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), as amended, or the Food Quality Protection Act, as amended, in connection with planting, growing, harvesting or delivering any Raw Products.

     16. Term and Termination.

          (a) This Agreement shall become effective as of the date hereof and, unless terminated earlier as provided herein, shall continue for a period of ten
(10) years.

          (b) Without prejudice to any other rights either party may have under this Agreement, applicable law or rule of equity, either party shall have the option to terminate this Agreement in the event:

               (i) the other party commits a material breach of any term, covenant or condition of this Agreement and such breach is not remedied within sixty (60) days after the aggrieved party has delivered notice of such breach to the other party; or

               (ii) the other party becomes insolvent within the meaning of any bankruptcy or insolvency law, or makes an assignment for the benefit of its creditors.

          (c) Agrilink may terminate this Agreement, with respect to any particular Raw Products to be delivered to Agrilink hereunder, if an attachment, execution or foreclosure of any lien is levied against such Raw Products and such attachment, execution or lien foreclosure is not remedied within ten (10) days after Agrilink has sent written notice of such event to Pro-Fac or such action otherwise impairs, in any material respect, Agrilink's ability to either take title, free and clear of all liens, other than Permitted Liens, to any such Raw Products or use such Raw Products.

          (d) Agrilink may terminate this Agreement in connection with a Change of Control. "Change of Control" shall mean any transaction or series of transactions, including any sale, transfer or issuance by securities sale, merger, consolidation, recapitalization or otherwise, that results, directly or indirectly, in (i) a transfer of all or substantially all of the assets of Agrilink, or (ii) Vestar Capital Partners IV, L.P. and its affiliates ceasing to possess, directly or indirectly, the power to elect a majority of Agrilink Holdings, Inc.'s board of directors. If this Agreement is terminated pursuant to this Paragraph 16(d) within three (3) years following the date hereof, then Agrilink shall pay to Pro-Fac a fee (a "Termination Fee") equal to $20,000,000 minus the aggregate amount of any Shortfall Adjustments previously paid. If this Agreement is terminated pursuant to this Paragraph 16(d) at a time later than three (3) years following the date hereof, then no Termination Fee shall be payable.

          (e) In the event that this Agreement is terminated as provided in Paragraph 16(b) or Paragraph 16(d) above, such termination shall not affect any obligation with respect to the delivery of crops pursuant to a then-effective Raw Product Plan or payment for such crops hereunder.

     17. Assignment. Agrilink shall have the right to assign this Agreement in whole or in part in connection with the sale of all or any part of its business, and upon such assignment shall be released from all obligations relating to the portion of this Agreement that has been assigned, provided that the assignee of this Agreement or the relevant portion thereof is (i) the person who acquires Agrilink's business or the relevant portion of Agrilink's business or (ii) any other person if such person's financial ability to perform the assigned obligations is reasonably acceptable to Pro-Fac. In the event of a sale of all or any part of its business following the third anniversary of this Agreement, Agrilink will use commercially reasonable efforts to assign its rights and obligations under this Agreement, in whole or in relevant part, to a transferee, purchaser or other successor to all or any material part of its business, so long as such assignment does not disadvantage Agrilink or any of its equityholders as determined in Agrilink's sole discretion. This Agreement may not be assigned by Pro-Fac without the prior written consent of Agrilink, and any attempted assignment without such consent shall be void.

     18. Audit. During the term of this Agreement and for a period of three (3) years thereafter, both parties to this Agreement shall, upon reasonable notice and during normal business hours, be given access to the pertinent books and records, management personnel and outside accountants of the other party in order to verify the accuracy of costs, fees or expenses reported by such other party in connection with the performance of the obligations under this Agreement, crop deliveries, offsets, adjustments and similar matters and for other purposes reasonably related to the performance of the parties under this Agreement. In exercising its right under this Section 18, each party shall endeavor to minimize the disruption to the business and activities of the other.

     19. Disagreements.

          (a) In the event that Pro-Fac and Agrilink have an unresolved disagreement relating to the application or interpretation of this Agreement or regarding whether any determination made by a party was made in a manner that complies with the process and procedures set forth in this Agreement, then either party shall have the right to invoke the disagreement resolution procedures set forth in this Paragraph 19. Other than with respect to matters addressed in Paragraph 7(d) hereof, promptly upon notice of such invocation, Pro-Fac and Agrilink shall each designate a senior executive who shall be charged with full authority to resolve the disagreement in cooperation with the other. Such executives shall meet as promptly as possible (and in any event within ten (10) days) to discuss, consider and otherwise attempt to resolve the disagreement. If the designated executives resolve such disagreement, their resolution shall be set forth in a writing executed by each executive and such resolution shall be binding on the parties. Should the designated executives fail to resolve the disagreement within five (5) days following their initial meeting, then the dispute shall be submitted directly to final and binding arbitration upon written demand therefore delivered by either party to the other pursuant to Paragraph 19(b) below.

          (b) Each arbitration shall be conducted before one arbitrator, who shall be selected as follows: one representative shall be selected by each of Pro-Fac and Agrilink within two (2) days in the case of a Crop Sensitive Dispute (defined below) and five (5) days in all other cases following either party invoking the provisions of this Paragraph 19(b), and such representatives shall, within a period of two (2) days in the case of a Crop Sensitive Dispute and five
(5) days in all other cases, agree mutually upon an arbitrator, provided that if either party fails to select a representative within such two-day period, then the representative timely selected by the other party shall serve as the arbitrator. Neither of the representatives selected by the parties, nor the arbitrator selected by such representatives, shall have any previous affiliation with either party. With respect to any arbitration regarding a disagreement arising under any of Paragraphs 3, 4, 5, 6, 7 or 10 of this Agreement ("Crop Sensitive Disputes"), the arbitrator shall be a person who has substantial experience and expertise in the agricultural industry, including with respect to matters related to planning and managing farming, harvesting and processing of crops. For disagreements arising under any other paragraph of this Agreement, the arbitrator shall have the requisite experience and expertise concerning the subject matter of the dispute, as well as the requisite legal knowledge pertaining thereto, to conduct and conclude the arbitration in accordance with the terms hereof. Within three (3) days in the case of Crop Sensitive Disputes (other than those arising under Paragraph 6(d)) and within ten (10) days for all other disputes following the selection of an arbitrator, and subject to the terms hereof, such arbitrator shall establish the rules and procedures for the proceeding and commence the arbitration, provided that such rules and procedures will be consistent with the terms and objectives of this

Agreement and an expeditious resolution of the matter. Any arbitration commenced hereunder shall be conducted in Rochester, New York. No discovery shall be permitted. The arbitrator shall hear evidence (whether oral or written) presented by each party and resolve each of the issues identified by the parties. The arbitrator shall render a formal, binding, non-appealable resolution and award on each issue as expeditiously as possible, and in any event within three (3) days in the case of Crop Sensitive Disputes (other than those arising under Paragraph 6(d)) and within fifteen (15) days for all other disputes after the hearing. The arbitrator shall resolve each issue in dispute by selecting either the solution proposed by Pro-Fac or the solution proposed by Agrilink, provided that if the disagreement was submitted directly to arbitration under this Paragraph 19(b) without any prior attempt at resolution pursuant to either clause (ii) or (iii) of Paragraph 7(d) or Paragraph 19(a) hereof, the arbitrator shall have the discretion to determine a resolution that is within the range of outcomes proposed by the parties as opposed to selecting between the alternative solutions proposed by the parties. Each party shall bear its own costs and expenses incurred in connection with any arbitration hereunder and shall share equally the fees and expenses of the arbitrator (and those of the representatives charged with selecting the arbitrator, if any), provided that if the arbitrator determines that either party has acted in bad faith or in a grossly commercially unreasonable manner then the arbitrator shall be free to allocate between the parties the fees and expenses of the arbitrator and of the parties as they shall determine. The parties agree to use commercially reasonable efforts to minimize the costs of any arbitration hereunder and, to the extent practicable and not detrimental to the commercial activities of the parties (including the timing thereof), to consolidate disagreements arising hereunder to avoid multiple arbitration proceedings. In addition, the parties agree that once an arbitrator has been selected pursuant to this Paragraph 19(b), the same arbitrator shall preside over any other arbitrations arising within thirty (30) days following such selection, consistent with such arbitrator's expertise and experience, and that such arbitrator's term may be extended upon mutual agreement of the Parties.

     20. Indemnification. Each party hereto agrees to fully indemnify, defend and hold the other party harmless against all claims, complaints, losses, costs, expenses, damages or fees (including all attorneys' fees) arising from or associated with any failure of such party to comply with the terms, undertakings or commitments set forth in this Agreement and the other agreements relating hereto. Each party waives any claim, or right to seek indemnification, for consequential damages. If the indemnifying party shall so request, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person. The indemnifying party shall reimburse the indemnified party for any expenses incurred by it in so cooperating. The indemnifying party shall not settle any claim, other than a claim solely for money damages, without the consent of the indemnified party, such consent not to be unreasonably withheld or delayed.

     21. Confidentiality.

          (a) During the term of this Agreement, and for five (5) years thereafter, Pro-Fac and Agrilink and each of their respective affiliates and each of their employees, consultants and directors will maintain the confidentiality of any Confidential Information received from the other under this Agreement in the same manner as such party maintains the confidentiality of its own confidential information. As defined herein, "Confidential Information" shall mean the information, observations and data concerning the business or affairs of Pro-Fac and Agrilink and their respective subsidiaries obtained by the other party as a result of the interactions and communications contemplated in this Agreement (including the audit rights under Paragraph 18), the Marketing and Facilitation Agreement between the parties hereto dated as of November 3, 1994 (the "Prior Agreement") and related agreements. The following information shall not be considered Confidential Information hereunder:

               (i) information in the public domain at the time of disclosure;

               (ii) information that was known or otherwise available to the receiving party prior to its disclosure by the disclosing party; and

               (iii) information that has been independently developed without the benefit of any reference to any disclosure hereunder by any party.

          (b) Notwithstanding any of the foregoing, a party may disclose Confidential Information of the other party if required by applicable law, rule, regulation, government requirement and/or court order, provided that the disclosing party promptly notifies the other party of its notice of any such requirement and provides the other party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement.

     22. Merchant Status; Pro-Fac to Become a Licensed Farm Product Dealer. Pro-Fac hereby represents and warrants (i) that it is a merchant with respect to the Raw Products sold and delivered to Agrilink, and (ii) that the Pro-Fac members are merchants with respect to the Raw Products delivered to Agrilink pursuant to this Agreement. The parties hereby agree that under this Agreement
(i) notwithstanding the method of transportation or delivery, Pro-Fac, not Pro-Fac's members, will sell and deliver Raw Products to Agrilink; and (ii) Agrilink will buy and receive Raw Products from Pro-Fac, not Pro-Fac's members. Pro-Fac hereby represents that it will make all commercially reasonable efforts to become, and to continue to be during the term of this Agreement, a licensed farm product dealer with the New York State Department of Agriculture and Markets.

     23. Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be given in writing and shall be deemed to have been given upon delivery if delivered personally, upon receipt by the sender of a confirmation of receipt by the receiving party if sent by facsimile, one day following dispatch if sent by overnight courier, fees prepaid, or five days following mailing, postage prepaid, as follows:

          (a) Any delivery of commercial communications in connection with the Raw Product Plan, the Commercial Market Value determination or objections thereto shall be directed to the following:

     If to Pro-Fac:

     Pro-Fac Cooperative, Inc.
     90 Linden Oaks
     Rochester, NY 14625
     Attn:  General Manager
     Facsimile: (585) 383-1281

     If to Agrilink:

     Agrilink Foods, Inc.
     90 Linden Oaks
     Rochester, NY 14625
     Attn:  President
     Facsimile: (585) 383-1606

          (b) Any notices of breach, of arbitration or dispute or communications regarding amendment or modification of this Agreement shall be directed to the following:

     If to Pro-Fac:

     Pro-Fac Cooperative, Inc.
     90 Linden Oaks
     Rochester, NY 14625
     Attn: General Manager
     Facsimile: (585) 383-1281

     with a copy to:

     Harris Beach LLP
     99 Garnsey Road
     Pittsford, NY 14534
     Attn: Thomas Willett
     Facsimile: (585) 419-8801

     If to Agrilink:

     Agrilink Foods, Inc.
     90 Linden Oaks
     Rochester, NY 14625
     Attn: Dennis Mullen and David Mehalick
     Facsimile: (585) 385-1606

     With copies to:

     Vestar Capital Partners IV, L.P.
     245 Park Avenue, 41st Floor
     New York, NY 10167-4098
     Attn:    David Hooper
     Facsimile: (212) 808-4922

     and

     Kirkland & Ellis
     153 East 53rd Street
     New York, NY  10022
     Attn:    Michael Movsovich
     Facsimile: (212) 446-4900

     24. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, constitutes the entire agreement between, and supercedes all prior agreements and understandings of, the parties with respect to its subject matter including, without limitation, the Prior Agreement. This Agreement may only be modified by a writing signed by duly authorized representatives of both parties.

     25. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

     26. Agreement Jointly Drafted. Both parties acknowledge that they have jointly drafted and negotiated all provisions of this Agreement, and this Agreement was not drafted solely by either party. This agreement shall not be interpreted strictly for or against either party.

     27. Section Headings. Section, Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     28. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever in a particular jurisdiction, such illegality or invalidity shall not affect the validity of such term or provision in any other jurisdiction or the validity of the remainder of this Agreement in any jurisdiction.

     29. Counterpart Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one Agreement.

     30. Time of Essence. Time is expressly declared to be the essence of this agreement.

     31. Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OR CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK OR OF ANY OTHER JURISDICTION THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK. VENUE FOR ALL PROCEEDINGS UNDER THIS AGREEMENT SHALL BE ROCHESTER, NEW YORK. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY WAIVES TRIAL BY JURY OF ANY MATTER RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                                   AGRILINK FOODS, INC.


                                                   By:
                                                      --------------------------
                                                         Name:
                                                         Title:

                                                   PRO-FAC COOPERATIVE, INC.


                                                   By:
                                                      --------------------------
                                                         Name:
                                                         Title:

                              Schedule 4(d) Page 1

           Target Percentage and Target Volume for Each Covered Crop1

----------------------------------------------------------------------
Covered Crop                  Target Volume (tons)   Target Percentage
----------------------------------------------------------------------
Asparagus                            2,400                  100%
----------------------------------------------------------------------
Snap Beans                          37,496                   57%
----------------------------------------------------------------------
Beets                                1,383                  100%
----------------------------------------------------------------------
Cabbage                             42,000                  100%
----------------------------------------------------------------------
Red Cabbage                          1,100                  100%
----------------------------------------------------------------------
Carrots                             18,000                   25%
----------------------------------------------------------------------
Corn                                93,967                   35%
----------------------------------------------------------------------
Peas                                27,401                   43%
----------------------------------------------------------------------
Butternut                            2,500                  100%
----------------------------------------------------------------------
Greens                               7,570                   85%
----------------------------------------------------------------------
Limas                                3,850                   37%
----------------------------------------------------------------------
Roots                                    0                    0%
----------------------------------------------------------------------
Popcorn                             17,288                  100%
----------------------------------------------------------------------
Dry Beans                            5,328                   67%
----------------------------------------------------------------------
Potatoes (for Potato Chips)         34,947                   81%
----------------------------------------------------------------------
Cucumbers                                0                    0%
----------------------------------------------------------------------
Apples                              26,407                  100%
----------------------------------------------------------------------
Blueberries                          2,997                  100%
----------------------------------------------------------------------
Cherries                            16,597                  100%
----------------------------------------------------------------------
Peaches                              1,824                   65%
----------------------------------------------------------------------

----------
1 The Target Volumes and Target Percentages set forth in this table are subject to adjustment and the calculations contemplated by Paragraph 4(d) of this Agreement and by this Schedule 4(d) are both subject to the terms of pages 4 and 5 of this Schedule 4(d).


                              Schedule 4(d) Page 1

                              Schedule 4(d) Page 2

             Table A: Determination of Shortfall Payment Percentage

Once the Percentage of Target is determined pursuant to Paragraph 4(d), the Shortfall Payment Percentage in the right column below corresponding to the Percentage of Target so determined shall be applied to the applicable amount in Table B below to determine the applicable Shortfall Adjustment, subject to the limitations described therein.

---------------------------------------------------
Percentage of Target   Shortfall Payment Percentage
---------------------------------------------------
        0%-50%                     50%
---------------------------------------------------
       50%-55%                     45%
---------------------------------------------------
       55%-60%                     40%
---------------------------------------------------
       60%-65%                     35%
---------------------------------------------------
       65%-70%                     30%
---------------------------------------------------
       70%-75%                     25%
---------------------------------------------------
       75%-80%                     20%
---------------------------------------------------
       80%-85%                     15%
---------------------------------------------------
       85%-90%                     10%
---------------------------------------------------
       90%-95%                      5%
---------------------------------------------------
      95%-100%                      0%
---------------------------------------------------


                              Schedule 4(d) Page 2

                              Schedule 4(d) Page 3

                 Table B: Determination of Shortfall Adjustment

--------------------------------------------------------------------------------
For purposes of this Agreement, a Shortfall Adjustment shall be determined by multiplying the Commodity Amount shown below for the applicable Covered Crop in the applicable year by the Shortfall Payment Percentage determined pursuant to Table A above, provided that all Shortfall Adjustments will be subject to the following limitations: (i) any Shortfall Adjustments will be limited to the extent that such payment, together with all prior Shortfall Adjustments paid with respect to that Covered Crop, would exceed the Commodity Amount in effect for such Covered Crop in the year for which the Shortfall Adjustment is being calculated and (ii) any Shortfall Adjustment will be limited to the extent that such payment, together with all prior Shortfall Adjustments paid with respect to all Covered Crops, would exceed the aggregate of all Commodity Amounts for all Covered Crops in effect in the year for which the Shortfall Adjustment is being calculated .

--------------------------------------------------------------------
                               Commodity Amount    Commodity Amount
Covered Crop                  Years 1 through 3   Years 4 through 10
--------------------------------------------------------------------
Asparagus                        $   430,000         $   215,000
--------------------------------------------------------------------
Snap Beans                       $ 1,420,000         $   710,000
--------------------------------------------------------------------
Beets                            $    30,000         $    15,000
--------------------------------------------------------------------
Cabbage                          $   680,000         $   340,000
--------------------------------------------------------------------
Red Cabbage                      $    20,000         $    10,000
--------------------------------------------------------------------
Carrots                          $   610,000         $   305,000
--------------------------------------------------------------------
Corn                             $ 1,820,000         $   910,000
--------------------------------------------------------------------
Peas                             $ 3,370,000         $ 1,685,000
--------------------------------------------------------------------
Butternut                        $   110,000         $    55,000
--------------------------------------------------------------------
Greens                           $   390,000         $   195,000
--------------------------------------------------------------------
Limas                            $   590,000         $   295,000
--------------------------------------------------------------------
Roots                            $         0         $         0
--------------------------------------------------------------------
Popcorn                          $ 1,270,000         $   635,000
--------------------------------------------------------------------
Dry Beans                        $ 1,470,000         $   735,000
--------------------------------------------------------------------
Potatoes (for Potato Chips)      $ 2,250,000         $ 1,125,000
--------------------------------------------------------------------
Cucumbers                        $         0         $         0
--------------------------------------------------------------------
Apples                           $ 1,230,000         $   615,000
--------------------------------------------------------------------
Blueberries                      $ 1,370,000         $   685,000
--------------------------------------------------------------------
Cherries                         $ 2,630,000         $ 1,315,000
--------------------------------------------------------------------
Peaches                          $   310,000         $   155,000
--------------------------------------------------------------------

--------------------------------------------------------------------
            Total:               $20,000,000         $10,000,000
--------------------------------------------------------------------

--------------------------------------------------------------------


                              Schedule 4(d) Page 3

                              Schedule 4(d) Page 4

             Adjustments Related To Business Sales and Acquisitions
--------------------------------------------------------------------------------

I.   ADJUSTMENTS

     1. Adjustments to Schedule Generally. In the event of a Sale of a Business, the Target Volumes and Target Percentages set forth above shall be adjusted following such sale to reflect the volumes and percentages that would have been set forth above had the applicable Disposed Business not been owned by Agrilink on the date of this Agreement. If Agrilink acquires any business after the date of this Agreement, the Target Percentages on this Schedule 4(d) will be adjusted down, but not up, to reflect the volume of the relevant crops purchased by such business during the most recently ended twelve month period prior to the date of such acquisition. Target Volumes will not be adjusted in connection with an acquisition of a business.

     2. Sale of a Business Prior to Third Anniversary. If there is a Sale of a Business (other than Agrilink's popcorn business and applesauce business) during the three year period commencing on the date hereof and there has not been an Effective Assignment, then the Annual Total Planned Purchases provided for in each Final Raw Product Plan prepared by Agrilink during such three year period shall be deemed to include the Disposed Business Included Volume and the Pro-Fac Offset Volume shall be included in the Annual Pro-Fac Planned Purchases during such period.

     Notwithstanding Paragraph 1 above, if the provisions of this Paragraph 2 are applicable to a Disposed Business, the adjustment that would otherwise be made to the Target Volumes and Target Percentages set forth above shall not be made until the third anniversary of this Agreement.

II.  DEFINITIONS

     "Disposed Business" means the business unit, line of business or operation, or part thereof that is the subject of a Sale of a Business.

     "Disposed Business Included Volume" means the volume of each affected crop relating to a Disposed Business that was specified in the Final Raw Product Plan most recently prepared by Agrilink prior to the date on which such business became a Disposed Business.

     "Effective Assignment" means (i) an assignment of all or any portion of Agrilink's rights and obligations under this Agreement to a person or persons in connection with a Sale of a Business, provided that Agrilink has determined that the assignee is financially capable of performing the assigned obligations and Pro-Fac has not successfully challenged such determination, or (ii) the purchaser of any Disposed Business entering into another supply agreement or relationship with Pro-Fac and/or one or more of its members with respect to the Disposed Business


                              Schedule 4(d) Page 4

                              Schedule 4(d) Page 5

     "Pro-Fac Offset Volume" means, on an annual basis, the volume of any applicable crop purchased from Pro-Fac or any Pro-Fac member by the purchaser of a Disposed Business that exceeds the volume of the applicable crop purchased by such purchaser from Pro-Fac and any Pro-Fac member during the year prior to acquiring the Disposed Business.

     "Sale of a Business" means a sale by Agrilink of all or part of a business unit, line of business or operation subsequent to the date of this Agreement.


                              Schedule 4(d) Page 5

                                                                  EXECUTION COPY

                                  Exhibit I

                              AGRILINK FOODS, INC.
                                 90 Linden Oaks
                               Rochester, NY 14625

                                  ______ , 2002

Pro-Fac Cooperative, Inc.
90 Linden Oaks
Rochester, NY 14625

Ladies and Gentlemen:

          This letter agreement (this "Agreement") is entered into in connection with the termination of the Marketing and Facilitation Agreement dated as of November 3, 1994, (the "MFA"), by and between Pro-Fac Cooperative, Inc. ("Pro-Fac") and Curtice-Burns Foods, Inc., predecessor in interest to Agrilink Foods, Inc. ("Agrilink"). The MFA is the latest in the series of substantially similar agreements dating back to 1961 which evidence the symbiotic relationship between Pro-Fac and Agrilink. The members and patrons of Pro-Fac are active growers who have joined together in their cooperative to market their crops at a fair price and to try to achieve as much stability and continuity as is possible in agriculture. While Pro-Fac and its members and patrons have considerable expertise in the growing of crops, they do not have such expertise in the processing and sale of the crops in the form of commercially viable processed food products. Agrilink has long been engaged in the processing, distribution and sale of processed foods on a diversified geographical basis, but it lacks expertise in the farming and growing of the crops on which it depends for a reliable and long term source of supply for its products. Pro-Fac and Agrilink came together because of the need of Pro-Fac to find a stable market for crops grown by its members and patrons and because of the need of Agrilink for a reliable supply of such crops. While Agrilink has always believed that it has available to it adequate funds to finance its non-Pro-Fac related operations, in order to process and market Pro-Fac products Agrilink has required significant additional sources of financing in the form of working capital and facilities necessary to give it the capacity to provide a reliable and stable market for Pro-Fac crops. Consequently, the willingness of Agrilink to enter into its relationship with Pro-Fac has always depended upon the commitment of Pro-Fac to provide financial support and other accommodations to Agrilink from a variety of sources not directly available to Agrilink. Pro-Fac has always provided such accommodations in order to achieve its primary objective of a guaranteed and stable market for crops grown by its members and patrons. As most recently reflected in the MFA, those accommodations have included the guarantee by Pro-Fac of all indebtedness for borrowed funds of Agrilink, the making available by Pro-Fac to Agrilink of access to the Federal Farm Credit System for borrowing of funds, the long term commitment of Pro-Fac to provide Agrilink with a stable and reliable source of high quality crops that provide the essential basis for the operation and utilization of facilities of Agrilink in which Pro-Fac products are processed, favorable extended payment terms for crops of Pro-Fac's members, the acceptance by Pro-Fac of the risk of losses by Agrilink on the sale of Pro-Fac products, and the commitment of Pro-Fac to provide loans to Agrilink for use as working capital of funds of Pro-Fac not needed by Pro-Fac for its own business purposes. In exchange, Agrilink has paid Pro-Fac the commercial market value of its crops plus an additional payment based on Agrilink's earnings from the marketing of Pro-Fac products. The parties hereto acknowledge that all income, gains, and losses earned by Pro-Fac under the MFA have been reported as patronage sourced income pursuant to Subchapter T of the Internal Revenue Code, and that characterization has been supported by longstanding rulings from the Internal Revenue Service. Since the termination fee provided for in Paragraph 1 below is being paid to Pro-Fac in full and arms length consideration for the cessation of its rights to earn patronage income under the MFA, it is by necessity Pro-Fac's intent to treat such termination fee as patronage income and include it in its patronage dividends to its member/growers.

1. Termination Fee. Subject to the terms of Paragraph 4 below, as consideration to Pro-Fac for terminating its rights under the MFA, Agrilink will pay to Pro-Fac an amount equal to $10,000,000 per year for the five
     (5) consecutive years following the date of this Agreement (the "Termination Date"). Such amount shall be paid in quarterly installments as follows: $4,000,000 on each July 1st, and $2,000,000 on each October 1st, January 1st and April 1st, wired to an account designated by Pro-Fac not less than 30 days prior to the due date for each such payment, until an aggregate amount of $50,000,000 has been paid or until a Prepayment is made pursuant to Paragraph 2 below. It is the parties intention that the first payment hereunder be made as of the Termination Date in the amount of $4,000,000 (subject to the provisions of Paragraph 4 below), with the next payment to be made on October 1, 2002 and quarterly thereafter until all payments required hereunder have been made. In the event that payment of the amounts under this Paragraph 1 are prohibited because of the existence of a default, that is neither waived nor cured, under the terms of any Third Party Indebtedness of Agrilink and/or any of its subsidiaries having a principal amount in excess of $20,000,000, the payments due hereunder will be deferred until permitted by the applicable instruments evidencing such indebtedness and will then be made to the fullest extent permitted. During the period of any such deferral, the portion of the payments so deferred shall bear interest at the rate of 10% per annum compounded annually. Notwithstanding the preceding provisions of this Paragraph 1, Agrilink's obligation to make any payment due during a fiscal year shall be conditioned upon Pro-Fac, as of the time such payment is due, having maintained grower membership such that it would be capable (based on the commitments of its growers) of delivering to Agrilink in the twelve months following the due date for such payment at least 75% of the aggregate volume of crops that it delivered to Agrilink pursuant to the MFA during the corresponding twelve month period most recently ended prior to the date of this Agreement; provided, that Pro-Fac shall be deemed to have satisfied such condition if Pro-Fac's inability to achieve the foregoing delivery capacity in any given year is due primarily to Agrilink's reduced requirements for crops in that or a previous year that has caused a reduction in Pro-Fac membership; provided, that, notwithstanding the foregoing proviso, to the extent that Agrilink's requirements increase subsequent to a reduction, Pro-Fac shall not be deemed to have satisfied such condition unless it will have used its commercially reasonable efforts to restore membership. "Third Party Indebtedness" means, for purposes of this Paragraph 1, (i) indebtedness under any credit facility provided by a bank or other financial institution, (ii) indebtedness for borrowed money under any bond or note indenture and notes issued pursuant thereto, (iii) indebtedness under any financing facility, note or other evidence of indebtedness (as determined in accordance with generally accepted accounting principles) provided by or issued to a financial institution in connection with a borrowing or other financing transaction, and (iv) any refinancing of the foregoing.

2.   Defeasance Prepayment and Mandatory Prepayment.

     (a) At any time while amounts remain outstanding under this Agreement, Agrilink may satisfy all or any portion of its obligation hereunder by making a lump-sum payment (a "Defeasance Prepayment") by means of deposit to an escrow account maintained by an escrow agent selected by Agrilink and reasonably acceptable to Pro-Fac. The escrow agent shall hold such lump-sum payment in escrow, subject to the provisions of Paragraph 1 above, until any portion thereof would have been paid pursuant to the terms and conditions of this Agreement, at which time the escrow agent shall pay such amounts to Pro-Fac; provided, that all amounts remaining in escrow, if any, after all payments due to Pro-Fac hereunder have been paid, shall be paid to Agrilink. In the event of a Defeasance Prepayment, the amount required to satisfy the portion of Agrilink's obligation hereunder being prepaid shall be sufficient to enable the escrow agent to pay the portion of the obligations being prepaid, without any discount, when due, assuming all such quarterly payments that are being prepaid will in fact become payable according to the terms hereof. Any amount paid pursuant to this Paragraph 2(a) shall reduce future payments under Paragraph 1, in the order that such payments would otherwise be made.

     (b) In the event of a Change of Control at any time when any amount remains to be paid pursuant to Paragraph 1 above, Agrilink must satisfy all of its obligation hereunder by making a lump-sum payment (a "Mandatory Prepayment", and collectively with a Defeasance Prepayment referred to herein as a "Prepayment") to Pro-Fac equal to an amount calculated by applying a discount factor of 10% per annum, on a quarterly basis, to the amount required to satisfy all remaining payments to be made pursuant to Paragraph 1 above, assuming all such quarterly payments that are being prepaid will in fact become payable according to the terms hereof. Agrilink shall have no further obligation to Pro-Fac hereunder after the Mandatory Prepayment has been made. "Change of Control" means, for purposes of this Paragraph 2(b), any transaction or series of transactions, including any sale, transfer or issuance by securities sale, merger, consolidation, recapitalization or otherwise, that results, directly or indirectly, in (i) a transfer of all or substantially all of the assets of Agrilink, or (ii) Vestar Capital Partners IV, L.P. and its affiliates ceasing to possess, directly or indirectly, the power to elect a majority of Agrilink Holdings, Inc.'s board of directors.

3. Prohibited Payments. Until the entire amount due hereunder is paid in accordance with Paragraph 1 or 2 above, Agrilink shall not make payments to Agrilink Holdings, LLC ("Holdings LLC"), Agrilink Holdings, Inc. nor to Vestar/Agrilink Holdings LLC ("Vestar") if such funds will be used directly or indirectly to redeem, acquire or make distributions or payments with respect to any Vestar Securities. "Vestar Securities" means equity securities of Holdings LLC originally issued to Vestar or any of its affiliates pursuant to the Unit Purchase Agreement ("the UPA"), dated as of June 20, 2002, among Vestar, Pro-Fac and Agrilink.1

----------
1 In the event that the LLC structure is implemented, this provision will not prohibit tax distributions to any member of any constituent entity.

4. Payment Adjustments. Notwithstanding the provisions of Paragraph 1 above, the payments to be made to Pro-Fac pursuant to Paragraph 1 (or Paragraph 2, if applicable) will be reduced, in the order in which such payments are otherwise scheduled to be made, to the extent that either (i) following February 28, 2002 and prior to the Closing, Agrilink has made or makes payments to Pro-Fac that are not contemplated by the Eight Plus Four Plan (as defined in the UPA), other than for crops purchased by Agrilink in the ordinary course of business pursuant to and in accordance with the MFA, other than payments under Section 14 thereof ("Crop Purchase Payments"), or
     (ii) following June 29, 2002 and on or prior to the Termination Date, Agrilink makes any payment to Pro-Fac other than (a) Crop Purchase Payments or (b) to fund a patronage dividend payment by Pro-Fac to its members in an amount not to exceed the Permitted Patronage Amount (as defined in the UPA).

5.   Miscellaneous.

     (a) Assignment. Agrilink shall have the right to assign this Agreement in whole or in part in connection with the sale or other disposition of all or any part of its business. This Agreement may not be assigned by Pro-Fac without the prior written consent of Agrilink, and any attempted assignment without such consent shall be void.

     (b) Counterpart Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one Agreement.

     (c) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this letter agreement. In the event an ambiguity interpretation arises, this letter agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this letter agreement.

     (d) Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OR CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK OR OF ANY OTHER JURISDICTION THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK. VENUE FOR ALL PROCEEDINGS UNDER THIS AGREEMENT SHALL BE ROCHESTER, NEW YORK. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY WAIVES TRIAL BY JURY OF ANY MATTER RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (e) Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be given in writing and shall be deemed to have been given upon delivery if delivered personally, upon receipt by the sender of a confirmation of receipt by the receiving party if sent by facsimile, one day following dispatch if sent by overnight courier, fees prepaid, or five days following mailing, postage prepaid, as follows:

     If to Pro-Fac:

     Pro-Fac Cooperative, Inc.
     90 Linden Oaks
     Rochester, NY  14625
     Attn: Bruce Fox, Chairman
     Facsimile:(231) 861-4884

     with a copy (which shall not constitute notice to Pro-Fac) to:

     Harris Beach LLP
     99 Garnsey Road
     Pittsford, NY 14534
     Attn: Thomas E. Willett, Esq.
     Facsimile: (585) 419-8818

     If to Agrilink:

     Agrilink Foods, Inc.
     90 Linden Oaks
     Rochester, NY 14625
     Attn: Dennis M. Mullen
     Facsimile: (585) 383-1606
     With copies (which shall not constitute notice to Agrilink) to:

     Vestar Capital Partners IV, L.P.
     245 Park Avenue, 41st Floor
     New York, NY 10167-4098
     Attn: David Hooper and General Counsel
     Facsimile: (212) 808-4922

     and

     Kirkland & Ellis
     153 East 53rd Street
     New York, NY  10022
     Attn: Michael Movsovich
     Facsimile: (212) 446-4900

                                     * * * *

          Please sign the enclosed copy of this Agreement in the place provided below acknowledging receipt of this Agreement and confirming that this Agreement reflects your understanding.

                                                   Very Truly Yours,
                                                   AGRILINK FOODS, INC.


                                                   By:
                                                       -------------------------
                                                       Name:
                                                       Title:

Accepted and agreed to as of
this ___  day of _____________, 2002

PRO-FAC COOPERATIVE, INC.


By:
   --------------------------------------------
   Name:
   Title:

                                    Exhibit L

                            Evaluating LLC Structure

The parties agree that the Company will be converted to a limited liability company immediately prior to Closing; provided, that such conversion shall not occur if Pro-Fac is not reasonably satisfied that, under the terms of the proposed conversion to a limited liability company presented by the Buyer (the "Proposed Terms"), Pro Fac's shareholders/members will be at least as well off on an after-tax cash flow basis, and that the Proposed Terms do not impair any material rights, that are not contemplated in this Exhibit L to be modified, of Pro-Fac and its members as contemplated by the transactions and agreements contemplated hereby (assuming no conversion to the limited liability structure) using any reasonable set of assumptions about the performance of the Company and the timing and value of the Company in connection with a sale of the Company, compared to the results if there is no such conversion using the same set of assumptions. Assuming such conversion, Pro-Fac and Buyer will take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part to implement and make effective, no later than immediately preceding the Closing, the limited liability company structure, including without limitation (i) creating a new limited liability company or reforming an existing entity to serve as the successor to the Company, and (ii) preparing, filing and obtaining, as promptly as practicable, all documentation to effect the change of status (by merger or otherwise) and all necessary applications, notices, petitions, approvals, Permits, filings, Tax ruling requests, authorizations and other documents in order to implement the limited liability company structure. The Proposed Terms, including the types of membership units and their respective rights to allocations and distributions, in the case of a conversion to the limited liability company structure shall be drafted so that (1) the after-tax dollar return realized by the holders of the Preferred Purchase Units in respect of the ownership of such units, whether held directly or through a corporation, shall be equal to what they would be in a comparable case using a corporate structure, (2) after the provisions of clause
(1) have been satisfied, after-tax dollar benefits of using the limited liability company structure will be allocated among the members of Holdings LLC in proportion to their capital contributions to Holdings LLC at the Closing (for this purpose, Pro-Fac shall be deemed to have contributed $32.1 million to the capital of Holdings LLC), and (3) the $10 million priority distribution shall be a guaranteed payment subject only to the same limitations on payment with respect to defaults under Third Party Indebtedness as are reflected in the Termination Agreement and shall not be considered an after tax benefit to Pro-Fac for purposes of clause (2) above. With respect to a Sale of the Company (as defined in the Securityholders Agreement) no portion of the proceeds of such sale will be considered after tax dollar benefits under clause (2) above except to the extent that the Buyer can demonstrate to Pro-Fac's reasonable satisfaction that such portion of such proceeds arises from, is due to or has been obtained because of the limited liability company structure. Holdings LLC and the new limited liability operating company will make tax distributions to their members; provided, that there shall be no separate tax distribution for the $10 million priority distribution (to Pro-Fac) or for income realized in connection with a Sale of the Company (as defined under the Securityholders Agreement). With respect to the tax distributions, the Buyer will have the right to specify the percentage of allocated income that will be paid to each member by Holdings LLC as tax distributions, provided that, either (i) each member will receive tax distributions based on the same percentage of allocated income or
(ii) if there are disparate percentages for different members in respect of their common units, the first distributions to the members with respect to their common units will be used to adjust for the disparate tax distribution rates. In no event shall the tax rate utilized to determine tax distributions (i) to Pro-Fac be less than 30%, or (ii) with respect to the preferred units be more than the highest marginal federal, state and local tax rate applicable to individuals. The Buyer may amend the Proposed Terms in its discretion in order to satisfy the criteria of the first sentence of this Exhibit L, but the amended Proposed Terms shall in no event be less favorable to Pro-Fac and its shareholders/members with respect to the terms outlined above than the original Proposed Terms. The limited liability company structure will not be implemented in the event that it would preclude the parties from satisfying any of the conditions to closing set forth in Article
VII. Nothing herein shall obligate the Buyer to undertake the conversion to the limited liability company structure.


                                       2